UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the Fiscal Year Ended December 31, 2021

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CONTACT GOLD CORP.
(Exact name of Registrant as specified in its charter)

Nevada (State or jurisdiction of incorporation or organization)	1041 (Primary Standard Industrial Classification Code Number)	98-1369960 (I.R.S. Employee Identification No.)
400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6 (Address of principal executive offices)		(604) 449-3361 (Registrant's telephone number, including area code)

Title of each class of securities issued pursuant to Regulation A:

Common Stock

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Annual Report, including any amendment to this Annual Report, includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concern our anticipated results and developments in our operations in future periods, planned exploration and development of our properties, plans related to our business and other matters that may occur in the future. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. These statements include, but are not limited to, comments regarding:

Forward-looking statements may include, but are not limited to, statements or information with respect to the future financial or operating performance of Contact Gold and its subsidiaries and its business, operations, properties and condition, resource potential, including the potential quantity and/or grade of minerals, or the potential size of a mineralized zone, potential expansion of mineralization, the timing and results of future resource estimates, the timing of other exploration and development plans at the Company's mineral project, the amenability of mineralization to produce a saleable concentrate of sufficiently high enough grade and quality to be economic; changes in project parameters as plans continue to be refined,, the future price of metals, test work and confirming results from work performed to date, the estimation of mineral resources and mineral reserves, the realization of mineral resource and mineral reserve estimates, the timing and amount of estimated future capital, operating and exploration expenditures, costs and timing of the development of new deposits, costs and timing of future exploration, requirements for additional capital, government regulation of mining operations, environmental risks, reclamation expenses, title disputes or claims, and limitations of insurance coverage. In particular, statements relating to mineral resources are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions, that the mineral resources described exist in the quantities predicted or estimated or that it will be commercially viable to produce any portion of such resources.  Often, but not always, forward-looking statements can be identified by the use of words and phrases such as "plans", "expects", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates", or "believes" or variations (including negative variations) of such words and phrases, or statements that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved.  In this Annual Report, forward-looking statements relate, among other things, to the anticipated exploration activities of the Company on the Contact Gold Properties, and the timing and settlement of the Company's current obligations.

Forward-looking statements are based on the opinions and estimates of management as of the date such statements are made and are based on various assumptions such as future business and property integrations remaining successful; impacts arising from the global disruption caused by the Covid-19 coronavirus ("coronavirus") outbreak, the impacts of the conflict in Europe amongst Russia, Ukraine and a number of other nations, favourable and stable general macroeconomic conditions, securities markets, spot and forward prices of gold, silver, base metals and certain other commodities, currency markets (such as the $ to US$ exchange rate); no materially adverse changes in national and local government, legislation, taxation, controls, regulations and political or economic developments; that various risks and hazards associated with the business of mineral exploration, development and mining (including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins and flooding) will not materialize; the ability to complete planned exploration programs; the ability to continue raising the necessary capital to finance operations; no disruptions or delays due to a U.S. Government shutdown; the ability to obtain adequate insurance to cover risks and hazards on favourable terms; that changes to laws and regulations will not impose greater or adverse restrictions on mineral exploration or mining activities; the continued stability of employee relations; relationships with local communities and indigenous populations; that costs associated with mining inputs and labour will not materially increase; that mineral exploration and development activities (including obtaining necessary licenses, permits and approvals from government authorities) will be successful; and the continued validity and ownership of title to properties.

 Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Contact Gold to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, general business, economic, competitive, political and social uncertainties; the actual results of current and future exploration activities differing from projected results; the inability to meet various expected cost estimates; changes or downgrades in project parameters and/or economic assessments as plans continue to be refined; fluctuations in the future prices of metals; possible variations of mineral grade or recovery rates below those that are expected; the risk that actual costs may exceed estimated costs; failure of equipment or processes to operate as anticipated; accidents, labour disputes and other risks of the mining industry; political instability; delays in obtaining governmental approvals or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled "Risk Factors" in this Annual Report. Although Contact Gold has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking statements contained herein are made as of the date of this Annual Report and Contact Gold disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results, except as may be required by applicable securities laws. There can be no assurance that forward-looking statements will prove to be accurate. Accordingly, readers should not place undue reliance on forward-looking statements.

ITEM 1. BUSINESS

General

Contact Gold Corp. (the "Company", or "Contact Gold") is a gold exploration company focused on making district-scale gold discoveries in Nevada. The Company was incorporated under the Business Corporations Act (Yukon) on May 26, 2000, and was continued under the Business Corporations Act (British Columbia) on June 14, 2006.

On June 7, 2017, the Company closed a series of transactions (the "Transactions"), including i) a reverse acquisition (the "RTO") of Carlin Opportunities Inc. ("Carlin"), a private British Columbia company, ii) a share consolidation, and iii) the acquisition (the "Clover Acquisition") of a 100% interest in Clover Nevada II LLC ("Clover"), an entity holding mineral property interests in Nevada (the "Contact Properties").

Contact Gold was continued under the laws of the State of Nevada when the Transactions closed, and the Company's shares began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017, and were listed for trading on the OTCQB Venture Market ("OTCQB") under the ticker symbol "CGOL" on May 19, 2020.

On June 4, 2021, the Company completed an internal reorganization (the "Repatriation Transaction") designed to redomicile Contact Gold Corp. from incorporation in the State of Nevada to the Province of British Columbia ("BC").

The Repatriation Transaction included:

a) the completion of a plan of conversion (the "Conversion") to continue into BC (the "Continuation"), and

b) immediately following the Continuation, the completion of a plan of arrangement (the "Plan of Arrangement") between the Company, its securityholders, and 1299311 BC Ltd., a newly-incorporated and wholly-owned subsidiary ("BC Amalco"), which among other things, included the vertical amalgamation between the re-domiciled Contact Gold Corp. and BC Amalco (the "Amalgamation").

Pursuant to the Repatriation Transaction, Contact Gold shareholders received or shall be entitled to receive, for every one share of common stock of Nevada-incorporated Contact Gold ("old Common Stock"), one common share of the now BC incorporated Contact Gold Corp. (a "Contact Share"). Pursuant to the Arrangement, shares of the old Common Stock were de-listed from the TSXV, and the Contact Shares were listed and posted for trading on the TSXV and OTCQB effective as of market open on June 9, 2021.  The Company's ticker symbol on the TSXV is unchanged, and on the OTCQB it is now CGOLF.

All references in this Annual Report to the "Company" or "Contact Gold" or "we", "us", "our" or similar terms also include references to all subsidiaries of the Company as applicable, unless the context requires otherwise.

Unless otherwise noted herein, references to "$" are to Canadian dollars and references to "US$" are to United States dollars.

Change of Accounting Policies

Pursuant to a decision document dated December 24, 2019 (2019 BCSECCOM 451), issued by the British Columbia Securities Commission (as principal regulator) and the Ontario Securities Commission under National Policy 11, 203 - Process for Exemptive Relief Applications in Multiple Jurisdictions (the "Order"), in order to streamline regulatorily-required reporting obligations as an entity incorporated in the United States, the Company was granted an exemption from the securities regulatory authorities in each of the provinces and territories of Canada, except Québec (the "Commissions") from having to prepare its consolidated financial statements in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"), and the interpretations of the International Financial Reporting Interpretations Committee ("IFRIC").

Pursuant to the Order, the Company was permitted to file its consolidated financial statements in accordance with United States Generally Accepted Auditing Principles ("US GAAP"), and have such financial statements audited pursuant to the rules and standards of the United States Public Company Accounting Oversight Board (the "PCAOB"). The first annual period of which the Company reported using US GAAP was for, and as at, the year ended December 31, 2019. The exemptive relief provided under the Order was conditional on the Company meeting certain conditions and requirements, including, among other things, a requirement for the Company to be incorporated under the laws of a jurisdiction in the United States (meeting the definition of a U.S. domestic entity).  Pursuant to having completed the Continuance, the exemption under the Order is no longer available to the Company, and accordingly, Contact Gold has reverted to preparing and reporting its consolidated financial statements pursuant to IFRS.

Prior to receipt of the Order the Company had prepared its financial statements in accordance with IFRS.  For ease of transition, the Company has elected not to adopt IFRS 1, First-time Adoption of IFRS ("IFRS 1"), and with reference to IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors ("IAS 8"), has instead applied IFRS retrospectively as if Contact Gold had continued to report its consolidated financial statements pursuant to IFRS on an uninterrupted basis (the "Re-adoption").  Accordingly, the Company has elected to change all of its accounting policies to comply with IFRS.

Financial information posted under the Company's issuer profile on EDGAR for the years ended December 31, 2019 and December 31, 2020, and for each of the interim periods for the year 2020, and the three-months ended March 31, 2021, inclusive were prepared in accordance with US GAAP.  IFRS differs in some respects from US GAAP and thus may not be comparable to those previously filed financial statements.

A discussion concerning the re-adoption of IFRS and transition from US GAAP is included in the the audited consolidated financial statements for the years ended December 31, 2021, and 2020 (the "Consolidated Financial Statements"), under heading "Re-adoption of IFRS and reclassification of comparative periods".

The Financial Statements appended hereto as Item 7, have been audited pursuant to the the generally accepted auditing standards ("US GAAS") established by the American Institute of Certified Public Accountants (the "AICPA").

Regulatory issuer status

As a consequence of the Repatriation Transaction, Contact Gold ceased to be a U.S. "domestic issuer", as such term is defined in Rule 902(e) of Regulation S under the United States Securities Act of 1933, as amended (the "1933 Act").  Prior to this, in order for Contact Gold to issue securities that were not restricted, offerings of securities were required to be qualified either by filing (a) a Form S-1 with the United States Securities and Exchange Commission (the "SEC"), or (b) a Form 1-A under Regulation A under the 1933 Act (a "Reg A Offering").  The Company had not become a registered or reporting entity under the 1934 Act (a "US Reporting Entity"), nor had it filed a Form S-1, choosing instead to issue certain securities pursuant to a Reg A Offering in May 2019, and again in September 2020.

The Company remains a Reg 1-A filer, which requires the filing of specific documents and reports, including those to meet continuous disclosure obligations with the SEC such as annual reports on Form 1-K, semi-annual reports on Form 1-SA and current reports on Form 1-U.

Recent Developments

Exploration

See in this Annual Report, "Mineral Properties- Recent Developments"

  On January 11, 2021, vended an option in the Dixie Flats, North Star and Woodruff properties to an arms-length, private company.

  On July 23, 2021, the Company paid the Optionor the required US$ 50,000 in satisfaction of the second Green Springs Option anniversary date.

The Company's interest in the approximately 16.4 km2 Green Springs gold property ("Green Springs") is held pursuant to a purchase option agreement (the "Green Springs Option Agreement") with DHI Minerals (US) Ltd. ("DHI") and Nevada Select Royalty, Inc. ("Nevada Select"), both wholly-owned subsidiaries of Ely Gold Royalties Inc. (together, "Ely Gold"), itself now a subsidiary of Gold Royalty Corporation (the "Green Springs Option").

  The Company completed a further drill program at Green Springs. Results of all reverse circulation ("RC") drill holes from 2021 have been released as of the date of this Annual Report

  The Company determined to abandon those mineral property claims that comprise the Sno, and Hot Creek properties.

  On February 24, 2022, published a technical report prepared in accordance with NI 43-101, entitled "Technical Report and Maiden Mineral Resource, Pony Creek Property, Elko County, Nevada, USA" (the "Updated Pony Creek Technical Report"), prepared for Contact Gold, effective and signed February 24, 2022, by Michael Dufresne, M.Sc., P.Geol., P. Geo., and Fallon T. Clarke, B.Sc., P.Geo., of APEX Geoscience (the "Pony Creek Report Authors"), based in Edmonton, Alberta The Pony Creek Report Authors, are each a "qualified person" within the meanings of NI 43-101.

Corporate and financing

  On March 10, 2021, pursuant to the exercise of Restricted Share Units ("RSUs"), the Company issued an aggregate of 54,215 Contact Shares.

  On March 31, 2021, pursuant to the exercise of RSUs, the Company issued an aggregate of 25,520 Contact Shares.

  Pursuant to the Repatriation Transaction, redomiciled the Company back to Canada on June 4, 2021; changed accounting principles, re-adopting IFRS.

  On June 17, 2021, filed a post-effective amendment to the Form 1-A POS reflecting the impact of the Repatriation Transaction.

  On June 24, 2021, pursuant to the exercise of Deferred Share Units ("DSUs") by a director following his retirement from the Board, the Company issued an aggregate of 444,445 Contact Shares.

  On November 25, 2021, the Company closed the first tranche of a non-brokered private placement (the "2021 Private Placement") of units of the Company ("PP Units"), resulting in the issuance of 57,600,000 PP Units at a price of $0.05 per PP Unit for gross proceeds of $2,880,000. Each PP Unit consisted of one Contact Share and one half of one Contact Share purchase warrant (each whole warrant, a "Warrant"), with each Warrant entitling the holder to purchase an additional Contact Share at a price of $0.075 per share for a period of 24 months from the closing date (the "Expiry Date").

In the event that at any time between four months and one day following the closing date and the Expiry Date, the Common Shares trade on the TSXV at a closing price which is equal to or greater than $0.15 for a period of ten consecutive trading days, the Company may accelerate the expiry date of the Warrants by giving notice to the holders thereof and in such case the Warrants will expire on the 30th day after the date such notice is provided (the "accelerated expiry").

  The 2021 Private Placement included subscriptions by several insiders of the Company, including certain officers and directors, for an aggregate of 12,770,420 Units.

  On December 6, 2021the Company closed the final tranche of the 2021 Private Placement, resulting in the issuance of an additional 2,400,000 PP Units for gross proceeds of $120,000. In aggregate with the closing of the first tranche of the 2021 Private Placement, the Company issued 60,000,000 PP Units.  The PP Units issued in the second tranche are also subject to the accelerated expiry.

  On January 18, 2022, pursuant to the exercise of RSUs, the Company issued an aggregate of 133,379 Contact Shares.

Mineral Properties

The Contact Properties are on Nevada's Carlin, Independence, Cortez, and Northern Nevada Rift gold trends which host numerous gold deposits and mines.  Contact Gold controls a significant land position comprising target-rich mineral tenure which hosts numerous known gold occurrences, ranging from early- to advanced-exploration and resource definition stage.

Expenditures on the Contact Properties are summarized in this Annual Report.  The Company is focused on advancing Green Springs, and the Pony Creek gold project ("Pony Creek").  None of the Company's properties have any known body of commercial ore or any established economic deposit; all are currently exploration-stage properties and the Company is an exploration-stage issuer.

For a description of the Company's properties, see "Description of Mineral Property Interests" in Part II (at page 65 - 103) of the Company's Form 1-A POS, filed with the SEC on June 17, 2021 (the "Form 1-A POS"), which pages are incorporated herein by reference. No material changes relating to either Pony Creek or Green Springs have occurred since the date of the post-effective amendment to the Form 1-A POS, as filed on June 17, 2021.  A summary of recent results from exploration activities at each of Pony Creek and Green Springs are summarized below as "Recent Developments":

Recent Developments

The scientific and technical data contained in this section entitled "Recent Developments" has been reviewed and approved by Vance Spalding, CPG, VP Exploration of the Company, who is a "qualified person" under subpart 1300 of Regulation S-K under the Exchange Act and Canadian National Instrument 43-101 - Standards of Disclosure for Mineral Projects ("NI 43-101").

Pony Creek

As of the date of this Annual Report, results from Pony Creek' 2018 Drill Program and the 2019 Drill Program have been released. There was no additional drilling completed by the Company in 2020 or 2021. Significant results from 2018, and 2019 are included in the Form 1-A POS.

2018 Activities

A 10,860 metre, 51 hole drill program was completed at Pony Creek in 2018, comprised of 25 confirmation and exploration holes at the Bowl Zone, and 23 exploration and confirmation holes at the West Zone (renamed as the Stallion Zone) and three exploration holes at Pony Spur (the "2018 Drill Program").  48 of 51 drill holes intersected significant gold mineralization, with oxidized corridors defined at the 1 km x 300 m "North Zone" (renamed as the Appaloosa Zone) and west of the "Bowl (Stallion) Zone".  Both of these zones, and the Pony Spur target, are open for expansion in most directions.

On October 16, 2018, the Company announced the development of the Elliott Dome target, a new Carlin-type gold drill target on the northern part of the Pony Creek Project.  The Elliott Dome target is immediately adjacent to Gold Standard Ventures' ("GSV") "Jasperoid Wash" discovery.  Elliott Dome was identified through surface mapping, rock and soil sampling and geophysical anomalies apparent in seven lines of CSAMT data that the Company obtained from work undertaken by GSV on Contact Gold's property.

On November 28, 2018, the Company reported exploration drill results from 13 holes drilled along the margins of the West Zone discovery, extending the strike length of the West Zone to 2.3 km.  Reported drill highlights include:

  0.33 grams per tonne ("g/t") oxide gold ("Au") over 92.97 m from surface, including
    0.6 g/t oxide Au over 13.7 m in hole PC18-51
  0.26 g/t oxide Au over 50.29 m from surface in hole PC18-50
  0.31 g/t oxide Au over 39.62 m from surface in hole PC18-49
  0.38 g/t oxide Au over 15.24 m from 71.63 m, and 0.28 g/t oxide Au over 9.14 m from 7.62 m, in hole PC18-41
  0.70 g/t oxide Au over 6.10 m from surface in drill hole PC18-40.

On February 28, 2019, the Company announced the results from the final three drill holes from the 2018 Drill Program.  Results from the southeast edge of the Bowl Zone continued to show that gold mineralization is present over significant widths and remain open for expansion.  Reported highlights include:

  0.56 g/t Au over 21.34 m from 51.67 m, including
    1.53 g/t Au over 4.57 m from 62.48 m in hole PC18-47
  0.44 g/t Au over 33.53 m from 67.06 m in drill hole PC18-46
  0.25 g/t Au over 27.40 m from 51.82 m in drill hole PC18-45

2019 Activities

A 4,660 metre, 25 hole drill program was completed at Pony Creek in 2019, comprised of 14 confirmation and exploration holes at the Bowl Zone, and 5 exploration and confirmation holes at the North (Appaloosa) Zone and six exploration holes at the West (Stallion) (the "Pony Creek 2019 Drill Program").  RC drilling in 2019 continued to return long intervals of near-surface oxide gold, and in a number of instances extended the depth of gold mineralization from shallower gold discoveries.  Exploration to date is believed to have added and enhanced several high-quality drill targets at Pony Creek through a systematic approach, including: "West (Mustang)", "Elliott Dome", "North (Palomino)", "DNZ", and "Pony Spur".

On November 13, 2019, the Company summarized exploration drill results from the Pony Creek 2019 Drill Program at the Bowl Zone, highlights of which include:

  1.21 g/t Au over 12.19 m from 64.01 m in hole PC19-03, including
    3.47 g/t oxide Au over 3.05 m
  0.88 g/t Au over 16.76 m from 86.87 m in hole PC19-03
  0.8 g/t Au over 32.00 m from 65.53 m in hole PC19-02, including
    1.48 g/t Au over 13.72 m
  0.43 g/t Au over 35.05 m from 15.24 m in hole PC19-01

  0.58 g/t Au over 22.68 m from 50.29 m in hole PC19-04, including
    1.46 g/t Au over 4.57 m
  1.69 g/t Au over 7.62 m from 80.77 m in hole PC19-04
  0.71 g/t Au over 25.91 m from 112.78 m in hole PC19-04, including
    1.75 g/t Au over 6.10 m
  0.51 g/t Au over 32.00 m from 230.13 m in hole PC19-05
  0.7 g/t Au over 39.62 m from 108.21 m in hole PC19-08, including
    1.31 g/t Au over 13.72
  0.94 g/t Au over 12.19 m from 50.29 m in hole PC19-12, including
    1.27 g/t Au over 6.10 m from 53.34 m

A total of 108 holes have been drilled at the Bowl Zone to the date of this Annual Report

During 2019 the Company also reported very encouraging results from the Pony Creek 2019 Drill Program at the "Stallion Zone" (formerly known as the West Zone), and at the "Appaloosa Zone" (formerly known as the North Zone).

The Stallion Zone was discovered by Contact Gold in 2018.  It is an outcropping zone of oxide gold mineralization measuring in excess of 2 km located 1.6 km north of the Bowl Zone.  Through the date of this Annual Report, 28 of 29 Contact Gold drill holes have intersected long runs of near- and at-surface, oxidized gold mineralization, with numerous individual assays ranging from 0.6 g/t Au to 1.1 g/t Au.  The northern portion of the Stallion Zone has recently returned the widest intervals of oxide gold all starting from surface at Pony Creek.  Surface work completed in 2019 indicates that it may continue eastward beneath a low angle fault which covers the zone in unmineralized rock, to the highly-prospective Mustang target. If this indication holds, the mineralized trend would measure 3 kilometers by 300 m.  The Stallion Zone remains open in all directions.

The oxide gold corridor known as the Appaloosa Zone is located 1.2 km northeast of the Bowl Zone, and though sparsely drilled, it continues to return thick intervals of oxide gold in the near surface.  The gold mineralization footprint currently measures in excess of 1.6 km x 200 m and remains open for expansion, with numerous untested coincident gold-in-soil geochemical & geophysical targets yet to be drilled.

In conjunction with the Pony Creek 2019 Drill Program, the Company continued to collect additional soil samples for geochemical analysis to further develop and refine existing high priority drill targets.

During the year ended December 31, 2019, the Company also determined not to renew/maintain a number of peripheral/non-core claims in the eastern portion of the property following a geological assessment of these claims.  A total of 313 claims were not renewed with the United States of America's Department of the Interior's Bureau of Land Management (the "BLM") in September 2019. Accordingly, the claims boundary outlined at Figure 1 in this Annual Report has changed subsequent to the effective date of the Technical Report.  The total area of the Pony Creek Project is approximately 81 km2 as of the date of this Annual Report.

During 2019, only a portion of the recommended US3.5 million Phase 3 program was completed due to the availability of desirable permitting and access to capital. Through 2020, the majority of that remaining recommended program remained unspent.

2020 Activities

The Company determined not to exercise the royalty reduction option on February 7, 2020.

On June 24, 2020, the Company announced the results from four cyanide bottle roll assays at the Stallion and Bowl Zones at its Pony Creek Project which continue to return gold recoveries and high-grade oxidized mineralization results.

On June 18, 2020, the Company announced that it had received approval for its Plan of Operations permit ("PoO") for the Pony Creek Project which will allow the Company to ramp up drilling to test high-priority targets developed by the Company across a broad area of the property over the last 2.5 years. The Pony Creek Project can now support exploration activities, including drill pad and road construction of up to 150 acres, an increase from the more limited area of permitted disturbance previously permitted under several "Notices of Intent" ("NOI") (including subsequent amendments) permits that facilitated drilling in 2017 to 2019.

2021 Activities

The Company engaged APEX Geoscience Ltd. ("Apex Geoscience") to complete the "Updated Pony Creek Technical Report".

Annual rental fees have been paid to the BLM and to the respective county such that the claims are in good standing through August 31, 2022.

Green Springs

As of the date of this Annual Report, all results from the Company's RC drilling program at Green Springs for 2019, 2020 and 2021 have been released. With the exception of the exploration results detailed in this section "Recent Developments-Exploration Developments", significant results prior to 2020, are included in the Form 1-A/A.

2020 Activities

A 5.785 m, 41 hole drill program was completed at Green Springs in the fall of 2020, comprised of 9 core holes and 32 RC drill holes.  The program was partly confirmation and exploration offsets of mineralization hosted in the Chainman shale's lower limestone unit, which was the host rock at the Charlie and Delta pits, and 16 of the holes were drilled slightly deeper to test the regional host for gold mineralization in the underlying Pilot shale.

Contact Gold's 2019 drilling program comprising 10 RC drill holes (1,301.5 m) was largely confirmatory in nature, designed to put holes in areas of known mineralization in the Echo, Charlie, Bravo and Alpha zones (see Figure 3 above). Four of their holes targeted mineralization in the lower Chainman (Echo, Charlie, Bravo zones) and six holes in the Alpha target targeted the Pilot. All holes were successful in confirming oxide mineralization in all zones.

Expenditures for the 2020 Exploration program were lower than the recommended program as there was less drilling completed than anticipated while the Company worked to complete drill roads and drill pads necessary to drill  the more exploratory holes.

Tenure Agreements and Encumbrances

Contact Gold has staked 19 new claims (1.5 km2) immediately north of the Tango target along the Pilot Shale/Guilmette Limestone contact for a total of 239 unpatented mining claims.  As of the date of this Annual Report the claim package encompasses approximately 4,536 acres (1,836 ha).

Annual rental fees have been paid to the BLM and to the respective county such that the claims are in good standing through August 31, 2021.

The Company issued 362,941 Contact Shares to the Optionor on July 23, 2020, in satisfaction of the first annual payment required by the Green Springs Option.

2021 Activities

The 2021 exploration program at Green Springs included 7,558m, 58 RC drill holes, following up on previous results at Alpha, Bravo, Charlie, Delta, and Zulu, making new discoveries at X-Ray, and Tango, and drilling mineralization at the B-C gap.

Highlighted drill results include

Alpha

  0.642 g/t Au over 18.29 metres from 62.48 to 80.77 in hole GS-21-45

Bravo

  0.889 g/t Au over 12.19 metres from 25.91 to 38.10 in hole GS-21-02

Charlie

  1.446 g/t Au over 47.24 metres from 50.29 to 97.54 in hole GS-21-05

Delta (D-E gap)

  0.306 g/t Au over 19.81 metres from 32.00 to 51.82 metres in hole GS-21-16

Zulu

  0.248 g/t Au over 13.72 metres from 132.59 to 146.31 in hole GS-21-10

B-C gap

  0.700 g/t Au over 16.76 metres from 224.03 to 240.79 metres in hole GS-21-22

X-Ray

  1.280 g/t Au over 39.62 metres from 12.19 to 51.82 in hole GS-21-48

Tango

  0.550 g/t Au over 54.86 metres from 19.81 to 74.68 in hole GS-21-31

Contact Gold's 2021 exploration program also:

  Developed and refined the Whiskey and Foxtrot exploration targets with detailed mapping and new soil grids;
  Continued to refine the understanding of key controls to gold mineralization at Green Springs
  Identified additional undrilled areas close to the Mine Trend

Annual rental fees have been paid to the BLM and to the respective county such that the claims are in good standing through August 31, 2022.

Contact Gold has announced its preliminary 2022 exploration plans for Green Springs, including a plan for up to 3,000 meters of drilling designed to expand the footprint of the Tango, X-Ray and B-C gap gold discoveries, which were all made in 2021.

Sales and Distribution

The Company is in the exploration stage and accordingly, has no reportable segment revenues.

International Operations

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments.

For additional business segment information and geographic area information, see Note 12 to Consolidated Financial Statements, and associated Management's Discussion and Analysis (the "MD&A").

Competition

The mining business is competitive in all phases of exploration, development and production. The Company competes with a number of other exploration and mining companies in the search for, and acquisition of, mineral properties. The Company also competes for financing with other resource companies, many of whom have greater financial resources and/or more advanced properties.

The ability of the Company to acquire properties largely depends on its success in exploring and developing its present properties and on its ability to select, acquire and bring to production suitable properties or prospects for mineral exploration and development. The Company may compete with other exploration and mining companies for the procurement of equipment and for the availability of skilled labour. Factors beyond the control of the Company may affect the marketability of minerals mined or discovered by the Company. See "Risk Factors" in this Annual Report.

Seasonality

There is typically some seasonality to when active exploration and drilling can occur at certain properties, with snowfall and early Spring conditions restricting some access to the mineral properties, however, analysis of results, and various field activities occur throughout the year.

Employees

As at the date of this Annual Report, the Company has 6 employees located in Canada and 2 employees located in Nevada.  The Company also operates through sub-contractors and consultants.

Environmental Regulations

The Company's exploration and development activities, as well as any current or future operations, are subject to environmental laws and regulations in the jurisdictions in which it operates. See "Risk Factors" in this Annual Report. The Company maintains, and anticipates continuing to maintain, a policy of operating its business in compliance with all environmental laws and regulations.

Bankruptcy, Receivership or Similar Proceedings

The Company has not been subject to any bankruptcy, receivership or similar proceedings.

Legal Proceedings

From time to time the Company may be involved in various legal proceedings; there are none as of the date of this Annual Report which are expected to have a material adverse effect on our results of operations, cash flows or financial condition.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Prospective investors should carefully consider the risks described below, together with all of the other information included or referred to in this Annual Report, before purchasing Contact Shares. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us might also impair our operations and performance. If any of these risks actually occurs, our business, financial condition or results of operations may be materially adversely affected. In such case, the trading price of our common stock, could decline and investors in our common stock could lose all or part of their investment.

Risks Related to our Company

Going Concern, Additional Capital Requirements and Financing Risks

The Company has limited financial resources, no operating revenues, and a history of losses. During each of the fiscal years ended December 31, 2021, and 2020 the Company had negative cash flow from operating activities. As at December 31, 2021, the Company had working capital of approximately $2.44 million (December 31, 2020 working capital deficit of approximately $4.75 million). As such, there is no certainty that the Company will generate revenue from any source, operate profitably or provide a return on investment in the future.  The Company will continue to experience losses unless and until it can successfully develop and begin profitable commercial production at one of its mining properties. There can be no assurance that the Company will be able to do so.

To maintain its existing interest in the Contact Properties, the Company must make certain expenditures, most significantly, those paid to the BLM, as well as certain payments to lessors and underlying claims owners.

The Consolidated Financial Statements contain a note that indicates the existence of material uncertainties that may raise substantial doubt about the Company's ability to continue as a going concern. The Company's ability to continue as a going concern is dependent upon, among other things, its ability to successfully i) raise financing, and/or ii) dispose of its mineral property interests, and/or iii) produce commercial quantities of mineral reserves on a profitable basis. It is likely that the Company will seek to raise capital in 2022.

The development and exploration of the Company's properties will require substantial additional financing. Further exploration and development of the Contact Properties and/or the Company's other properties may be dependent upon its ability to obtain financing through equity or debt, and although the Company has recently completed the 2021 Private Placement, there can be no assurance that the Company will be able to obtain adequate financing in the future or that the terms of such financing will be favourable or acceptable to the Company.  Failure to obtain such additional financing could result in the delay or indefinite postponement of further exploration and development of the Company's projects and the Company may become unable to carry out its business objectives, and accordingly gives rise to a material uncertainty which may raise substantial doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern.

Furthermore, any unexpected costs, problems or delays could severely impact the Company's ability to maintain its mineral property interests, continue exploration and, if applicable, development activities. Should the Company be unable to continue as a going concern, realization of assets and settlement of liabilities in other than the normal course of business may be at amounts materially different than the Company's estimates. The amounts attributed to the Contact Properties in the Consolidated Financial Statements represent acquisition costs and should not be taken to represent realizable value.

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company manages its capital to meet short term business requirements, after taking into account cash flows from expected expenditures and the Company's holdings of cash.  The Company's objective in managing liquidity risk is to maintain sufficient, readily available cash reserves and credit in order to meet its liquidity requirements at any point in time. In general, the Company will have to issue additional Contact Shares to ensure there is sufficient capital to meet long term objectives. The total cost and planned timing of acquisitions and/or other development projects is not currently determinable, and it is not currently known precisely when the Company will require external financing in future periods. The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period and are to be funded from cash on hand.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

Control of the Company

As at the date of this Annual Report, Waterton Precious Metals Fund II Cayman, LP ("Waterton") holds, directly or indirectly, 33.4% of the issued and outstanding Contact Shares and is the Company's single largest shareholder and a control person for the purposes of Canadian Securities Laws.  Furthermore, pursuant to a governance and investor rights agreement dated June 7, 2017 among the Company, Waterton, Matthew Lennox-King, Andrew Farncomb, John Dorward, Mark Wellings and George Salamis (the "Governance and Investor Rights Agreement"), Waterton has, in all cases subject to certain ownership thresholds: (i) the right to maintain its percentage interest in Contact Gold upon certain equity issuances undertaken by Contact Gold; (ii) director nomination and observer rights; and (iii) certain piggy-back and registration rights.

As a result, Waterton has the ability to influence the outcome of matters submitted to the shareholders of the Company for approval, which could include the election and removal of directors, amendments to the Company's corporate governing documents and business combinations. In addition to its ability to influence matters submitted to the Company's shareholders, Waterton Nevada has the right to nominate two individuals to the Board, allowing Waterton Nevada the ability to participate in the oversight of the Company's direction and business activities. For so long as Waterton retains the right to nominate members of the Board, it will retain the ability to participate and influence the oversight of the Company's direction and business activities.

The Company's interests and those of Waterton may at times conflict, giving rise to potential conflicts that may be resolved in a manner detrimental to the Contact Gold's other shareholders. The concentration of approximately 42% of the issued and outstanding Contact Shares in the hands of a single shareholder may discourage an unsolicited bid for the Contact Shares, and this may adversely impact the value and trading price of the Contact Shares.  In addition, sales of Contact Shares by Waterton may adversely affect the trading price of the Contact Shares.

No History of Operations

Contact Gold is an exploration company and has no history of operations, mining or refining mineral products. Contact Gold is subject to many risks common to such enterprises, including under-capitalization, cash shortages, limitations with respect to personnel, financial and other resources and lack of revenues. There is no assurance that Contact Gold will be successful in achieving a return on an investment for investors in the common stock and Contact Gold's likelihood of success must be considered in light of its early stage of operations.

There can be no assurance that the Contact Properties or any other property will be successfully placed into production, produce minerals in commercial quantities or otherwise generate operating earnings. Advancing projects from the exploration stage into development and commercial production requires significant capital and time and will be subject to the successful completion of further technical studies, permitting requirements and the construction of mines, processing plants, roads and related works and infrastructure. Contact Gold will continue to incur losses until mining-related operations successfully reach commercial production levels and generate sufficient revenue to fund continuing operations.

Reliance on a Limited Number of Properties

The Company is focused on Green Springs and its Pony Creek Project, both located in Nevada and both in the earlier stages of exploration. As a result, unless the Company acquires additional property interests, any adverse developments affecting either property could have a material adverse effect upon the Company and would materially and adversely affect the potential mineral resource production, profitability, financial performance and results of operations of the Company. While the Company may seek to acquire additional mineral properties that are consistent with its business objectives, there can be no assurance that the Company will be able to identify suitable additional mineral properties or, if it does identify suitable properties, that it will have sufficient financial resources to acquire such properties or that such properties will be available on terms acceptable to the Company or at all and that Contact Gold will be able to successfully develop such properties and bring such properties into commercial production.

Early-Stage Development Company

Contact Gold is a junior resource company focused primarily on the acquisition, exploration and development of mineral properties located in Nevada. The Company's properties have no established mineral resources or mineral reserves pursuant to S-K 1300 on any of the Contact Properties due to the early stage of exploration at this time.  Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration to define any mineral resource or mineral reserve and it is uncertain if further exploration will result in the determination of any mineral resource or mineral reserve. Quantities and/or grade described in this Annual Report, including references to historical estimates, should not be interpreted as assurances of a potential mineral resource or reserve, or of potential future mine life or of the profitability of future operations.

Mineral resource exploration and, if warranted, development, is a speculative business, characterized by a number of significant risks, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits, but also from finding mineral deposits, which, though present, are insufficient in volume and/or grade to return a profit from production. More specifically, exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time that even a combination of management's careful evaluation, experience and knowledge may not eliminate.  The profitability of the Company's operations will be, in part, directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors.  Substantial expenditures are required to establish mineral resources or mineral reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining.

It is impossible to ensure that the current exploration and development programs of the Company will result in profitable commercial mining operations. Most exploration projects do not result in the discovery of commercially viable mineral deposits and no assurance can be given that any particular level of recovery or mineral reserves will in fact be realized or that any of the Contact Properties or any portion(s) thereof will ever qualify as a commercially viable deposit which can be legally and economically exploited.

In general, no assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities and/or grade will ever qualify as a mineral resource, or that any such mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. Where expenditures on a property have not led to the discovery of mineral reserves, incurred expenditures will generally not be recoverable.

No History of Mineral Production

With exception of the Green Springs gold property, there is no history of mineral production on the Contact Gold Properties1 . The Contact Properties are a high risk, speculative venture, and, until recently, only a minimal amount of exploration and sampling has been conducted by Contact Gold. There is no certainty that the expenditures proposed to be made by Contact Gold towards the search for and evaluation of gold or other minerals with regard to the Contact Properties or otherwise will result in discoveries of commercial quantities of gold or other minerals. Until recently, all of the drilling on the Contact Properties was completed by historical operators from 1981 through 2006.

Furthermore, there is no assurance that commercial quantities of minerals will be discovered at any properties acquired in the future by Contact Gold, nor is there any assurance that any future exploration programs of Contact Gold on the Contact Properties or any other properties will yield any positive results. Even where commercial quantities of minerals are discovered, there can be no assurance that any property of Contact Gold will ever be brought to a stage where mineral resources can be identified and mineral reserves can be profitably produced. Factors which may limit the ability of Contact Gold to produce mineral reserves from its properties include, but are not limited to, the price of mineral resources, the availability of additional capital and financing and the nature of any mineral deposits.

__________________________________
1 To the best of the Company's knowledge, Green Springs produced 72,000 ounces of gold from a series of shallow pits, less than 100 metres deep in the late 1980's for US Minerals Exploration (USMX).

Exploration, Development and Operating Risks

Mining operations generally involve a high degree of risk. Contact Gold's operations are subject to all the hazards and risks normally encountered in the exploration, development and production of gold and other minerals, including unusual and unexpected geologic formations, seismic activity, rock bursts, cave-ins, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other production facilities, damage to life or property, environmental damage and possible legal liability. The financing, exploration, development and mining of any of Contact Gold's properties is furthermore subject to a number of macroeconomic, legal and social factors, including commodity prices, laws and regulations, political conditions, currency fluctuations, the ability to hire and retain qualified people, the inability to obtain suitable and adequate machinery, equipment or labour and obtaining necessary services in the jurisdictions in which Contact Gold operates. Unfavourable changes to these and other factors have the potential to negatively affect the Company's operations and business.

The exploration for and development of mineral deposits involves significant risks which even a combination of careful evaluation, experience and knowledge may not eliminate or even mitigate. While the discovery of a mineral-bearing structure may result in an increase in value for shareholders, few properties which are explored are ultimately developed into producing mines.

Major expenses may be required to locate and establish mineral reserves and resources, to develop metallurgical processes and to construct mining and processing facilities at a particular site. Mining, processing, development and exploration activities depend, to one degree or another, on adequate infrastructure. Reliable roads, bridges, power sources and water supply are important determinants, which affect capital and operating costs. Unusual or infrequent weather phenomena, sabotage, government or other interference in the maintenance or provision of such infrastructure could adversely affect Contact Gold's operations, financial condition and results of operations. It is impossible to ensure that the exploration or development programs planned by Contact Gold will result in a profitable commercial mining operation. Whether a gold or other precious or base metal or mineral deposit will be commercially viable depends on a number of factors, some of which are: the particular attributes of the deposit, such as the quantity and quality of mineralization and proximity to infrastructure; mineral prices, which are highly cyclical; and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Contact Gold not receiving an adequate return on invested capital.

There is no certainty that the expenditures to be made by Contact Gold towards the exploration and evaluation of gold or other minerals will result in discoveries or production of commercial quantities of gold or other minerals. In addition, once in production, mineral reserves are finite and there can be no assurance that Contact Gold will be able to locate additional reserves as its existing reserves are depleted.

Reg 1-A file and administrative requirements

Up to the date of the Repatriation Transaction, Contact Gold was incorporated under the laws of Nevada and as such was deemed to be a "U.S. domestic issuer" (as defined in Rule 902(e) of Regulation S under the 1933 Act), and although this is no longer the case, there remain certain administrative and reporting obligations that must be maintained as a Reg 1-A filer which create an additional burden on the Company's management and may give rise to higher administrative costs, and/or financial risks.  Specific documents and reports the Company must furnish with the SEC and file on EDGAR include annual reports on Form 1-K, semi-annual reports on Form 1-SA and current reports on Form 1-U.

Overall, although the regulatory and compliance requirements and higher costs associated with being a U.S. domestic issuer is no longer an issue for the Company, there remain complexities to meeting the Company's reporting obligations which increases the risk of potential non-compliance, and increases the cost to satisfy the Company's continuous disclosure obligations compared to many of the Company's peers and competitors.

Disruption Caused by or related to Public Health Crises

An outbreak of epidemics, pandemics or other health crises, such as COVID-19 and the subsequent response by government and private actors to such health crises could result in a materially adverse effect on the Company's business, operations and financial condition. As at the date of the date hereof, the COVID-19 pandemic and efforts to control its spread have significantly curtailed the movement of people, goods and services globally. Emergency measures imposed by governments on business and individuals, including quarantines, travel restrictions, social-distancing, closures of non-essential businesses and shelter-in-place orders, among other measures, have impacted and may further impact our workforce and operations. The COVID-19 pandemic may lead to risks to employee health and safety and may result in a slowdown or temporary suspension of any exploration activities at some or all of the Company's mineral properties. The conduct of exploration and development programs of the Company may be impacted or delayed due to limitation on employee mobility, travel restrictions and shelter-in-place orders, which may restrict or prevent the Company's ability to access its mineral properties. Any such limitations, restrictions and orders may have a material adverse effect upon ongoing exploration programs at the Company's mineral properties and, ultimately, on our business and financial condition. In addition, travel and other restrictive measures put in place by governments around the world have made it difficult to complete site visits as part of due diligence of potential project acquisitions, which may delay our ability to carry out a longer-term grouth strategy. While these effects are expected to be temporary, the duration of the disruptions to business internationally and the related financial impact cannot be estimated with any degree of certainty at this time.

The COVID-19 pandemic continues to rapidly evolve and the extent to which it may impact our business, financial condition and results of operations, as well as our plans relating to exploration expenditures and other discretionary items, will depend on future developments, which are highly uncertain and cannot be predicted with confidence. The outbreak of COVID-19 has caused, and may cause further, disruptions to the Company's business and operational plans. Such disruptions may result from: (i) restrictions that governments and communities impose to address the COVID-19 outbreak; (ii) restrictions that the Company and its contractors and subcontractors impose to ensure the safety of employees and others; (iii) shortages of employees and/or unavailability of contractors and subcontractors; and/or (iv) interruption of supplies from third parties upon which the Company relies. Further, it is presently not possible to predict the extent or durations of these disruptions. These disruptions may have a material adverse effect on the Company's business, financial condition and results of operations, which could be rapid and unexpected.

In order to minimize potential impacts on Contact Gold's personnel and operations, it introduced a 'work from home' policy at its offices in Canada, has reduced travel and transitioned to virtual meetings where feasible. The Company is also taking precautions at its operations in Nevada.  Contact Gold has and will continue to take other measures recommended by Health Canada and the World Health Organisation, as appropriate.

Land Title and Royalty Risks

General

The Company's ability to explore and operate at the Contact Properties depends on the validity of its title to such project. There are uncertainties as to title matters in the mining industry. Any defects in title could cause the Company to lose rights in its mineral properties and jeopardize its business operations. The Company's mineral properties currently consist of unpatented mining claims located on lands administered by the BLM, Nevada State Office, and land administered by the United States Department of Agriculture's U.S. Forest Service (the "USFS") to which the Company only has possessory title.  Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper location and posting and marking of boundaries, proper and timely payment of annual BLM claim maintenance fees, the existence and terms of royalties, and possible conflicts with other claims not determinable from descriptions of record.  Moreover, title insurance is generally not available for mineral properties and the Company's ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. Any or all of the Contact Properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects.

The present status of the Company's unpatented mining claims located on public lands allows the Company the right to mine and remove valuable minerals, such as precious and base metals, from the claims conditioned upon applicable environmental reviews and permitting programs. The Company is also allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the United States. The Company remains at risk that the mining claims may be forfeited either to the United States or to rival private claimants due to failure to comply with statutory requirements. Prior to 1993, a mining claim locator who was able to prove the discovery of valuable, locatable minerals on a mining claim, and to meet all other applicable federal and state requirements and procedures pertaining to the location and maintenance of federal unpatented mining claims, had the right to prosecute a patent application to secure fee title to the mining claim from the federal government. The right to pursue a patent, however, has been subject to a moratorium since October 1993, through federal legislation restricting the BLM from accepting any new mineral patent applications. If the Company does not obtain fee title to its unpatented mining claims, there can be no assurance that it will be able to obtain compensation in connection with the forfeiture of such claims.

Certain of the Company's subsurface mineral rights to Pony Creek and to Green Springs are secured or controlled by a contractual interest in private surface and mineral property in the form of various surface use agreements and mining/mineral leases. Subject to the terms of those agreements and leases, certain of those agreements and leases may have not have provisions for automatic renewal. If the Company is not able to negotiate for the extension of those agreements and leases they may expire and no longer form part of the Company's mineral portfolio.

Pending Federal Legislation that may affect the Company's Operations

In recent years, members of the United States Congress have repeatedly introduced bills which would supplant or alter the provisions of the General Mining Act of 1872, a United States federal law that authorizes and governs prospecting and mining for economic minerals, such as gold, platinum, and silver, on federal public lands. Such bills have proposed, among other things, to either eliminate the right to a mineral patent, impose a federal royalty on production from unpatented mining claims, render certain federal lands unavailable for the location of unpatented mining claims, afford greater public involvement in the mine permitting process, provide for citizen suits, and impose new and stringent environmental operating standards and mined land reclamation requirements in addition to those already in effect. Such proposed legislation could change the cost of holding unpatented mining claims and could significantly impact the Company's ability to develop mineralized material on unpatented mining claims. Currently, all of the Company's mining claims are on unpatented claims. Although the Company cannot predict what legislated changes might occur, the enactment of these proposed bills could adversely affect the potential for development of its mining claims, the economics of any mines that it brings into operation on federal unpatented mining claims, and as a result, adversely affect the Company's financial performance.

Title to Mineral Property Interests may be Challenged

There may be challenges to title to the mineral properties in which the Company holds a material interest. If there are title defects with respect to any properties, the Company might be required to compensate other persons or perhaps reduce its interest in the affected property. Furthermore, in any such case, the investigation and resolution of these issues would divert the Company management's time from ongoing exploration and development programs.

Mineral Properties may be Subject to Defects in Title

The ownership and validity or title of unpatented mining claims and concessions can at times be uncertain and may be contested. The Company also may not have, or may not be able to obtain, all necessary surface rights to develop a property. The Company has taken reasonable measures, in accordance with industry standards for properties at the same stage of exploration as that of the Company, to ensure proper title to the Contact Properties. However, there is no guarantee that title to any of its properties will not be challenged or impugned. Title insurance generally is not available for mining claims in the U.S. and the Company's ability to ensure that it has obtained secure claim to individual mineral properties may be limited.

The Contact Properties may be subject to prior unregistered liens, agreements, transfers or claims, including native land claims and title may be affected by, among other things, undetected defects. In addition, the Company may be unable to operate the properties as permitted or to enforce its rights with respect to its properties. The failure to comply with all applicable laws and regulations, including a failure to pay taxes or annual BLM claim maintenance fees may invalidate title to portions of the Contact Properties. The Company may incur significant costs related to defending the title to its properties. A successful claim contesting title to a property may cause the Company to compensate other persons or perhaps reduce its interest in the affected property or lose some or all of the associated rights to explore and, if warranted, develop that property. This could result in the Company not being compensated for its prior expenditures relating to the property. Also, in any such case, the investigation and resolution of title issues would divert management's time from ongoing exploration and, if warranted, development programs.

Natural Resource Properties are Largely Contractual in Nature

Parties to contracts do not always honour contractual terms and contracts themselves may be subject to interpretation or technical defects. Accordingly, there may be instances where the Company would be forced to take legal action to enforce its contractual rights. Such litigation may be time consuming and costly and there is no guarantee of success. Any pending proceedings or actions or any decisions determined adversely to the Company, may have a material and adverse effect on the Company's results of operations, financial condition and the trading price of the Contact Shares.

Interpretation of Royalty Agreements; Unfulfilled Contractual Obligations

Certain of the Contact Properties, including the Pony Creek claim, are subject to certain royalties granted by Clover Nevada to an affiliate, "RCC" (also an affiliate of Waterton), though subsequently vended by RCC to Sandstorm (the "Clover Nevada Royalties"). The Clover Nevada Royalties, and any other royalty interests in respect of the properties of the Company which may come into existence, may be subject to uncertainties and complexities arising from the application of contract and property laws in the jurisdictions where the mining projects are located. Operators and other parties to the agreements governing the Clover Nevada Royalties, or other royalty interests, may interpret their interests in a manner adverse to the Company, and the Company could be forced to take legal action to enforce its rights. The Company may or may not be successful in enforcing its rights, and challenges to the terms of the Clover Nevada Royalties or the existence of other royalties could have a material adverse effect on the business, results of operations, cash flows and financial condition of the Company.

Disputes could arise challenging, among other things:

  the existence or geographic extent of the royalty interests;
  methods for calculating royalties;
  third party claims to the same royalty interest or to the property on which a royalty interest exists, or the existence of additional royalties on the same property;
  various rights of the operator or third parties in or to a royalty interest;
  production and other thresholds and caps applicable to payments of royalty interests;
  the obligation of an operator to make payments on royalty interests;
  various defects or ambiguities in the agreement governing a royalty interest; and
  disputes over the interpretation of buy-back rights.

Natural Resource Properties are Largely Contractual in Nature

Parties to contracts do not always honour contractual terms and contracts themselves may be subject to interpretation or technical defects. Accordingly, there may be instances where Contact Gold would be forced to take legal action to enforce its contractual rights. Such litigation may be time consuming and costly and there is no guarantee of success. Any pending proceedings or actions or any decisions determined adversely to Contact Gold, may have a material and adverse effect on Contact Gold's results of operations, financial condition and the trading price of the Contact Shares.

There may be unknown defects in the asset portfolio

The Company acquired the Contact Gold Properties through its acquisition of Clover Nevada, who acquired the properties from Clover Nevada I LLC. Clover Nevada I LLC acquired the properties from a receiver in a bankruptcy process in 2015. The bankruptcy process purported to extinguish all claims and encumbrances against the properties. New claims and encumbrances were established by Clover Nevada in connection with the sale. There is a risk that claims and encumbrances that existed prior to the bankruptcy (including certain royalty interests, easements or encroachments) have not been fully extinguished by the bankruptcy and that such claims and encumbrances could have a material and adverse effect on the Company's results of operations, financial condition and the trading price of the Contact Shares.

Global Financial Conditions and the Market Price of the Company's Securities

The Contact Shares currently trade on the TSXV. Securities of micro-cap and small-cap companies have experienced substantial price and volume volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved or the value of underlying assets. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries.

Global financial conditions have been characterized by ongoing volatility with a particularly negative impact on access to public financing for earlier-stage and even advanced-stage mineral exploration companies. As at the date of this Annual Report there is also a significant amount of uncertainty and economic disruption caused by the global Covid-19 outbreak that has had a catastrophic impact on access to capital and liquidity, and access to public financing, and more recently, events in Europe prompted by the conflict in Ukraine, and the response from multiple countries, corporations and governmental agencies has increased volatility and generally decreased risk appetite from many market participants. There is no assurance that the price of the Contact Shares will be unaffected by this volatility. There is no assurance that the price of the Contact Shares will be unaffected by any such volatility.

Other factors that may have an effect on the price of the Contact Shares include the following:

1. the price of gold and other metals;

2. the pervasive and ongoing impact of the Covid-19 outbreak;

3. the Company's operating performance and the performance of competitors and other similar companies;

4. the public's reaction to the Company's press releases, other public announcements and the Company's filings with the various securities regulatory authorities;

5. lessening in trading volume and general market interest in the Company's securities may affect an investor's ability to trade significant numbers of Contact Shares;

6. the size of the Company's public float may limit the ability of some institutions to invest in the Company's securities;

7. a substantial decline in the price of the Contact Shares that persists for a significant period of time could cause the Company's securities, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity;

8. the results of the Company's exploration programs and/or resource estimates (initial or otherwise) for Pony Creek, Green Springs, or any of the other Contact Gold Properties;

9. the Company's ability to obtain adequate financing for further exploration and development;

10. changes in the Company's financial performance or prospects;

11. the number of Contact Shares to be publicly-traded after the issuance of new securities of the Company;

12. changes in general economic conditions;

13. the arrival or departure of key personnel;

14. acquisitions, strategic alliances or joint ventures involving the Company or its competitors;

15. changes or perceived changes in the Company's creditworthiness;

16. performance and prospects for companies in the mining industry generally;

17. the number of holders of the Contact Shares;

18. the sale, of perceived threat of sale, of securities by major shareholders;

19. the extent of analytical coverage available to investors concerning the Company's business may be limited if investment banks with research capabilities do not follow the Company's securities;

20. the interest of securities dealers in making a market for the Contact Shares;

21. prevailing interest rates;

22. changes in global business or macroeconomic conditions; and

23. the factors listed under the heading "Cautionary Note Regarding Forward-Looking Statements and Forward Looking Information" above.

The market price of the Contact Shares is also affected by many variables not directly related to the Company's success and therefore not within the Company's control, including other developments that affect the market for all resource sector shares such as short-term changes in mineral and commodity prices, and the attractiveness of alternative investments. In addition, the stock market in general, and the market for mining company stocks in particular, has historically experienced significant price and volume fluctuations, and in the mining sector, such stocks have suffered significant declines. Volatility in the market price for a particular issuer's securities has often been unrelated to the operating performance of that issuer.

As a result of any of these factors, the market price of the Contact Shares at any given point in time may not accurately reflect the Company's long-term value and shareholders may experience capital losses as a result of their investment in the Company. Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management's attention and resources.

These conditions may also affect the Company's ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. If such conditions continue, the Company's operations could be negatively impacted.  More specifically, the price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events.  If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline, and the Company's operations may be materially and adversely affected.

Future Sales of Contact Shares by Major Shareholder

Sales of a large number of Contact Shares in the public markets, or the potential for such sales, could decrease the trading price of the Contact Shares and could impair the Company's ability to raise capital through future sales of Contact Shares. In particular, as at the date hereof, Waterton owns, directly or indirectly, approximately 42% of the issued and outstanding Contact Shares.  Waterton may decide to liquidate all or a significant portion of its position, which could adversely affect the price of Contact Shares.

Dilution

While the Company believes that it is adequately financed to carry out its exploration and development plans in the near term, financing the development of a mining operation through to production, should feasibility studies show it is recommended, would be expensive and the Company would require additional monies to fund development and exploration programs and potential acquisitions. The Company cannot predict the size of future issuances of the Contact Shares or the issuance of debt instruments or other securities convertible into Contact Shares.  Likewise, the Company cannot predict the effect, if any, that future issuances and sales of the Company's securities will have on the market price of the Contact Shares. If the Company raises additional funds by issuing additional equity securities, such financing may substantially dilute the interests of existing shareholders. Sales of substantial numbers of Contact Shares, or the availability of such Contact Shares for sale, could adversely affect prevailing market prices for the Company's securities and a securityholder's interest in the Company.

Currency Rate Risk

The Company may be subject to currency risks. The Company's reporting currency is the Canadian dollar, which is exposed to fluctuations against other currencies. To date, the Company has raised funds entirely in Canadian dollars.  The Company's primary operations are located in the United States, and accordingly, the majority of the Company's exploration property expenditures, are incurred in United States dollars. The fluctuation of the Canadian dollar in relation to the United States dollar will consequently have an impact upon the financial results of the Company

Should the Company expand its operations into additional countries its expenditures and obligations may be incurred in foreign currencies. As such, the Company's results of operations may become subject to foreign currency fluctuation risks and such fluctuations may adversely affect the financial position and operating results of the Company. The Company has not undertaken to mitigate transactional volatility in the United States dollar at this time.  The Company may, however, enter into foreign currency forward contracts in order to match or partially offset existing currency exposures.

Taxation in the United States

Despite having completed the Repatriation Transaction, Contact Gold was and remains subject to a number of significant and complicated U.S. federal income tax consequences as a result of being treated as a U.S. domestic corporation for U.S. federal income tax purposes

Generally, Contact Gold will be subject to U.S. federal income tax on its worldwide taxable income (regardless of whether such income is "U.S. source" or "foreign source") and will be required to file a U.S. federal income tax return annually with the IRS. The Company will pay U.S. federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 21%, and will pay state and local income tax at varying rates. Distributions will generally be taxed again as corporate dividends (to the extent of our current and accumulated earnings and profits), and no income, gains, losses, deductions, or credits will flow through to Contact Gold shareholders. In addition, changes in current state law may subject us to additional entity-level taxation by individual states. Because of state budget deficits and other reasons, several states are evaluating ways to subject corporations to additional forms of taxation. The Company will be subject to a material amount of entity-level taxation, which will result in a material reduction in the anticipated cash flow and after-tax return to Contact Gold shareholders.

Furthermore, the present U.S. federal income tax treatment of corporations, including the Company, or an investment in the Contact Shares, may be modified by administrative, legislative or judicial interpretation at any time. For example, from time to time, members of U.S. Congress and the U.S. President propose and consider substantive changes to the existing U.S. federal income tax laws that affect corporations. Any modification to the U.S. federal income tax laws and interpretations thereof may or may not be retroactively applied and could make it more difficult or impossible to meet our cash flow needs for operations, acquisitions or other purposes. We are unable to predict whether any of these changes or other proposals will be enacted. However, it is possible that a change in law could affect us, and any such changes could negatively impact the value of an investment in the Contact Shares.

The NPT on mineral production is assessed on individual mining operations.  Mineral production from the Contact Properties would likely be subject to the NPT.  NPT rate is subject to change; a potential increase to the rate is under discussion by legislators and the courts in Nevada.  An increase in the rate could have an impact on the potential economics of a producing operation.

Contact Gold will also be subject to tax and filing requirements in Canada. It is unclear how the foreign tax credit rules under the U.S. Internal Revenue Code of 1986, as amended will operate in certain circumstances, given the treatment of Contact Gold as a U.S. domestic corporation for U.S. federal income tax purposes and the taxation of the Company in Canada. Accordingly, it is possible that Contact Gold will be subject to double taxation with respect to all or part of its taxable income. It is anticipated that such U.S. and Canadian tax treatment will continue indefinitely and that the Contact Shares will be treated indefinitely as shares in a U.S. domestic corporation for U.S. federal income tax purposes, notwithstanding future transfers.

FIRPTA Considerations

A non-U.S. holder[2] of our Common Stock, Warrants, or Contact Shares issued pursuant to the exercise of Warrants ("Warrant Shares") will be treated as having income that is "effectively connected" with a United States trade or business upon the sale or disposition of Contact Shares, Warrants, or Warrant Shares unless (i) the Contact Shares are regularly traded on an established securities market and (ii) the non-U.S. holder did not meet certain ownership thresholds during the applicable testing period.

A non-U.S. holder of Contact Shares, Warrants, or Warrant Shares generally will incur U.S. federal income tax on any gain realized upon a sale or other disposition of Contact Shares, Warrants or Warrant Shares to the extent the Contact Shares constitute a "United States real property interest" ("USRPI"), under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). A USRPI includes stock in a "United States real property holding corporation." Contact Gold is, and expects to continue to be for the foreseeable future, a "United States real property holding corporation".

Under FIRPTA, a non-U.S. holder is taxed on any gain realized upon a sale or other disposition of a USRPI as if such gain were "effectively connected" with a United States trade or business of the non-U.S. holder. A non-U.S. holder thus will be taxed on such a gain at the same graduated rates generally applicable to U.S. persons. In addition, a non-U.S. holder would have to file a U.S. federal income tax return reporting that gain. A non-U.S. holder that is a foreign corporation and not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such gain.

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2 The term "Non-U.S. Holder" means any beneficial owner of Contact Shares, Warrants and Warrant Shares that is neither a U.S. Holder nor a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes.

However, if the Contact Shares and Warrant Shares are regularly traded on an established securities market (the "Regularly Traded Exception"), then gains realized upon a sale or other disposition of Contact Shares or Warrant Shares will not be treated as gains from the sale of a USRPI, as long as the non-U.S. holder did not own: (i) more than 5% of this issued and outstanding Contact Shares and/or Warrant Shares at any time during the five-year period preceding the sale or other disposition or, if shorter, the non-U.S. holder's holding period for its Contact Shares; (ii) Warrants with a fair market value on the date acquired by such holder greater than the fair market value on that date of 5% of the Contact Shares and Warrant Shares; or (iii) aggregate equity securities of the Company with a fair market value on the date acquired in excess of 5% of the fair market value of the Contact Shares and Warrant Shares on such date. The Contact Shares currently trade on the OTCQB. It is uncertain whether the Contact Shares will continue to be considered as being regularly traded on an established securities market in the U.S. Accordingly, the Company can provide no assurances that the Contact Shares, Warrants or Warrant Shares will meet the Regularly Traded Exception at the time a non-U.S. holder purchases such securities or sells, exchanges, or otherwise disposes of such securities. In the event that the Contact Shares or Warrant Shares do not meet the Regularly Traded Exception, then gains recognized by a non-U.S. holder upon a sale or other disposition of Contact Shares or Warrant Shares will be subject to tax under FIRPTA unless an exemption applies. Since the Warrants are not expected to be listed on a securities market, the Warrants are unlikely to qualify for the Regularly Traded Exception.

Non-U.S. investors should consult with their own tax advisors regarding the tax consequences of acquiring, owning and disposing of Contact Shares, Warrants and Warrant Shares.

Passive Foreign Investment Corporation ("PFIC")

Contact Gold was classified as a PFIC within the meaning of Section 1291 through 1298 of the US Internal Revenue Code of 1986, as amended, for the period since the Repatriation Transaction (2021 tax year), and may again be classified as a PFIC for subsequent years. A US shareholder who holds stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to special US federal income taxation rules, which may have adverse tax consequences to such shareholder. Additionally, a United States shareholder may be eligible to make certain elections under two alternative tax regimes. A US shareholder should consult its own US tax advisor with respect to an investment in the Contact Shares and to ascertain which elections, if any, might be beneficial to the United States shareholder's own facts and circumstances.

Commodity Markets

The price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline and the Company's operations may be materially and adversely affected.

Market Fluctuation and Commercial Quantities

The market for minerals is influenced by many factors beyond the Company's control, including without limitation the supply and demand for minerals, the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use and importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events. In addition, the metals industry in general is intensely competitive and there is no assurance that, even if apparently commercial quantities and qualities of metals (such as gold) are discovered, a market will exist for their profitable sale.

Commercial viability of precious and base metals and other mineral deposits may be affected by other factors that are beyond the Company's control, including particular attributes of the deposit such as its size, quantity and quality, the cost of mining and processing, proximity to infrastructure, the availability of transportation and sources of energy, financing, government legislation and regulations including those relating to prices, taxes, royalties, land tenure, land use, import and export restrictions, exchange controls, restrictions on production, and environmental protection. It is impossible to assess with certainty the impact of various factors that may affect commercial viability such that any adverse combination of such factors may result in the Company not receiving an adequate return on invested capital or having its mineral projects be rendered uneconomic.

Government Regulation

The Company's exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including the greater sage-grouse, mining taxes and labour standards. In order for the Company to carry out its activities, its various licences and permits must be obtained and kept current. There is no guarantee that the Company's licences and permits will be granted, or that once granted will be extended. In addition, the terms and conditions of such licences or permits could be changed and there can be no assurances that any application to renew any existing licences will be approved. There can be no assurance that all permits that the Company requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company. The Company may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties. The Company will also have to obtain and comply with permits and licences that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to comply with any such conditions. Future taxation of mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes. There is no certainty that such planning will be effective to mitigate adverse consequences of future taxation on Contact Gold.

Estimates of Mineral Resource Risks

Mineral resource estimates will be based upon estimates made by the Company's personnel and independent geologists. These estimates are inherently subject to uncertainty and are based on geological interpretations and inferences drawn from drilling results and sampling analyses and may require revisions based on further exploration or development work. The estimation of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, socio-political, marketing, or other relevant issues. Inferred resources are resources for which there has been insufficient exploration to define as an indicated or measured mineral resource and it is uncertain if further exploration will result in upgrading them to an indicated or measured mineral resource category. As a result of the foregoing, there may be material differences between actual and estimated mineral resources and mineral reserves which may impact the viability of the Company's projects and have a material impact on the Company.

The grade of mineralization which may ultimately be mined may differ from that indicated by drilling results and such differences could be material. The quantity and resulting valuation of mineral reserves and mineral resources may also vary depending on, among other things, mineral prices (which may render mineral reserves and mineral resources uneconomic), cut-off grades applied and estimates of future operating costs (which may be inaccurate). Production can be affected by such factors as permitting regulations and requirements, weather, environmental factors, unforeseen technical difficulties, unusual or unexpected geological formations and work interruptions. Any material change in quantity of mineral resources, mineral reserves, grade, or stripping ratio may also affect the economic viability of any project undertaken by the Company. In addition, there can be no assurance that mineral recoveries in small scale, and/or pilot laboratory tests will be duplicated in a larger scale test under on-site conditions or during production.  To the extent that the Company is unable to mine and produce as expected and estimated, the Company's business may be materially and adversely affected.

There is no certainty that any of the mineral resources identified on any of the Company's properties will be realized, that any mineral resources will ever be upgraded to mineral reserves, that any anticipated level of recovery of minerals will in fact be realized, or that an identified mineral reserve or mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited. Until a deposit is actually mined and processed, the quantity of mineral resources and mineral reserves and grades must be considered as estimates only and the Company may ultimately never realize production on any of its properties.

U.S. and Canadian Differences in Estimates of Mineralization

Contact Gold is a reporting issuer in Canada and its Canadian public filings are subject to Canadian disclosure standards, which differ from SEC disclosure requirements. The disclosure in the continuous disclosure reporting made by the Company in Canada may use mineral resource classification terms that comply with reporting standards and securities laws in Canada, and mineral resource estimates that are made in accordance with NI 43-101. These standards differ from the requirements of the SEC that are applicable to domestic United States reporting companies under S-K 1300. Any mineral reserves and mineral resources reported by the Company in accordance with NI 43-101 may not qualify as such under or differ from those prepared in accordance with S-K 1300. While S-K 1300 uses the same terminology for mineral reserves and resources as NI 43-101, the definitions, while similar, are not identical to NI 43-101. Accordingly, information included in our Canadian filings concerning descriptions of mineralization and estimates of mineral reserves and resources under Canadian standards may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements of S-K 1300.

Competitive Industry Environment

The mining industry is highly competitive in all of its phases, both domestically and internationally. The Company's ability to acquire properties and develop mineral resources in the future will depend not only on its ability to develop its present properties, but also on its ability to select and acquire suitable producing properties or prospects for mineral exploration, of which there is a limited supply. The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities than the Company. The Company may also encounter competition from other mining companies in its efforts to hire experienced mining professionals. Competition could adversely affect the Company's ability to attract necessary funding or acquire suitable producing properties or prospects for mineral exploration in the future. Competition for services and equipment could result in delays if such services or equipment cannot be obtained in a timely manner due to inadequate availability, and could also cause scheduling difficulties and cost increases due to the need to coordinate the availability of services or equipment, any of which could materially increase project development, exploration or construction costs and result in project delays, which could generally and adversely affect the Company and its business and prospects.

Conflicts of Interest

Certain of the directors and officers of the Company also serve as directors and/or officers of other companies involved in natural resource exploration and development and consequently there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving the Company should be made in accordance with their duties and obligations to deal fairly and in good faith with a view to the best interests of the Company and its shareholders. In addition, each of the directors is required to declare and refrain from voting on any matter in which such directors may have a conflict of interest in accordance with the procedures set forth in the Nevada Act and other applicable Laws.

Reliance on Key Personnel

The Company's development will depend on the efforts of key management and other key personnel. Loss of any of these people, particularly to competitors, could have a material adverse effect on the Company's business. Further, with respect to future development of the Company's projects, it may become necessary to attract senior personnel for such development. The marketplace for key skilled personnel is becoming more competitive, which means the cost of hiring, training and retaining such personnel may increase.

Factors outside the Company's control, including competition for human capital and the high level of technical expertise and experience required to execute this development, will affect the Company's ability to employ the specific personnel required. Due to the relatively small size of the Company, the failure to retain or attract a sufficient number of key skilled personnel could have a material adverse effect on the Company's business, results of future operations and financial condition. The Company does not intend to take out 'key person' insurance in respect of any directors, officers or other employees.

Insurance and Uninsured Risks

The Company's business is subject to a number of risks and hazards generally, including adverse environmental conditions, industrial accidents, labour disputes, unusual or unexpected geological conditions, ground or slope failures, cave-ins, changes in the regulatory environment, natural phenomena such as inclement weather conditions, floods and earthquakes. Such occurrences could result in damage to mineral properties, personal injury or death, environmental damage to the Company's properties or the properties of others, delays in the ability to undertake exploration, monetary losses and possible legal liability.

Although the Company may maintain insurance to protect against certain risks in such amounts as it considers to be reasonable, its insurance will not cover all the potential risks associated with the Company's operations. The Company may also be unable to maintain insurance to cover identified risks at economically feasible premiums. Insurance coverage may not continue to be available or may not be adequate to cover any resulting liability. Moreover, insurance against risks such as environmental pollution or other hazards as a result of exploration and production is not generally available to the Company or to other companies in the mining industry on acceptable terms. The Company might also become subject to liability for pollution or other hazards which it may not be insured against or which the Company may elect not to insure against because of premium costs or other reasons. Losses from these events may cause the Company to incur significant costs that could have a material adverse effect upon its financial performance and results of operations.

Environmental Risks and Hazards

The mining and mineral processing industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, mine reclamation, solid and hazardous waste handling and disposal and the promotion of occupational health and safety, which may adversely affect the Company or require it to expend significant funds. There is also a risk that environmental and other laws and regulations may become more onerous, making it more costly for the Company to remain in compliance with such laws and regulations, which could result in the incurrence of additional costs and operational delays.

All phases of the Company's operations in Nevada will be subject to extensive federal and state environmental regulation, including:

  Comprehensive Environmental, Response, Compensation, and Liability Act (CERCLA);
  The Federal Resource Conservation and Recovery Act (RCRA);
  The Clean Air Act (CAA);
  The National Environmental Policy Act (NEPA);
  The Clean Water Act (CWA);
  The Safe Drinking Water Act (SDWA); and
  The Engendered Species Act (ESA)

These environmental regulations require the Company to obtain various operating approvals and licenses and also impose standards and controls relating to exploration, development and production activities.

Compliance with federal and state regulations could result in delays in beginning or expanding operations, incurring additional costs for cleanup of hazardous substances, payment of penalties for discharge of pollutants, and post-mining reclamation and bonding, all of which could have an adverse impact on the Company's financial performance and results of operations.

Nevada state statutes and regulations establish reclamation and financial assurance requirements for mining operations and require that mining projects in Nevada obtain a reclamation permit. Mining projects are required to prepare a reclamation plan and provide financial assurance to ensure that the reclamation plan is implemented upon completion of operations.

There is no assurance that future changes in environmental regulation, if any, will not adversely affect the Company's operations. Environmental hazards may exist on the properties on which the Company holds interests which are unknown to the Company at present and which have been caused by previous or existing owners or operators of the properties which may result in the payment of fines and clean up costs by the Company and may adversely affect the Company's operations.

The Company cannot give any assurances that breaches of environmental laws (whether inadvertent or not) or environmental pollution will not materially and adversely affect its financial condition. There is no assurance that any future changes to environmental regulation, if any, will not adversely affect the Company.

Compliance with Environmental Laws and Regulations

The Company's activities are subject to environmental laws and regulations that may increase the costs of doing business and restrict operations.  All phases of our operations are subject to environmental regulation in the jurisdictions in which we operate, certain of which regulations are set forth below. Environmental legislation is evolving in a manner which may result in stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. The costs associated with compliance with such laws and regulations are substantial. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in our operations and future activities. It is possible that future laws, regulations, or more restrictive interpretations of current laws and regulations by governmental authorities could have a significant adverse impact on our properties or some portion of our business, causing us to re-evaluate those activities at that time.

U.S. Federal Laws: CERCLA, and comparable state statutes, impose strict, joint and several liabilities on current and former owners and operators of sites and on persons who disposed of or arranged for the disposal of hazardous substances found at such sites. It is not uncommon for the government to file claims requiring cleanup actions, for reimbursement for government-incurred cleanup costs, or for natural resource damages, or for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by hazardous substances released into the environment. RCRA, and comparable state statutes, govern the disposal of solid waste and hazardous waste and authorize the imposition of substantial fines and penalties for noncompliance, as well as requirements for corrective actions. CERCLA, RCRA and comparable state statutes can impose liability for clean-up of sites and disposal of substances found on exploration, mining and processing sites long after activities on such sites have been completed.

CAA, as amended, restricts the emission of air pollutants from many sources, including mining and processing activities. Our mining operations may produce air emissions, including fugitive dust and other air pollutants from stationary equipment, storage facilities and the use of mobile sources such as trucks and heavy construction equipment, which are subject to review, monitoring and/or control requirements under the CAA and state air quality laws. New facilities may be required to obtain permits before work can begin, and existing facilities may be required to incur capital costs in order to remain in compliance. In addition, permitting rules may impose limitations on our production levels or result in additional capital expenditures in order to comply with the rules.

NEPA requires federal agencies to integrate environmental considerations into their decision-making processes by evaluating the environmental impacts of their proposed actions, including issuances of permits to mining facilities, and assessing alternatives to those actions. If a proposed action could significantly affect the environment, the agency must prepare a detailed statement known as an EIS. The United States Environmental Protection Agency ("EPA"), other federal agencies, and any interested third parties will review and comment on the scoping of the Environmental Impact Statement ("EIS") and the adequacy of and findings set forth in the draft and final EIS. This process can cause delays in the issuance of required permits or result in changes to a project to mitigate its potential environmental impacts, which can in turn impact the economic feasibility of a proposed project.

CWA, and comparable state statutes, impose restrictions and controls on the discharge of pollutants into waters of the United States. The discharge of pollutants into regulated waters is prohibited, except in accordance with the terms of a permit issued by the EPA or an analogous state agency. The CWA regulates storm water from mining facilities and requires a storm water discharge permit for certain activities. Such a permit requires the regulated facility to monitor and sample storm water run-off from its operations. The CWA and regulations implemented thereunder also prohibit discharges of dredged and fill materials in wetlands and other waters of the United States unless authorized by an appropriately issued permit. The CWA and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.

SDWA and the Underground Injection Control program promulgated thereunder, regulate the drilling and operation of subsurface injection wells. The EPA directly administers this program in some states and in others the responsibility for the program has been delegated to the state. The program requires that a permit be obtained before drilling a disposal or injection well. Violation of these regulations and/or contamination of groundwater by mining related activities may result in fines, penalties, and remediation costs, among other sanctions and liabilities under the SDWA and state laws. In addition, third party claims may be filed by landowners and other parties claiming damages for alternative water supplies, property damages, and bodily injury.

Nevada Laws:  At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires mine operators to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water.

Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, requiring changes to operating constraints, technical criteria, fees or surety requirements.

Proposed CERCLA § 108(b) Hardrock Mining Financial Assurance Rules

The Proposed CERCLA § 108(b) Hardrock Mining Financial Assurance Rules may adversely affect the business. The EPA has proposed new rules requiring demonstration of financial responsibility which are applicable to facilities used for hard rock mining assurance.  Although the rules are not final and have not been implemented, they could require us to obtain additional financial guarantees beyond our current reclamation requirements for our Pony Creek Project and our other projects if placed into production.  The rule requires subject facilities to calculate their level of financial responsibility based on a formula included in the rule, secure an instrument or otherwise self-assure for the calculated amount, demonstrate to the EPA the proof of the security, and maintain the security until the EPA releases facilities from the CERCLA 108(b) regulations. With only a draft rule at this time, the final impacts of this rule to us are unknown; however, an obligation to secure and maintain financial assurance across all of our facilities could have a material adverse impact to our business.  If a final rule is implemented, there can be no assurances that the financial assurance products required by the rule will be available or that we will be able to obtain such financial assurances on commercially reasonable terms, or at all.

Climate change and Climate Change Regulations

Climate change could have an adverse impact on the Company's cost of operations. The potential physical impacts of climate change on the operations of the Company are highly uncertain, and would be particular to the geographic circumstances in areas in which it operates. These may include changes in rainfall and storm patterns and intensities, water shortages, changing sea levels and changing temperatures. These changes in climate could have an impact on the cost of development or production on the Company's mines and adversely affect the financial performance of its operations.

Regulations and pending legislation governing issues involving climate change could result in increased operating costs, which could have a material adverse effect on the business of the Company. A number of governments or governmental bodies have introduced or are contemplating regulatory changes in response to various climate change interest groups and the potential impact of climate change. Legislation and increased regulation regarding climate change could impose significant costs on the Company, its venture partners and our suppliers, including costs related to increased energy requirements, capital equipment, environmental monitoring and reporting and other costs to comply with such regulations. Any adopted future climate change regulations could also negatively impact the Company's ability to compete with companies situated in areas not subject to such regulations. Given the emotion, political significance and uncertainty around the impact of climate change and how it should be dealt with, the Company cannot predict how legislation and regulation will affect its financial condition, operating performance and ability to compete. Furthermore, even without such regulation, increased awareness and any adverse publicity in the global marketplace about potential impacts on climate change by the Company or other companies in natural resources industry could harm the reputation of the Company.

Health, Safety and Community Relations

The Company's operations are subject to various health and safety laws and regulations that impose various duties on the Company's operations relating to, among other things, worker safety and obligations in respect of surrounding communities. These laws and regulations also grant the relevant authorities broad powers to, among other things, close unsafe operations and order corrective action relating to health and safety matters. The costs associated with the compliance with such health and safety laws and regulations may be substantial and any amendments to such laws and regulations, or more stringent implementation thereof, could cause additional expenditure or impose restrictions on, or suspensions of, the Company's operations. The Company expects to make significant expenditures to comply with the extensive laws and regulations governing the protection of the environment, waste disposal, worker safety, mine development and protection of endangered and other special status species, and, to the extent reasonably practicable, to create social and economic benefit in the surrounding communities near the Company's mineral properties but there can be no guarantee that these expenditures will ensure the Company's compliance with applicable laws and regulations and any non-compliance may have a material adverse effect on the Company.

Cyber Security Risks

As the Company continues to increase its dependence on information technologies to conduct its operations, the risks associated with cyber security also increase. The Company relies on management information systems and computer control systems. Business and supply chain disruptions, plant and utility outages and information technology system and network disruptions due to cyber-attacks could seriously harm its operations and materially adversely affect its operation results. Cyber security risks include attacks on information technology and infrastructure by hackers, damage or loss of information due to viruses, the unintended disclosure of confidential information, including personal and private information held in company records about employees and/or contractors & consultants, the issue or loss of control over computer control systems, and breaches due to employee error. The Company's exposure to cyber security risks includes exposure through third-parties on whose systems it places significant reliance for the conduct of its business. To date, the Company has not experienced any material impact from cyber security events. However, it may not have the resources or technical sophistication to anticipate, prevent, or recover from rapidly evolving types of cyber-attacks. Compromises to its information and control systems could have severe financial and other business implications.

Strategic Partnerships and Joint Venture Agreements

The Company may in the future enter into partnerships, option agreements and/or joint ventures as a means of acquiring additional property interests or to fully exploit the exploration and production potential of its exploration assets. The failure of any partner to meet its obligations to the Company or other third parties, or any disputes with respect to third parties' respective rights and obligations, could have a material adverse effect on the Company's rights under such agreements. The Company may also be unable to exert direct influence over strategic decisions made in respect of properties that are subject to the terms of these agreements, which may have a materially adverse impact the strategic value of the underlying mineral claims. Furthermore, in the event the Company is unable to meet its obligations or share of costs incurred under agreements to which it is a party, the Company may have its property interests subject to such agreements reduced as a result or even face termination of such agreements.

Acquisitions and Integration

From time to time, it can be expected that the Company will examine opportunities to acquire additional exploration and/or mining assets and businesses. Any acquisition that the Company may choose to complete may be of a significant size, may change the scale of the Company's business and operations, and may expose the Company to new geographic, political, operating, financial and geological risks. The Company's success in its acquisition activities depends upon its ability to identify suitable acquisition candidates, negotiate acceptable terms for any such acquisition, and integrate the acquired operations successfully with those of the Company. Any acquisitions would be accompanied by risks. In the event that the Company chooses to raise debt capital to finance any such acquisitions, the Company's leverage will be increased. If the Company chooses to use equity as consideration for such acquisitions, existing shareholders may suffer dilution. Alternatively, the Company may choose to finance any such acquisitions with its existing resources which would result in the depletion of such resources. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, that the Company would be able to successfully integrate the acquired business into the Company's pre-existing business or that any such acquisition would not have a material and adverse effect on the Company.

Canada's Extractive Sector Transparency Measures Act

The Canadian Extractive Sector Transparency Measures Act ("ESTMA"), which became effective June 1, 2015, requires public disclosure of payments to governments by mining and oil and gas companies engaged in the commercial development of oil, gas and minerals who are either publicly listed in Canada or with business or assets in Canada. Mandatory annual reporting is required for extractive companies with respect to payments made to foreign and domestic governments at all levels, including entities established by two or more governments, including Indigenous groups. ESTMA requires reporting on the payments of any taxes, royalties, fees, production entitlements, bonuses, dividends, infrastructure improvement payments, and any other prescribed payment over $100,000. Failure to report, false reporting or structuring payments to avoid reporting may result in fines of up to $250,000 (which may be concurrent). Contact Gold commenced ESTMA reporting in fiscal 2018. If the Corporation becomes subject to an enforcement action or in violation of ESTMA, this may result in significant penalties, fines and/or sanctions imposed on us resulting in a material adverse effect on our reputation.

Risk of Litigation

The Company may become involved in disputes with other parties in the future which may result in litigation. The results of litigation cannot be predicted with certainty. If the Company is unable to resolve these disputes favourably, it may have a material adverse impact on the ability of the Company to carry out its business plan.

Influence of Third-Party Stakeholders

Some of the lands in which the Company holds an interest, or the exploration equipment and roads or other means of access which the Company intends to utilize in carrying out its work programs or general business mandates, may be subject to interests or claims by third party individuals, groups or companies. In the event that such third parties assert any claims, the Company work programs may be delayed even if such claims are not meritorious. Such delays may result in significant financial loss and loss of opportunity for the Company.

Internal Controls

Internal controls over financial reporting are procedures designed to provide reasonable assurance that transactions are properly authorized, assets are safeguarded against unauthorized or improper use, and transactions are properly recorded and reported. A control system, no matter how well designed and operated, can provide only reasonable, and not absolute, assurance with respect to the reliability of financial reporting and financial statement preparation. The Company has a relatively limited history of operations and has not tested the effectiveness of its internal controls. Though the Company believes it has put in place a system of internal controls appropriate for its size, and reflective of its level of operations, the size and stage of the Company's operations may limit their effectiveness.  If management identifies material weaknesses in the systems of internal control over financial reporting, if management is unable to comply with the requirements of related legislation in a timely manner or assert that the internal controls over financial reporting are effective, or if the Company's independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of Contact Gold's financial reports and the market price of the Contact Shares could be negatively affected. The Company also could become subject to investigations by the stock exchange on which the securities are listed, the securities commissions, or other regulatory authorities, which could require additional financial and management resources.

Credit Risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The maximum exposure to credit risk is equal to the carrying value of the financial assets.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Management's Discussion of Financial Condition and Results of Operations (the "MD&A") is dated April 1, 2022, and provides an analysis of, and should be read in conjunction with the accompanying financial statements as at and for the years ended December 31, 2021, and 2020, and as at January 1, 2020, and related notes thereto (together, the "Financial Statements"), and the disclosure in this Annual Report.

Except as otherwise indicated by the context and for the purposes of this report only, references in this MD&A to "we", "us", "our", or "the Company", refer to Contact Gold Corp.

Our reporting currency is the Canadian dollar ("CAD"), and all amounts in this MD&A are expressed in Canadian dollars, unless otherwise stated.  Amounts in United States dollars are expressed as "USD".  As at December 31, 2021, the indicative rate of exchange, per $1.00 as published by the Bank of Canada, was USD 0.7888 (USD 0.7854 at December 31, 2020; and USD 0.7699 at January 1, 2020).

Highlights and recent developments

  Closed a non-brokered private placement financing for gross proceeds of $3,000,000, issuing 60,000,000 units (each comprising one Contact Share and a ½ Contact Share purchase warrant)("2021 Units") at a price of $0.05 per 2021 Unit (the "2021 Private Placement")

  Launched the 2022, phase-one drill program at the Green Springs gold property ("Green Springs")

  Includes up to 3,000 metres of drilling designed to expand the footprint of the property's Tango, X-Ray and "B-C gap" gold discoveries made in 2021
  Secured a drill rig, and outlined high-priority drill targets at Pony Creek for a planned resumption of drilling in Q3 2022, as soon as ground conditions allow.

Mineral Properties

Contact Gold is focused on advancing the "Green Springs", and "Pony Creek" gold projects in Nevada, both of which host extensive and robust Carlin Type gold systems.

None of the Company's properties have any known body of commercial ore or any established economic deposit; all are currently in the exploration stage.  Expenditures directly attributable to the acquisition of mineral property interests have been capitalized; staking costs, related land claims fees paid and ongoing exploration expenditures, have been expensed.  Mineral property expenditures on the Contact Properties are summarized in this MD&A.

a) Green Springs

On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Ely Gold Royalties Inc. ("Ely Gold", subsequently acquired by Gold Royalty Corp.), whereby Clover shall have an option to purchase a 100% interest in Green Springs.  The addition of Green Springs provides the Company with another advanced exploration property hosting a Carlin-type gold system.

The Green Springs property is 18.5 km2, encompassing 3 shallow past-producing open pits and numerous targets that were not mined.  Green Springs is located near the southern end of the Cortez Trend of Carlin-type gold deposits in Nevada, in a region hosting numerous producing and past-producing Carlin-type gold deposits.  Green Springs is 7 km immediately east of the Gold Rock project held by Calibre Mining Corp. ("Calibre"), and 20 km southeast of Calibre's Pan Mine, and 10 km south of the Mount Hamilton deposit owned by Waterton Nevada Splitter, LLC ("Waterton Nevada"). Other deposits/past producers in the region include Illipah (Calibre), and Griffon (Fremont Gold).  The Bald Mountain mine complex, operated by Kinross Gold, is located 45 km to the north of Green Springs.

Exploration at Green Springs is subject to a valid Plan of Operations to perform exploration, allowing up to 75 acres of disturbance which will permit several large drill programs to test multiple targets within the Plan of Operations area.

Contact Gold issued 2,000,000 Contact Shares and paid USD 25,000 ($32,855) in cash to Ely Gold to secure the Green Springs property in 2019. The Company also paid Ely Gold an additional USD 6,125 ($8,049) as reimbursement for Claims Maintenance fees (as defined in this MD&A).  On July 23, 2020, the Company issued an additional 362,941 Contact Shares (at a deemed price of $0.185) to Ely Gold in satisfaction of the USD 50,000 first anniversary payment due under the Green Spring Option agreement.  The June 23, 2021, second anniversary payment was paid in cash (USD 50,000).  A further USD 50,000 is due on the third anniversary, and a final USD 100,000 is due on the fourth anniversary of the agreement to satisfy the Green Springs Option.  Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Contact Shares.  Payment of all amounts can be accelerated and completed at any time.

Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other (payable in June of each year) requires an annual payment in cash equal to the value of 20 ounces of gold.  Existing royalties at Green Springs range from 3% to 4.5%, based on underlying agreements.

An estimate for reclamation costs of $80,577 (December 31, 2020: $80,920, and January 1, 2020: $-nil) is included in the value of Green Springs.

To date, the Company has drilled multiple targets/zones at Green Springs, including: "Alpha", "Bravo", "Charlie", "Delta", "Echo", "Golf", and "Zulu", collectively the "Mine Trend".

The Mine Trend encompasses a total length of over 3 km.  Contact Gold led drilling and exploration has been designed to test the under-explored but known zones of Chainman and Pilot Shale beneath the 3 km Mine Trend, as well as greenfields targets to the east and north of the Mine Trend.

The Company completed 7,511 metres of reverse circulation ("RC") drilling in the year ended December 31, 2021, making three new gold discoveries, providing a blueprint for an expansion opportunity at the property:

  B-C Gap - The first significant grade-thickness intercept encountered to date in the lower Pilot shale, a new host horizon, from beneath the historically mined Chainman shale/Joana limestone contact, the discovery is located mid-way between the Bravo and Charlie zones
  Tango - Located in the northern portion of the property; represents a step out of over 500 metres from the next closest drill holes at the Alpha Zone, and remains open for expansion, particularly to the south and west
  X-Ray - Sits midway between the northern end of the Mine Trend and the Alpha Zone, and bridges a gap of over 500 metres with no prior drilling between these zones

The Company has also confirmed a significant exploration thesis with the discovery of a significant thickness and grade of gold mineralization in the Pilot Shale beneath the Mine Trend providing proof of concept of Alligator Ridge style of mineralization within stacked host horizons in the lower Chainman shale, opening up the rest of the Mine Trend for further discoveries in undrilled areas.

Assay results to date indicate that gold mineralization in all zones are well oxidized; with most intervals along the Mine Trend averaging between 85-95% gold recovery in cyanide solubility tests compared to Fire Assay/Atomic Absorption gold values. At Alpha, the average gold recovery is more variable, and for all intervals ranged from 6% to 96%.

The Company believes that results to date at Green Springs provide validation of the geologic potential of the property with oxide gold grades in multiple zones higher than many open pit oxide gold operations in Nevada.

Details of exploration and evaluation activities incurred and expensed by Contact Gold at Green Springs, including non-cash items for each respective period, are as follows:

	Year ended December 31, 2021	Year ended December 31, 2020
Drilling, assaying & geochemistry	$1,121,974	$1,829,957
Geological contractors/consultants & related crew care costs	555,820	284,744
Wages and salaries, including non-cash share-based compensation	452,558	348,912
Permitting and environmental monitoring	146,458	1,463
Amortization of Claims Maintenance fees	136,669	137,459
Expenditures for the period	$2,413,479	$2,602,535
Cumulative balance	$5,521,342	$3,107,863
Drill metres completed	7,511	5,785

Additional information about Green Springs is summarized in a technical report prepared in accordance with NI 43-101, Standards of Disclosure for Mineral Projects ("NI 43-101"), entitled "Technical Report for the Green Spring Project, White Pine County Nevada, United States of America" (the "Green Springs Report"), prepared for Contact Gold, with an effective date of June 12, 2020, and dated August 5, 2020, as prepared by John Read, C.P.G..

b) Pony Creek

Pony Creek is located within the Pinion Range, in western Elko County, Nevada, immediately south of the South Railroad project ("South Railroad") operated by Gold Standard Ventures ("GSV"), on the Southern Carlin Trend.  Pony Creek encompasses approximately 81.7 km2 of exploration ground underpinned by an extensive Carlin-type gold system; and hosts multiple near-surface oxide and deeper high-grade gold occurrences and targets supported by extensive exploration databases.  At the time of the Clover Acquisition, large areas of prospective geological setting at Pony Creek had never been sampled or explored, particularly where the newly-recognized host horizons at the nearby South Railroad project are exposed.  Prior to acquisition by Contact Gold, no drilling had been conducted at Pony Creek in 10 years. All of the targets advanced to date are in the northern part of the property, with a significant area believed to be on-strike yet to be explored toward the south.

The Company has encountered gold mineralization in 108 of the 117 holes drilled (including those lost before planned depth).  The majority of these drill holes are step-outs from the historical mineral resource estimate area at the property's Bowl Zone.

The receipt of an approved Plan of Operations permit in June 2020 was a key milestone for Pony Creek.  The approved Plan of Operations permit provides a significant amount of permitted disturbance to follow up on multiple targets, including the Bowl Zone, the Appaloosa Zone, the Stallion Zone, the Elliott Dome target, the Mustang target, the Palomino target, the DNZ target, and the Pony Spur zone.  The Bowl Zone remains open for further expansion to the north, south and west.

The Company to resume exploration at Pony Creek during the third-quarter of 2022.

There is a 3% net smelter returns ("NSR") royalty in favour of an affiliate of Sandstorm Gold Ltd ("Sandstorm") on those claims that comprise Pony Creek acquired in the Clover Acquisition.  The Company determined to allow a 1% buy-down option of this NSR to lapse on February 7, 2020, when such option expired.

Pony Creek also includes the claim packages formerly known as Lumps, Umps, and East Bailey, which the Company acquired for 250,000 Contact Shares valued at $112,500 on February 6, 2018. There are NSR royalties of 2% and 3% on certain of these acquired claims, up to 2% of which can be bought back for USD 1,000,000 per 1% increment, prior to September 2030.  Advance royalty payments are also due annually; the amount paid in September 2021 was USD 25,000. The next payment (USD 30,000) is due in September 2022.

An estimate for reclamation costs of $60,508 (December 31, 2020: $60,766, and January 1, 2020: $-nil) is included in the value of Pony Creek.

Details of exploration and evaluation activities incurred and expensed by Contact Gold at Pony Creek, including non-cash items for each respective period, are as follows:

	Year ended December 31, 2021	Year ended December 31, 2020
Amortization of Claims Maintenance fees	$260,327	$273,314
Geological contractors/consultants & related crew care costs	31,714	53,948
Permitting and environmental monitoring	19,420	25,307
Wages and salaries, including non-cash share-based compensation	7,770	131,498
Drilling, assaying & geochemistry	7,593	631
Expenditures for the period	$326,824	$484,698
Cumulative balance	$10,840,798	$10,513,974

Additional information about Pony Creek is summarized in the Technical Report prepared in accordance with NI 43-101, entitled "Technical Report and Maiden Mineral Resource, Pony Creek Property, Elko County, Nevada, USA" (the "Pony Report"), prepared for Contact Gold, effective and signed February 24, 2022, as prepared by Michael Dufresne, M.Sc., P.Geol., P. Geo., and Fallon T. Clarke, B.Sc., P.Geo., of APEX Geoscience, based in Edmonton, Alberta.

c) Cobb Creek

Upon closing of the Transactions in June 2017, Contact Gold acquired a 49% interest in the Cobb Creek exploration property ("Cobb Creek"). The Company consolidated its interest on November 7, 2017, by agreeing to make six annual payments of USD 30,000 in cash to a private individual (the "Cobb Counterparty") with whom a 2002 partnership agreement had previously been made. The obligation to make the annual payments was recorded as a financial liability at amortized cost, and has been accreted up, and adjusted for foreign currency exchange, each subsequent period.

By an agreement dated September 27, 2019, Clover subsequently agreed to farm-out 100% of its interest in Cobb Creek (the "Cobb Creek Option") to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").  Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont. The Company received 750,000 common shares of Fremont ("Fremont Shares") as an initial payment, and in January 2020 was reimbursed an amount of USD 65,569 ($85,320) for certain claims-related holding costs. The Company was also reimbursed for the prorated November 2018 and November 2019 payment to the Cobb Counterparty made by the Company on behalf of Fremont.

In satisfaction of the first anniversary payment obligation under the Cobb Creek Option, Fremont issued 750,000 Fremont Shares to the Company on September 25, 2020.  The Fremont Shares were valued at USD 50,388 ($67,500) on receipt.  Contact Gold agreed to defer the first anniversary cash payment to December 31, 2020, and also agreed to reduce the amount payable by Fremont from USD 30,000 to USD 15,000 for that year, in exchange for 500,000 additional Fremont Shares (the "Additional Shares").  The Additional Shares were issued to the Company on October 26, 2020 ($45,000).  Fremont made the second anniversary payment to the Company in September 2021.

The carrying value of Cobb Creek at September 26, 2019 (immediately prior to execution of the Cobb Creek Option) was $288,537.  The value of the consideration received and receivable to date has been applied against the property's carrying value. The reimbursement of claims-related fees was applied against the balance previously recognized as prepaid Claims Maintenance fees (as defined in this MD&A).

In order to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont (i) must keep all claims in good standing, (ii) make the annual payments to the Cobb Counterparty, and (iii) remit the following remaining consideration to the Company:

Anniversary 3 (Year 4)	USD 20,000
Anniversary 4 (Year 5)	USD 25,000
Anniversary 5 (Year 6)	USD 35,000
Anniversary 6 (Year 7)	USD 45,000
Anniversary 7 (Year 8)	USD 55,000
Anniversary 8 (Year 9)	USD 65,000
Anniversary 9 (Year 10)	USD 75,000

Upon completion of the farm-out, Fremont will award to Clover a 2% NSR on Cobb Creek.

d) Portfolio

South Carlin Projects: Dixie Flats & North Star

The Company's "South Carlin Projects" include the North Star property and the Dixie Flats property. The North Star property is located approximately eight km north of the northern-most point of Pony Creek, in western Elko County, Nevada. An affiliate of Sandstorm holds a 3% NSR on the North Star property.

The Dixie Flats property sits immediately to the north of the North Star property.  There is a 2% NSR on the Dixie Flats property payable to an affiliate of Sandstorm.

On January 11, 2021, Clover granted an arms' length private company (the "Optionor") the sole and exclusive option to acquire a 100% interest in the Dixie Flats, North Star and Woodruff properties (the "South Carlin and Woodruff Option"), subject to a 0.25% NSR royalty on the Dixie Flats Claims, in addition to those payable to the Sandstorm affiliate.  The Company received USD 20,000 and a reimbursement of Claims Maintenance fees of USD 31,417 upon execution of the agreement.  To maintain the option in good standing, the Optionor must make the following payments:

Amount	Due Date of Payment
USD 30,000	18-month anniversary of the agreement
USD 40,000	second anniversary of the agreement
USD 50,000	third anniversary of the agreement
USD 60,000	fourth anniversary of the agreement
USD 75,000	annually on each of the fifth through the eighth anniversaries of the agreement

Once the Optionor has made an aggregate of USD 500,000 in cash payments to the Company, it shall be deemed to have earned in to a 100% interest in each of the Dixie Flats, North Star, and Woodruff properties, subject to the NSRs.

If the Optionor should sub-option any or all of Dixie Flats, North Star, and Woodruff to a third-party whose shares trade on a stock exchange or quotation system at the time of the transaction, or subsequent thereto (a "Trading Sub-Optionee"), that Trading Sub-Optionee shall be obligated to issue one million of its common shares to the Company, or at least 5% of the Trading Sub-Optionee's then issued and outstanding common shares, subject to any required regulatory approval.  On January 11, 2021, the Optionor assigned the South Carlin and Woodruff Option to a third-party, however, as the third-party is currently not publicly traded, no share consideration has been received by the Company.

Pursuant to the Company's assessment of the value of the South Carlin Projects, at December 31, 2020, the Company wrote-down the value of North Star by $616,475 to $nil, and Dixie Flats by $2,757,688 to $776,888.  The value of the Woodruff property had previous been fully written-down further to a determination in that year to abandon the mineral claims, and was determined to represent $nil value in the South Carlin and Woodruff Agreement.

Sno and Hot Creek

During the year ended December 31, 2021, the Company wrote-off the remaining value of the Hot Creek ($39,260), and Sno ($122,473) properties pursuant to a decision not to proceed with any further exploration thereon.  The claims for each property remain in good standing.

Remaining Portfolio

The remaining Contact Properties, described herein as the "Portfolio properties", are situated along the Carlin, Independence, and Northern Nevada Rift Trends, well known mining areas in the state of Nevada.  The Portfolio properties each carry an NSR of either 3% or 4%.

Selected Financial Information

Management is responsible for, and the Board approved, the Financial Statements.  Except as noted, we followed the significant accounting policies presented in Note 3 of the Financial Statements consistently throughout all periods summarized in this MD&A (see also discussion concerning the re-adoption of IFRS and transition from US GAAP included in this MD&A, under heading "Re-adoption of IFRS and reclassification of comparative periods").

Management has determined that Contact Gold and Carlin have a CAD functional currency because each finance activities and incur expenses primarily in Canadian dollars. Clover has a USD functional currency reflecting the primary currency in which it incurs expenditures, and in which it receives funding from Contact Gold. Contact Gold's presentation currency is Canadian dollars.  Accordingly, and as Contact Gold's most significant balances are assets held by Clover, each reporting period will likely include a foreign currency adjustment as part of accumulated other comprehensive loss (gain).

Selected Loss and Comprehensive Loss data

Discussion of Operations

Contact Gold incurred a comprehensive loss for the year ended December 31, 2021, of $5,882,315 (2020: $18,361,402).  Other comprehensive loss in each period reflects the translation of the USD-denominated values of Clover's assets and liabilities for consolidation purposes, and the revaluation of the Company's marketable security holdings.

Exploration and evaluation expenditures

Exploration and evaluation expenditures incurred by Contact Gold, including the amortization of land claim maintenance fees paid annually to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to various Nevada Counties (together, "Claims Maintenance fees"), have been expensed in the statements of loss and comprehensive loss.

Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Year ended
	December 31, 2021	December 31, 2020
Drilling, assaying & geochemistry	$1,129,568	$1,889,780
Geological contractors/consultants & related crew care costs	587,859	340,352
Wages and salaries, including share-based compensation	463,481	498,254
Amortization of Claims Maintenance fees	441,092	510,622
Permitting and environmental monitoring	167,080	26,770
Expenditures for the period	$2,789,080	$3,265,778
Cumulative balance	$17,803,614	$15,014,534

Details of exploration and evaluation expenditures incurred and expensed on the Contact Properties are as follows:

	Year ended
	December 31, 2021	December 31, 2020
Green Springs	$2,413,479	$2,602,535
Pony Creek	326,824	484,698
Cobb Creek	41	1,367
Portfolio properties	48,777	177,178
Expenditures for the period	$2,789,080	$2,365,778
Cumulative balance	$17,803,614	$15,014,534

Preferred Stock

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 shares of preferred stock ("Preferred Shares") with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74), maturing five years from the date of issuance (the "Maturity Date"), and carrying a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"), to Waterton Nevada (the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount").

Pursuant to (i) having satisfied the terms of a binding letter of intent (the "LOI") entered into with Waterton Nevada, and (ii) closing a $13.54 million private placement financing with Waterton Nevada (the "Redemption Placement"), the Company redeemed all of the issued and outstanding Preferred Shares on September 29, 2020 (the "Redemption").

The Company bifurcated the value of the Preferred Shares in two components: (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions, and conditions attached to the Preferred Shares (the "Pref Share Rights") each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").  On Redemption, the host was valued at $14,930,301, resulting in a non-cash loss recorded to the statement of loss and comprehensive loss for the year ended December 31, 2020, of $3,605,230; the fair value of the Embedded Derivatives immediately prior to the Redemption was determined to be $nil. The non-cash accretion of the "host" value for the comparative year ended December 31, 2020, was $1,956,008.  The non-cash foreign exchange impact recognized on the "host" for the comparative year ended December 31, 2020, was a loss of $362,185.  During the year ended December 31, 2020, the Company also recognised a gain of $634,417 on the change in fair value of the Embedded Derivatives.

Wages and salaries of $1,142,852 for the year ended December 31, 2021 (2020: $1,273,182) reflects amounts earned by officers and employees of the Company not directly attributable to exploration.  A non-cash expense of $177,500 is also included related to the award of DSUs during the year ended December 31, 2021 (2020: $ $186,250, respectively). The value of wages and salaries recognized to the statement of loss and comprehensive loss may vary from period-to-period depending upon the level of activity underway at the Contact Properties, as such value is attributed to exploration and evaluation, and presented separately.

Stock-based compensation expense, as directly reflected in the consolidated statement of loss and comprehensive loss for the year ended December 31, 2021, is $359,915 (2020: $266,774).  An additional amount of $85,378 was charged to exploration and evaluation expenditures for the year ended December 31, 2021 (2020: $62,873).

Refer in this MD&A under section "Outstanding Securities - Stock-based compensation" for a summary of cancellations, forfeitures and new awards of Options and DSUs during the period.  The remaining average contractual life of Options outstanding is 2.47 years.  In determining the fair market value of stock-based compensation awarded, management makes significant assumptions and estimates. These assumptions and estimates have an effect on the stock-based compensation expense recognized and on the contributed surplus balance on our statements of financial position. Management has made estimates of the life of the Options, the expected volatility, and the expected dividend yields that could materially affect the fair market value of this type of security. Stock-based compensation expense should be expected to vary from period-to-period depending on several factors, including whether any of Options, DSUs, or RSUs are granted in a period, and the timing of vesting or cancellation of such equity instruments.

Professional, legal and advisory fees recognized for the year ended December 31, 2021 of $767,089 (2020: $524,049), reflect ongoing legal, audit and related advisory services, as well as incremental compliance costs incurred due to the Company's previous legal status as a U.S. incorporated entity listed on the TSXV.  Through the year ended December 31, 2021, a significant balance of professional, legal and advisory fees related to the Repatriation.  Although costs incurred for the September 2020 financing are included as part of equity, certain non-recurring expenses were incurred in the comparative period of 2020 to prepare for that financing given its cross-border nature.

Investor relations, promotion, and advertising expenses of $204,306 for the year ended December 31, 2021 (2020: $180,835), include marketing activities, website maintenance, and related costs to update shareholders of Contact Gold and prospective investors.  Amounts in 2021 have begun to increase compared to those in 2020 with the resumption of some in-person marketing activities, and an increased focus on a more Internet-based effort.

Administrative, office, and general expenses of $252,019 for the year ended December 31, 2021 (2020: $246,592), includes head office-related costs, ongoing listing and filing fees, banking charges, and other general administrative costs.  Expenses in 2021 are higher with the gradual return-to-office of personnel in light of the increasing acceptance of the perceived endemic nature of coronavirus COVID-19 ("COVID-19").

Foreign exchange expense during the year ended December 31, 2021, is a loss of $23,696 (2020: loss of $413,769).  The amount recorded to the statements of loss and comprehensive loss each year includes the revaluation of our USD-denominated cash balance at year end.  In the comparative year the loss also includes the impact of the rate of USD exchange on the value of the Preferred Shares, which were redeemed and extinguished in Q3 2020.  Depending on the volatility of the exchange rate from period-to-period, the impact on the statement of loss and comprehensive loss could be significant.

Segment information

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Year ended December 31, 2021	Year ended December 31, 2020
Canada	$2,626,998	$7,647,949
United States	3,046,887	10,066,196
	$5,673,885	$17,714,145

The Contact Properties, prepaids relating to Claims maintenance fees, and the Bonding Deposit, are held by the Company in Nevada.  The remaining assets, including cash and cash equivalents, the remaining balance of prepaids, and receivables reside in both of the Company's two geographic locations.

Significant non-cash items reflected in the net loss attributable to Canada, include stock-based compensation expense, and that which is attributable to the United States includes the mineral property impairment recognized in the year.  In the comparative period accretion expense on the Preferred Shares of $1,956,008, a non-cash gain on the Embedded Derivatives of $634,417, and the impact of foreign exchange from the Preferred Shares of a loss of $413,769.  With the Redemption in September 2020, there are no similar non-cash items in the current period.

Summary of Quarterly Results and Fourth Quarter

The following table sets out selected quarterly financial information of Contact Gold and is derived from unaudited quarterly financial statements prepared by management.

Period	Revenues $	Net loss for the period (as restated) $	Net loss per Contact Share for the period $
Three months ended December 31, 2021	- nil	1,045,044	0.00
Three months ended September 30, 2021	- nil	988,701	0.00
Three months ended June 30, 2021	- nil	1,931,027	0.01
Three months ended March 31, 2021	- nil	1,709,113	0.01
Three months ended December 31, 2020	- nil	9,133,094	0.04
Three months ended September 30, 2020	- nil	5,186,995	0.05
Three months ended June 30, 2020	- nil	692,049	0.01
Three months ended March 31, 2020	- nil	2,702,007	0.04

The Company's expenditures and cash requirements may fluctuate and lack some degree of comparability from period to period as a result of a number of factors including seasonal fluctuations, the write-off of capitalized amounts, share-based payment expenses, tax recoveries, and other factors that may affect the Company's activities.  In addition, the non-cashflow related impact of fair value estimates and foreign exchange impacts on the Preferred Shares prior to the Redemption gave rise to significant variability in those comparative periods.  The Company's primary source of funding is through the issuance of share capital; accordingly, the Company's activity level and the size and scope of planned exploration projects may also fluctuate depending upon the availability of equity financing with favourable terms.  When capital markets strengthen, and the Company is able to secure equity financing with favourable terms, the Company's activity levels, and the size and scope of planned exploration projects may increase.

A discussion of significant expenses is included in each of the respective period's MD&A.

The Company's loss for the fourth quarter of 2021 reflects (i) exploration and evaluation expenditures of $302,503; (ii) wages and salaries of $282,003; (iii) non-cash impairment charge of $161,733; (iv) professional and legal fees of $157,640, (v) non-cash stock-based compensation of $77,110; and (vi) general office & administrative costs, investor relations and other costs to administer the Company.  The Company also recognized $145,201 in other comprehensive loss from the revaluation of the Company's USD-denominated operations.

The Company's loss for the third quarter of 2021 reflects (i) exploration and evaluation expenditures of $464,068; (ii) wages and salaries of $287,392; (iii) Professional and legal fees of $91,744, (iv) non-cash stock-based compensation of $53,743; and (v) general office & administrative costs, investor relations and other costs to administer the Company.  The Company also recognized $807,639 in other comprehensive loss from the revaluation of the Company's USD-denominated operations.

The Company's loss for the second quarter of 2021 reflects (i) exploration and evaluation expenditures of $1,103,272; (ii) Professional and legal fees of $316,031, generally arising in connection with the Repatriation; (iii) wages and salaries of $289,606; (iv) stock-based compensation of $74,147; and (v) general office & administrative costs, investor relations and other costs to administer the Company. The Company also recognized $370,583 in other comprehensive loss from the revaluation of the Company's USD-denominated operations.

The Company's loss for the first quarter of 2021 reflects (i) exploration and evaluation expenditures of $919,237; (ii) wages and salaries of $283,851; (iii) stock-based compensation of $154,915; and (iv) general office & administrative costs, investor relations and other costs to administer the Company. The Company also recognized $435,285 in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Properties

The Company's loss for the fourth quarter of 2020 reflects (i) non-cash impairment charge of $6,602,665; (ii) exploration and evaluation expenditures of $1,760,751; (iii) wages and salaries of $317,073; (iv) professional and legal fees of $246,351; and (v) general office & administrative costs, investor relations and other costs to administer the Company. The Company also recognized $1,625,439 in other comprehensive loss from the revaluation of the Company's USD-denominated Contact Properties.

The Company's loss for the third quarter of 2020 reflects (i) $3,605,230 non-cash loss arising on the Redemption; (ii) exploration and evaluation expenditures of $831,536; (iii) the non-cash accretion of the host amount of the Preferred Shares of $682,467; (iv) wages and salaries of $303,772; and (v) general office & administrative costs, investor relations and other costs to administer the Company. The Company also recognized $801,076 in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Properties.

The Company's loss for the second quarter of 2020 reflects (i) foreign exchange gain of $560,956 reflective of the impact of the rate of foreign exchange on the value of the Preferred Shares, net of a gain on the revaluation of our USD-denominated cash balance at year end; (ii) the non-cash accretion of the host amount of the Preferred Shares of $651,536; (iii) wages and salaries of $337,711; (iv) exploration and evaluation expenditures of $333,299; and (v) general office & administrative costs, investor relations and other costs to administer the Company. The Company also recognized $1,572,766 in other comprehensive (gain) loss from the revaluation of the Company's USD-denominated Contact Properties.

The Company's loss for the first quarter of 2020 reflects (i) foreign exchange loss of $1,192,011 reflective of the impact of the rate of foreign exchange on the value of the Preferred Shares, net of a gain on the revaluation of our USD-denominated cash balance at year end; (ii) the non-cash accretion of the host amount of the Preferred Shares of $622,005, (iii) exploration and evaluation expenditures of $340,192; (iv) wages and salaries of $314,626; and (v) general office & administrative costs, investor relations and other administration costs. The Company also recognized $3,370,774 in other comprehensive gain from the revaluation of the Company's USD-denominated Contact Properties.

Financial Position

The following financial data and discussion is derived from the Consolidated Financial Statements.

	December 31, 2021	December 31, 2020
Current Assets	$3,175,171	$5,162,944
Total Assets	$32,116,860	$34,543,579
Total Current Liabilities	$340,180	$412,498
Total Liabilities	$481,265	$581,693
Shareholders' Equity	$31,635,595	$33,961,886
Number of Contact Shares outstanding	301,282,072	240,757,892
Basic and fully diluted loss per weighted average number of Contact Shares for the year ended	$(0.02)	$(0.14)

Assets

The decrease in total assets reflects (i) a $2.07 million decrease in the balance of cash and cash equivalents, as the Company continued to incur expenditures for exploration and general corporate activities, and (ii) a decrease in the balance of exploration properties as a consequence of impairment charges recognized and the recovery of value from farm-out transactions, net of an increase of prepaids and deposits as compared to amounts held as at December 31, 2020, owing in particular to a larger balance paid in advance for investor relations related endeavours.

The Contact Properties, and changes to the reported values thereto, include:

	Green Springs	Pony Creek	Cobb Creek	Portfolio properties	Total
	(a)	(b)	(c)	(d)
	$	$	$	$	$
January 1, 2020	438,575	26,614,273	195,426	9,197,538	36,445,812
Additions	147,880	60,766	-	-	208,646
Recovery from earn-in	-	-	(170,989)	(32,678)	(203,667)
Impairments	-	-	-	(6,602,665)	(6,602,665)
Foreign Exchange	(11,945)	(524,581)	2,919	(92,141)	(625,748)
December 31, 2020	574,510	26,150,458	27,356	2,470,054	29,222,378
Additions	61,970	-	-	-	61,970
Recovery from earn-in	-	-	(27,208)	(56,939)	(84,147)
Impairments	-	-	-	(161,733)	(161,733)
Foreign Exchange	(1,017)	(110,910)	(148)	(10,588)	(122,663)
December 31, 2021	635,463	26,039,548	-	2,240,794	28,915,805

The value of the Contact Properties may vary period-over-period reflective of changes in the USD-$ foreign exchange rate.  Balances presented as the "Portfolio properties" include those Contact Properties that are not separately identified.

The value of Cobb Creek at December 31, 2021 is nil, as the total value of consideration received pursuant to the Cobb Creek Option is greater than what had been the carrying value.  Excess amounts received from Fremont have been captured as Other Income on the statement of loss and comprehensive loss.

Liabilities

Current liabilities as at December 31, 2021 comprises payables and accrued liabilities of $307,585 (December 31, 2020: $379,765), other current liabilities of $32,595 (December 31, 2020: $32,733) reflective of the amount due to the Cobb Counterparty in the next 12-months. The balances of payables and accruals will generally vary dependent upon the level of activity at the Company, and the timing at period end of invoices and amounts we have actually paid.

During the year ended December 31, 2020, the Company had recognised a reclamation obligation of $141,686 (USD 111,283) relating to disturbance at the Pony Creek and Green Springs.  The balance has been included as a non-current obligation reflective of the estimated future timing of any related reclamation and remediation activities, and is unchanged, save for the impact of foreign exchange as $141,085 (USD 111,283) compared to the prior year end balance.

Pursuant to the Redemption, the balance of liabilities at December 31, 2021 and at December 31, 2020 relating to the values of the "host" and the Embedded Derivatives that comprise the Preferred Shares are $nil.

Cash Flows

The Company is still considered to be in the exploration stage and as such does not earn any significant revenue.

Total cash used in operating activities was $5,062,667 during the year ended December 31, 2021, compared to $5,426,661 in cash used in operating activities during the comparative year. Cash flows in both years relate to exploration and general corporate activities. Operating cash outflows for professional, legal, and advisory fees were higher in 2021 as the Company planned for and completed the Repatriation Transaction.

Total cash flows provided by investing activities was $39,156 during the year ended December 31, 2021. Investing cash flows in 2021 and 2020 arise from the recovery of payments on mineral property interests subject to farm-out transactions.

Total cash flows provided by financing activities was $2,933,950 during the year ended December 31, 2021. In the comparative year financing activities generated $9,247,563 reflective of capital raised in the 2020 Public Offering (net of financing fees paid in cash).

Liquidity and Capital Resources

Going Concern, Capital Management and Contractual Obligations

The properties in which we currently have an interest are in the exploration stage. The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  As at the date of this Annual Report, the Company has approximately $2.44 million available in cash, and working capital of approximately $2.32 million.  Contact Gold's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.  Contact Gold's continuation as a going concern depends on its ability to successfully raise financing through the issuance of debt or equity.

In March 2020 the World Health Organization declared COVID-19 a global pandemic. This contagious disease outbreak, which has continued to mutate and spread, has adversely affected workforces, economies, and financial markets globally, giving rise to broad market volatility and uncertainty, and potentially leading to an economic downturn.  The effect of the COVID-19 virus, the impact of mutations and variants thereof, and the actions recommended to combat the virus are changing constantly.  As of the date of this Annual Report, management don't believe that COVID-19 has had a negative impact on the Company's operations but are aware that it may impact the Company's ability to raise money, or its ability to access and explore its properties should travel restrictions be expanded in scope. It is not possible for the Company to predict the duration, evolution, or magnitude of the adverse results of the outbreak, or its effects on the Company's business or ability to raise funds.

Although the Company has been successful in the past in obtaining financing, including most recently the 2021 Private Placement, there is no assurance that the Company will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company, therefore giving rise to a material uncertainty, which may raise substantial doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date of these Financial Statements.

Consequently, management pursues various financing alternatives to fund operations and advance its business plan, most frequently through the sale of Contact Shares. The Company acknowledges that satisfaction of its capital requirements and completion of its planned exploration program in 2022, will require additional funding, likely by way of a capital raise.  There is no guarantee that any contemplated transaction will be concluded. To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The Company may determine to reduce the level of activity and expenditures, or divest certain mineral property assets, to preserve working capital and alleviate any going concern risk.

Circumstances that could impair our ability to raise additional funds, or our ability to undertake transactions, are discussed in this Annual Report, under the heading "Risk Factors".  In particular, the Company's access to capital and its liquidity may be impacted by global macroeconomic trends, the significant global impacts from COVID-19, fluctuating commodity prices and investor sentiment for the mining and metals industry.

Capital Management

Contact Gold manages its capital to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash. To facilitate the management of its capital requirements, Contact Gold prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. It is necessary for the Company to raise new capital to fund operations on a reasonable regular basis. We believe that this approach, given the relative size and stage of Contact Gold, is reasonable.

There may be circumstances where, for sound business reasons, funds may be re-allocated at the discretion of the Board or management of Contact Gold. While we remain focused on our plans to continue exploration and development on the Contact Properties, we may (i) conclude to curtail certain operations; or (ii) should we enter into agreements in the future on new properties we may be required to make cash payments and complete work expenditure commitments under those agreements, which would change our planned expenditures.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group.

Contractual Obligations

In addition to the option payments for Green Springs, and consideration payable for Cobb Creek described in this MD&A under "Mineral Properties", we have obligations in connection with certain of our mineral property interests that require payments to be made to government entities, and/or underlying land or mineral interest owners. Our property obligations, however, are eliminated should we choose to no longer invest funds exploring the particular property.

Outstanding Securities

There were 301,282,072 Contact Shares and 83,550,125 share purchase warrants issued and outstanding as at December 31, 2021, and as at the date of this Annual Report (December 31, 2020: 240,757,892 and 53,550,125, respectively).

Recent financings and issuances of Contact Shares

A. On March 10, 2021, pursuant to the exercise of RSUs, the Company issued an aggregate of 54,215 Contact Shares.

B. On March 31, 2021, pursuant to the exercise of RSUs, the Company issued an aggregate of 25,520 Contact Shares.

C. On June 24, 2021, pursuant to the exercise of DSUs by a director following his retirement from the Board, the Company issued an aggregate of 444,445 Contact Shares.

D. The Company closed a non-brokered private placement in two tranches, November 25, 2021, and December 6, 2021, issuing 57,600,000 units and 2,400,000 units of the Company, respectively ("2021 Units"), pursuant to the 2021 Private Placement (each comprising one Contact Share and a ½ Contact Share purchase warrant).  Each 2021 Unit consists of one Contact Share and one half of one Contact Share purchase warrant (each whole Contact Share purchase warrant, a "2021 PP Warrant"), with each 2021 PP Warrant entitling the holder to purchase an additional Common Share at a price of $0.075 per share for a period of 24 months from the respective closing date.

In the event that at any time between four months and one day following the closing date and the warrant expiry date, the Common Shares trade on the TSXV at a closing price which is equal to or greater than $0.15 for a period of ten consecutive trading days, the Company may accelerate the expiry date by giving notice to the holders thereof and in such case the 2021 PP Warrants will expire on the 30th day after the date such notice is provided.

E. On January 18, 2022, pursuant to the exercise of RSUs, the Company issued an aggregate of 133,379 Contact Shares.

Restrictions and obligations relating to Contact Shares

So long as Waterton Nevada, or an affiliate thereof, holds at least 15% of the issued and outstanding Contact Shares it has the right to maintain its pro rata interest in the Company in subsequent financings.  Waterton Nevada also holds certain registration rights as it relates to offerings of Contact Shares.

Waterton Nevada elected not to exercise its participation right with respect to the 2021 Private Placement.

Stock-based compensation

i) Stock Options

As at December 31, 2021, there were 10,945,000 (December 31, 2020: 11,532,500) Options outstanding to purchase Contact Shares, of which 7,013,333 had vested (December 31, 2020: 3,756,666).

As at the date of this Annual Report, there are 10,382,500 Options outstanding to purchase Contact Shares, of which 7,317,500 had vested. The remaining average contractual life of Options outstanding as of the date of this MD&A is 2.22 years.

ii) Deferred Share Units

Directors' fees are paid quarterly; and beginning in July 2019 the Company changed the form of remuneration payable to the independent directors to DSUs, rather than cash. The Company awarded 2,083,122 DSUs to certain directors during the year ended December 31, 2021 (year ended December 31, 2020: 1,027,231).  DSUs granted under the Contact Gold Deferred Share Unit Plan, have no expiration date and are redeemable upon termination of service.

As noted in this MD&A, 444,445 DSUs were exercised on June 24, 2021.

A further 888,887 DSUs were awarded subsequent to year end to these same directors.

iii) Restricted Share Units

As at December 31, 2021, the Company had awarded 561,710 RSUs (December 31, 2020: 561,710), of which 295,996 were outstanding at the date of this Annual Report.  As noted in this MD&A, 133,379 RSUs were exercised on January 18, 2022.

RSUs granted under the Contact Gold Restricted Share Unit Plan, generally vest annually in thirds, and have expiration dates at the end of the calendar year in which the final tranche vests.

Financial Instruments and Other Instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.

At initial recognition, Contact Gold classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired: at fair value through profit and loss ("FVTPL"), at fair value through other comprehensive (loss) income ("FVOCI"), or at amortized cost. The Company determines the classification of financial assets at initial recognition.  The classification of debt instruments is driven by the Company's business model for managing the financial assets and their contractual cash flow characteristics.  Equity instruments that are held for trading (including all equity derivative instruments) are classified as FVTPL.  For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVOCI.

Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives), or the Company has opted to measure them at FVTPL.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the significance of the inputs used in making the measurement. In general, fair values determined by "Level 1" inputs utilize quoted prices (unadjusted) in active markets for identical assets. Fair values determined by "Level 2" inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by "Level 3" inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset.

The Company's financial assets and liabilities are comprised of:

i. Cash and Cash Equivalents: Cash and cash equivalents comprise cash on hand, and deposits in banks that are readily convertible into a known amount of cash, or with an initial maturity of 90 days or fewer. Cash and cash equivalents are classified as subsequently measured at amortized cost.

ii. Loans and Receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Contact Gold's loans and receivables are comprised of 'Receivables' and 'Deposits', and are classified respectively as appropriate in current or non-current assets according to their nature. Loans and receivables are initially recognized at the amount expected to be received less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, loans and receivables are measured at amortized cost. Trade receivables are recorded net of lifetime expected credit losses.

iii. Other Financial Assets: Other financial assets consist of investments in marketable equity securities of publicly traded entities which are classified as subsequently measured at fair value through profit or loss. Investment transactions are recognized on the trade date with transaction costs included in the underlying balance. Fair values are determined by reference to quoted market prices at the balance sheet date. Changes in fair value are recognized in the statement of loss.

iv. Other Financial Liabilities: Other financial liabilities are recorded initially at fair value and subsequently at amortized cost using the effective interest rate method. Subsequently, these other financial liabilities are measured at amortized cost using the effective interest method with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period. Other financial liabilities include payables and accrued liabilities (Level 2), the Cobb Creek obligation (Level 3), and in the comparative year (prior to Redemption) the 'host' instrument of the Preferred Shares. Other financial liabilities are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities. The final USD 30,000 payment of the Cobb Creek obligation is due in November 2022.

v. Embedded Derivatives: The Embedded Derivatives were classified as Level 3 financial liabilities at FVTPL, are interconnected and relate to similar risk exposures, and accordingly are valued together as one embedded derivative. Certain inputs to the calculation of the value of the Embedded Derivatives used Level 2 and Level 3 inputs. Owing to the requirement that they be fair valued each period, there was no separate recognition of the Company's credit risk.

vi. Expected Credit Losses: Contact Gold applies the simplified approach provided in IFRS 9, Financial Instruments to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables.

At each reporting date, management assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss

The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in the consolidated statements of loss and comprehensive loss. However, gains and losses on derecognition of financial assets classified as FVOCI remain within the accumulated other comprehensive income (loss).

The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statements of loss and comprehensive loss.

Risks Associated With Financial Instruments

The Company is exposed in varying degrees to a variety of financial instrument related risks. As at December 31, 2021, the Company's financial instruments consist of cash, receivables, marketable securities and accounts payable and accrued liabilities. It is management's opinion that (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values unless otherwise noted in the Consolidated Financial Statements.

The Cobb Creek Obligation are considered to Level 3 type financial liabilities, determined by observable data points, in particular the Company's share price, and for certain of these financial instruments, the rate of USD-$ foreign and the Company's credit spread, with reference to current interest rates and yield curves.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits. As at December 31, 2021, the balance of cash held on deposit was $2.68 million (December 31, 2020: $4.75 million).  The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited.

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset.  The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

Market Risk - Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for the Company's shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's mineral property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar in relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar at December 31, 2021 would have resulted in a $1,222 increase or decrease respectively, in the Company's cash balance.  The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.  A significant portion of the Company's cash balance may be held in USD in any given period.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with IFRS, and in particular the Re-adoption of IFRS in the current year, requires management to make judgements, estimates, and assumptions that affect the reported amounts of assets, liabilities, and expenses. For a detailed presentation of all of Contact Gold's significant accounting policies and the estimates derived therefrom, along with discussion as to judgments and estimates made by management which might impact the financial information, and a summary of new accounting pronouncements, please refer to disclosures in the Financial Statements.  See also, in this MD&A under heading, "Re-adoption of IFRS and reclassification of comparative periods".

In accordance with IFRS 1, an entity's estimates under IFRS at the date of transition to IFRS must be consistent with estimates made for the same date under the previous accounting framework and policies, unless there is objective evidence that those estimates were in error.  In the Company's case with Re-adoption, all estimates are consistent with its US GAAP estimates for the same date.

Preliminary internal discussions have begun in order to evaluate the consequences of the new pronouncements, but the full impact has yet to be assessed.

Re-adoption of IFRS and reclassification of comparative periods

As noted in this MD&A, the Company has changed its accounting policies for the current reporting period, with the Re-adoption and retrospective application of IFRS.  The Company's previous financial statement information was prepared in accordance with US GAAP for the years ended December 31, 2019, and 2020, and the interim periods of 2020 and the first quarter of 2021.  Prior to that the Company had reported its financial statements pursuant to IFRS.

IFRS is based on a conceptual framework that is similar to US GAAP, however, differences exist in certain areas of recognition, measurement and disclosure. While the adoption of IFRS did not have an impact on reported cash flows, it did have an impact on the statements of financial position, statements of equity, and statements of loss and comprehensive loss.

The impact of these differences on the January 1, 2020 opening statement of financial position (the "Opening Balance Sheet"), as well as the December 31, 2020 statements of equity, financial position, and the statements of loss and comprehensive loss for the year ended December 31, 2020 have been disclosed in the Financial Statements.

The following is a discussion of more significant financial statement impacts on the Company's Financial Statements.

a. RTO Transaction

Pursuant to US GAAP, the RTO Transaction, was measured at the carrying value of the net assets of Winwell that were acquired and liabilities assumed ($568,739), less RTO transaction costs ($321,268); the result of which was an adjustment through share capital, reducing equity by $247,471, with the RTO transaction costs recorded as a charge to accumulated deficit.

The recognition and accounting treatment of the RTO Transaction pursuant to IFRS is to adjust the value of consideration paid ($2,769,486) for the value of Winwell's net assets acquired and liabilities assumed ($568,739) in determining a non-cash "listing expense" of $2,200,747, recorded to the consolidated statement of loss and comprehensive loss during the year ended December 31, 2017.

The effect of Re-adoption on the Opening Balance Sheet was an increase to accumulated deficit by $2,522,015, with a corresponding and offsetting increase to the value of share capital.

b. Deferred tax attribution on acquisition of the Contact Properties

Pursuant to US GAAP, a deferred tax liability ("DTL") is recognized for all taxable temporary differences unless they arise from the initial recognition of goodwill. There is no exemption for the initial recognition of an asset or liability in a transaction that is not a business combination, and at the time of the transaction affects neither accounting profit nor taxable profit.  Accordingly, the carrying value of an asset acquired other than in a business combination is adjusted for the amount of the deferred tax recognized.

Using a recognized simultaneous equations method, the Company calculated a DTL (in respect of Nevada net proceeds tax ("NNPT"; calculated at a rate of 5%)), on the respective values of the exploration property assets it has acquired (the "grossed-up value").

In the Clover Acquisition, the aggregate grossed-up value included a DTL of $2,149,915.

In subsequent periods the Company also made the following acquisitions, each of which include attribution of the DTL (determined at the date of each respective acquisition), recognized to the statement of financial position:

- Pony Spur:  On September 11, 2017, the Company acquired additional claims through a purchase of what was known as the "Pony Spur" property (now part of Pony Creek).  A DTL of $7,437 was recognized pursuant to the acquisition.

- Poker Flats: On September 11, 2017, the Company acquired additional claims through a purchase of what was known as the "Poker Flats property (now part of Dixie Flats). A DTL of $3,407 was recognized pursuant to the acquisition.

- Cobb Creek: On November 7, 2017, the Company acquired the remaining 51% interest in the Cobb Creek property from the Cobb Counterparty in exchange for six annual payments of USD 30,000; the first 3 of which have been paid.  A DTL of $8,213 was recognized pursuant to the acquisition.

- Lumps, Umps & East Bailey:  On February 6, 2018, the Company acquired claim blocks known as the Lumps, Umps & East Bailey, which are contiguous to Pony Creek. A DTL of $8,260 was recognized pursuant to the acquisition.

- Green Springs:  On July 23, 2019, the Company entered into the Green Springs Option securing an option to purchase a 100% interest in the Green Springs property.  The Company issued consideration in Contact Shares and cash upon entering into the agreement, and subsequently issued additional Contact Shares in satisfaction of the first anniversary payment.  A DTL of $23,083 was recognized pursuant to the acquisition.

In IFRS, a DTL is recognized for a temporary difference, except to the extent the DTL arises from:

  the initial recognition of goodwill; or
  the initial recognition of an asset or liability in a transaction that:

- is not a business combination; and

- at the time of the transaction, affects neither accounting profit nor taxable profit.

Accordingly, the grossed-up value is not reflected on the value of the Contact Properties determined under IFRS.

The Company recognized an impairment loss on the statement of loss and comprehensive loss on certain of the Contact Properties further to a decision to dispose or abandon a particular mineral property.  The amount of such impairment reflected the grossed-up value.

A list of such impairment charges and the different amounts recognized upon Re-adoption follows:

- Golden Cloud, and Santa Renia: On November 27, 2018, the Company closed a transaction to sell its Golden Cloud and Santa Renia properties to Waterton Nevada.  The Company recognized a $1,962,061 loss on the transaction in the year ended December 31, 2018 in its US GAAP financial statements.  An additional impairment amount of $132,790 relating to deferred taxes (US GAAP) was treated as a tax recovery recognized to the statement of loss and comprehensive loss. There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Woodruff: During the year ended December 31, 2018, the Company determined to impair those exploration property claims that comprise the Woodruff property.  Accordingly, the carrying value of Woodruff was written down to $nil.  The impairment recognized pursuant to US GAAP, includes an additional amount of $4,483 relating to deferred taxes which was treated as a tax recovery recognized to the statement of loss and comprehensive loss.  There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Dry Hills, and Rock Horse:  During the six-month period ended June 30, 2019, the Company determined to abandon those mineral property claims that comprise the Dry Hills, and Rock Horse properties; accordingly, the carrying value of these properties was written down by $1,381,434 in its US GAAP financial statements to $nil.  The impairment recognized pursuant to US GAAP, includes an additional amount of $69,072 relating to deferred taxes which was treated as a tax recovery, and recognized to the statement of loss and comprehensive loss. There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Dixie Flats and North Star:  On January 11, 2021, Clover granted an arms' length private company the sole and exclusive option to acquire a 100% interest in the Dixie Flats, North Star, and Woodruff properties. The Company determined to write-down the value of North Star by $616,475 in its US GAAP financial statements to $nil, and Dixie Flats by $2,757,688 to $776,888. The impairment recognized pursuant to US GAAP, includes an additional amount of $175,965 relating to deferred taxes which was treated as a tax recovery, and recognized to the statement of loss and comprehensive loss.  There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Wilson Peak: As a consequence of the Wilson Peak Option, on November 20, 2020, the Company recognized a write-down to the value of Wilson Peak of $412,827, with an additional amount of $21,167 relating to deferred taxes written-off, and treated as a tax recovery in its US GAAP financial statements.  There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Hot Creek, Rock Creek, and Sno:  The write-down recognised on the value of Wilson Peak gave rise to a write-down in its US GAAP financial statements to the values of the Hot Creek, Rock Creek, and Sno properties of $3,013,326, in aggregate, with an additional amount of $163,066 relating to deferred taxes, and treated as a tax recovery. There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

The aggregate deferred tax-related impact of Re-adoption, as reflected on the Opening Balance Sheet is (i) a decrease to the carrying value of the Contact Properties; (ii) a decrease to accumulated deficit with the aggregate tax recovery recognized; and (iii) a decrease to the value of the deferred tax balance disclosed in the financial statement tax note.

c. Reclamation obligations and other provisions and contingencies

US GAAP requires the discount rate to be used to depend upon the nature of the provision. However, when a provision is measured at fair value, the time value of money and the risks specific to the liability should be considered.

In IFRS the discount rate used should be a pre-tax discount rate that reflects current market assessments of the time value of money, and risks specific to the liability that have not been reflected in the best estimate of the expenditure. The increase in the provision due to the passage of time is recognized as an interest expense.

There was no impact on Re-adoption.

d. Income and loss per share

Income and loss per common share is calculated in US GAAP by deducting both the dividends declared in the period (whether or not paid) and the dividends accumulated for the period on preferred shares (whether or not earned) from the income or loss for the period, and dividing the result by the weighted average number of common shares outstanding during the period.

Under IFRS, the inclusion of accumulated dividends on preferred shares is not included; and accordingly, the income or loss per share differs than that reported under US GAAP.

Known Trends and Uncertainties

Trends and uncertainties, and economic and industry risk factors that may affect our business, in particular those that could affect our liquidity and capital resources, are described in more detail under the heading "Risk Factors" in this Annual Report.  There are currently significant uncertainties in capital markets impacting the availability of equity financing for the purposes of mineral exploration and development, including:

Global Financial Conditions, and the Market Price of the Company's Securities

Global financial conditions have been characterized by ongoing volatility with a particularly negative impact on access to public financing for earlier-stage and even advanced-stage mineral exploration companies.  As at the date of this Annual Report there is also a significant amount of uncertainty and economic disruption caused by the global COVID-19 outbreak that has had a volatile and unpredictable impact on access to capital and liquidity, and access to public financing.

These conditions may affect the Company's ability to obtain equity or debt financing in the future on terms favourable to the Company or at all. If such conditions continue, the Company's operations could be negatively impacted.  More specifically, the price of the Company's securities, its financial results, and its access to the capital required to finance its exploration activities may in the future be adversely affected by declines in the price of precious and base metals and, in particular, the price of gold. Precious metal prices fluctuate widely and are affected by numerous factors beyond the Company's control such as the sale or purchase of precious metals by various dealers, central banks and financial institutions, interest rates, exchange rates, inflation or deflation, currency exchange fluctuation, global and regional supply and demand, production and consumption patterns, speculative activities, increased production due to improved mining and production methods, government regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals, environmental protection, and international political and economic trends, conditions and events.  If these or other factors continue to adversely affect the price of gold, the market price of the Company's securities may decline, and the Company's operations may be materially and adversely affected.

The Contact Shares currently trade on the TSXV and the OTCQB. Securities of micro-cap and small-cap companies have experienced substantial price and volume volatility in the past, often based on factors unrelated to the financial performance or prospects of the companies involved or the value of underlying assets. These factors include macroeconomic developments and political environments in North America and globally and market perceptions of the attractiveness of particular industries. There is no assurance that the price of the Contact Shares will be unaffected by any such volatility.

The price of the Contact Shares is also likely to be significantly affected by short-term changes in mineral and commodity prices or in its financial condition or results of operations as reflected in its quarterly financial reports.

Other factors that may have an effect on the price of the Contact Shares include those listed under heading "Risk Factors - Global Financial Conditions and the Market Price of the Company's Securities

As a result of any of these factors, the market price of the Contact Shares at any given point in time may not accurately reflect the Company's long-term value and shareholders may experience capital losses as a result of their investment in the Company.  Securities class action litigation often has been brought against companies following periods of volatility in the market price of their securities. The Company may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and damages and divert management's attention and resources.

Early-Stage Development Company

The Company is a junior resource company focused primarily on the acquisition, exploration and development of mineral properties located in Nevada. The Company's properties have no established mineral resources or mineral reserves on any of the Contact Properties due to the early stage of exploration at this time.  Any reference to potential quantities and/or grade is conceptual in nature, as there has been insufficient exploration to define any mineral resource or mineral reserve and it is uncertain if further exploration will result in the determination of any mineral resource or mineral reserve. Quantities and/or grade described in this MD&A should not be interpreted as assurances of a potential mineral resource or reserve, or of potential future mine life or of the profitability of future operations.

Few properties that are explored are ultimately developed into producing mines and there is no assurance that any of the Company's projects can be mined profitably. Substantial expenditures are required to establish mineral resources or mineral reserves through drilling, to develop metallurgical processes to extract the metal from the ore and in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. Any profitability in the future from the business of the Company will be dependent upon developing and commercially mining an economic deposit of minerals, which in itself is subject to numerous risk factors.

The exploration and development of mineral deposits involves a high degree of financial risk over a significant period of time that even a combination of management's careful evaluation, experience and knowledge may not eliminate. While discovery of ore-bearing structures may result in substantial rewards, few properties that are explored are ultimately developed into producing mines. Major expenses may be required to establish reserves by drilling and to construct mining and processing facilities at a particular site. It is impossible to ensure that the current exploration and development programs of the Company will result in profitable commercial mining operations. The profitability of the Company's operations will be, in part, directly related to the cost and success of its exploration and development programs, which may be affected by a number of factors.  Substantial expenditures are required to establish mineral reserves that are sufficient to support commercial mining operations and to construct, complete and install mining and processing facilities on those properties that are actually developed.

No assurance can be given that any particular level of recovery of minerals will be realized or that any potential quantities and/or grade will ever qualify as a mineral resource, or that any such mineral resource will ever qualify as a commercially mineable (or viable) deposit which can be legally and economically exploited.

Where expenditures on a property have not led to the discovery of mineral reserves, incurred expenditures will generally not be recoverable.

Geopolitical risks

Recent events in Europe prompted by the conflict in Ukraine, and the response from multiple countries, corporations and governmental agencies may have far reaching impacts on commodity prices, foreign currency exchange rates, and the price of publicly traded companies. The uncertainty and increasing volatility of the situation in Europe, and consequentially in the capital markets may impact the Company's business and the ability to raise new capital.

Government Regulation

The Company's exploration operations are subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, including plant and animal species, and more specifically including the greater sage-grouse, mining taxes and labour standards. In order for the Company to carry out its activities, its various licences and permits must be obtained and kept current. There is no guarantee that the Company's licences and permits will be granted, or that once granted will be extended. In addition, the terms and conditions of such licences or permits could be changed and there can be no assurances that any application to renew any existing licences will be approved. There can be no assurance that all permits that the Company requires will be obtainable on reasonable terms, or at all. Delays or a failure to obtain such permits, or a failure to comply with the terms of any such permits that the Company has obtained, could have a material adverse impact on the Company. The Company may be required to contribute to the cost of providing the required infrastructure to facilitate the development of its properties. The Company will also have to obtain and comply with permits and licences that may contain specific conditions concerning operating procedures, water use, waste disposal, spills, environmental studies, abandonment and restoration plans and financial assurances. There can be no assurance that the Company will be able to comply with any such conditions. Future taxation of mining operators cannot be predicted with certainty so planning must be undertaken using present conditions and best estimates of any potential future changes.

Environmental related requirements and Climate Change considerations

The current and anticipated future operations and exploration activities of the Company on its projects in the United States require permits from various governmental authorities and such operations and exploration activities are and will be governed by Federal, State and local laws and regulations governing various elements of the extractive industry. It is the Company's intention to ensure that the environmental impact on areas where it operates is mitigated by restoration and rehabilitation of affected areas.

Mining and processing operations are energy intensive, resulting in a significant carbon footprint. The Company acknowledges climate change as an international and community concern and recognizes that our operations may be subject to extensive transition and physical climate-related risks. These risks are highly uncertain and may have an adverse effect on Company operations.

As the Company is presently at the early exploration stage with all of our properties, the disturbance of the environment is limited and the costs of complying with environmental regulations are minimal. However, if operations result in negative effects upon the environment, government agencies will likely require Inflection to provide remedial actions to correct the negative effects. Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory authorities curtailing the Company's operations or requiring corrective measures, any of which could result in the Company incurring substantial expenditures. No assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail exploration or development.

Scientific and Technical Disclosure

The Contact Properties are all early stage and do not contain any mineral resource estimates as defined by S-K 1300. There are no assurances that the geological similarities to projects mentioned herein operated by GSV, Calibre, or other project along the Carlin Trend, will result in the establishment of any resource estimates at any of Contact Gold's property interests including Pony Creek, or that the Pony Creek can be advanced in a similar timeframe. The potential quantities and grades disclosed herein are conceptual in nature and there has been insufficient exploration to define a mineral resource for the targets disclosed herein. It is uncertain if further exploration will result in targets on any of the Contact Properties being delineated as a mineral resource.

The scientific and technical information contained in this MD&A has been reviewed and approved by Vance Spalding, CPG, Vice President Exploration, Contact Gold, who is a "qualified person" within the meaning of NI 43-10.

Subsequent Events Not Otherwise Described Herein

With the exception of transactions and activities described in this MD&A, there were no subsequent events.

ITEM 3. DIRECTORS AND OFFICERS

The following table sets forth certain information regarding the members of the Board, each of whom is elected at each annual meeting of stockholders and serves until his successor is elected and qualified or until his earlier resignation or removal, and our executive officers:

Name	Age	City of residency	Position Held with Contact Gold
Matt Lennox-King	45	Whistler, BC	President & CEO, Director
John Wenger	47	Vancouver, BC	Vice-President, Strategy and Chief Financial Officer
Andrew Farncomb	41	Toronto, ON	Senior Vice-President, Director
Vance Spalding	56	Spring Creek, NV	Vice-President, Exploration
Charlie Davies	45	Toronto, ON	Director
John Dorward	50	Toronto, ON	Director
Riyaz Lalani	45	Toronto, ON	Director
George Salamis	56	North Vancouver, BC	Director

Matthew Lennox-King brings over 20 years of experience in mineral exploration to the Company, as a geologist, and mining company executive.  From April 2011 to November 2015, Mr. Lennox-King was President and Chief Executive Officer of Pilot Gold Inc. (now Liberty Gold Corp.)("Pilot Gold"), a TSX listed gold exploration & development company, active in the Western United States and Eastern Europe. At Pilot Gold, Mr. Lennox-King raised over $70 million in equity financings to support the company's activities. Prior to joining Pilot Gold, Mr. Lennox-King was a Senior Geologist at Fronteer Gold Inc. where he successfully identified properties and executed multimillion-dollar exploration programs that generated exponential deposit growth for Fronteer Gold. Mr. Lennox-King brings expertise in mineral exploration, finance, corporate governance, M&A and corporate leadership to his role as President & CEO. Mr. Lennox-King holds a B.Sc. in Geological Sciences from the University of British Columbia and was a 2014 recipient of Business in Vancouver's Top 40 Under 40. Mr. Lennox-King was previously also a non-executive director of BCM Resources Inc., a TSX-V listed base metals focused exploration company.

John Wenger is also corporate secretary of the Company.  He served as Chief Financial Officer and Corporate Secretary of Pilot Gold from 2011 to 2017, where he was part of a management team that raised over $100 million, and successfully completed multiple property transaction deals and acquisitions. Mr. Wenger worked for Ernst & Young LLP from 2001 to 2011 where he acquired considerable experience in financial reporting for both Canadian and U.S. publicly listed companies, primarily in the mining industry. Mr. Wenger has been a Chartered Professional Accountant with the Chartered Professional Accountants of British Columbia since 2006. Mr. Wenger was previously a non-executive director of Osprey Gold Development Ltd., and Capella Minerals Ltd., each a TSXV-listed exploration company. He is also currently CFO for Inflection Resources Ltd., an exploration-stage company listed on the Canadian Securities Exchange.

Andrew Farncomb brings extensive experience in the capital markets to the Company. Mr. Farncomb has diverse experience advising public and private companies on mergers and acquisitions and financing transactions across a range of sectors. In the natural resources sector, Mr. Farncomb has worked with exploration to production stage companies in advisory and Board capacities. Mr. Farncomb is a founder and Principal at Cairn Merchant Partners LP, an independent merchant bank focused on principal investing. Prior to forming Cairn Merchant Partners, Mr. Farncomb was a Partner at Paradigm Capital Inc., a Canadian investment bank focused on small to medium-sized companies. Prior to Paradigm Capital, Mr. Farncomb held a business development role at a consumer goods company in Hong Kong. Mr. Farncomb is also a board member of several TSXV-listed and private companies. He is also a member of the board of directors and chairs the Investment Committee at the Flavelle Foundation. Mr. Farncomb graduated from the Smith School of Business at Queen's University with a Bachelor of Commerce (Honors) degree.

Vance Spalding brings experience in gold exploration from a career that spans more than 28 years. A Certified Professional Geologist (AIPG), and Qualified Person, he most recently served as Deputy Director of Brownfields Exploration for Kinross Gold Corporation. At Kinross, Mr. Spalding built and led the exploration team at Bald Mountain from January 2016 to June 2017, overseeing 60 km of drilling and adding 1.24 Moz of gold to the mineable reserve base. Mr. Spalding previously worked with Pilot Gold from listing in April of 2011 until January 2016 serving first as Exploration Manager and then as Vice President of Exploration, identifying projects for acquisition and managing exploration programs in Nevada, Utah, and Turkey. Prior to this, Mr. Spalding served as Fronteer Gold's U.S. Exploration Manager from 2009 until the sale to Newmont Mining Corporation in 2011, where he oversaw the generative exploration program as well as early to advance stage drilling and development. He served as Project Manager at Centerra / Cameco Gold from 1997 to 2009, where he led the discovery of 2 Moz of gold at the REN project on the northern Carlin Trend. He also served as Exploration Manager at Centerra's Kumtor Gold mine in the Kyrgyz Republic. Prior to Centerra, he worked with Santa Fe Pacific Gold and Gold Fields Mining on various exploration and development projects in the western United States, including Mule Canyon and Atlanta in Nevada, and Elkhorn in Montana. Mr. Spalding holds a B.Sc. in Geology from the University of Idaho.

Charlie Davies has over 15 years of experience in exploration and mining, and is currently the Principal, Exploration for Waterton Global Resource Management, Inc., where his primary duties involve technical evaluations and developing mining projects for study work. Prior to joining Waterton, Mr. Davies served over six years as an Exploration Manager for Kinross Gold. Prior to Kinross Gold, Mr. Davies held senior exploration management roles for Bolnisi Gold NL in Mexico and Ivanhoe Mines Mongolia Ltd in Mongolia. Mr. Davies was awarded a PhD in Economic Geology and holds a Bachelor of Science (First Class Honours).

John Dorward was President and Chief Executive Officer of Roxgold Inc., a TSX-listed gold producer from 2012 to 2021, and has over 20 years of experience in the mining and finance industries. Prior to his time at Roxgold, Mr. Dorward served as Vice-President, Business Development at Fronteer Gold from October 2009 to April 2011 where he was an integral part of the team that sold the large Michelin uranium deposit, acquired AuEX Ventures Inc., and successfully advanced Fronteer Gold's properties prior to the company's sale to Newmont for $2.3 billion in 2011. Mr. Dorward was the Chief Financial Officer of Mineral Deposits Ltd. from 2006 to 2009, where he was responsible for financing the construction of the Sabodala Gold Project in Senegal, West Africa, and was the Chief Financial Officer at Leviathan Resources Ltd., an ASX-listed gold producer, before its acquisition in 2006. He is currently a non-executive director of Surge Copper Inc., and Taura Gold Inc., which are both listed on the TSXV..

Riyaz Lalani is the President of Corsica Strategy Inc. a strategic and financial consulting firm. Prior to that he was the Chief Operating Officer, Think Research Corporation, a healthcare technology company.  Mr. Lalani specializes in financial transactions, shareholder actions, crisis communications and media relations. As the founder and CEO of leading communications and stakeholder relations firm Bayfield Strategy, Inc., Mr. Lalani has extensive experience working with public companies, boards of directors, shareholders and the media. He has been involved with more than 150 shareholder actions and dozens of hostile M&A transactions. Before founding Bayfield Strategy, Mr. Lalani was the Chief Operating Officer of Canada's largest proxy firm, where he co-led the firm's efforts to provide confidential strategic and governance advice to more than a dozen large-cap public companies to protect against potential or threatened dissident actions. He was also previously employed by an international asset manager for 10 years in New York and Toronto, including as its director of research for several years. Mr. Lalani is a director of a TSX-V listed company, and a past director of three public companies.

George Salamis has over 25 years of experience in mineral exploration, mine development and operations and was previously the Executive Chairman of Integra Gold Corp., a gold development company acquired by Eldorado Gold for C$590M in June 2017. Mr. Salamis is also Chief Executive Officer of Pinecrest Resources Ltd., a TSXV-listed exploration company. Mr. Salamis has previously held senior management positions with a number of mining companies including Placer Dome Inc. and Cameco Corporation. He has been involved in mergers and acquisitions transactions valued over $1.8 billion, either through the sale of assets, or of junior mining companies that he played a key role in building. Mr. Salamis holds a degree in geology from the University of Montreal.

Summary Compensation Table

The following table sets forth information regarding compensation for fiscal year 2021 awarded to, earned by or paid to our three most highly compensated executives during 2021.

Name	Cash Compensation	Other Compensation	Total Compensation
Matt Lennox-King	$250,000	$6,940(1)	$256,940
Vance Spalding	$238,170	$25,070(2)	$263,240
John Wenger	$225,000	$7,784(3)	$232,784

(1) Consists of life insurance coverage, extended medical and dental premiums.

(2) Consists of life insurance coverage, extended medical and dental premiums, in aggregate of US$12,000 ($15,042), and an annual amount of US$8,000 ($10,028) paid in cash in lieu of Company contributions to a US 401k plan. United States dollar amounts translated based on the Bank of Canada's daily average exchange rate 1.2535 for the year ended December 31, 2021.

(3) Consists of life insurance coverage, extended medical and dental premiums.

Executive Incentive Plan

Each of Messrs. Lennox-King, Spalding, and Wenger (together, the "Named Executive Officers") will be eligible to participate in such annual employee and executive incentive plans as may be approved by the Governance & Compensation Committee (the "Compensation Committee") of the Board from time to time ("Performance Incentive Plan"). The Company's first formal performance incentive arrangement was implemented in 2018.  The Performance Incentive Plans implemented for each subsequent year considered similar measures of performance and weighting.

Performance Incentive Plans are administered by the Compensation Committee.  Pursuant to the 2021 Performance Incentive Plan, each participant was eligible for an incentive payment in 2021 calculated as follows:

(1) The maximum Target Bonus as a % of Salary for each of the Named Executive Officers is set forth in this Annual Report under heading "Employment Agreements".

(2) Performance as a % of Target is determined as having 40% weighting to a measure of the Company's share price performance relative to peers for the year, and a 60% weighting as to individual performance across the following areas: Exploration Success; Business Development; and Safety.

For 2021 there were no amounts awarded pursuant to any bonus plan.

Specific goals and performance measurement objectives for the NEOs relating to 2022 have not been approved at the date of this Annual Report.  It is expected that the general categories for individual performance weighting will be in line with those of previous years.

Equity Incentive Plan Information

The following tables provides information regarding outstanding Option awards and awards of RSU awards held by each of the persons named in the Summary Compensation Table as of the date of this Annual Report.

Options

Name and position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercise Options (#) Unexercisable	Issue, conversion or exercise price ($)	Expiry date
Matt Lennox-King	100,000	200,000	0.12	December 24, 2025
	66,667	133,333	0.19	January 15, 2025
	116,667	58,333	0.275	April 3, 2024
	600,000	-	0.39	March 28, 2023
Vance Spalding	87,500	175,000	0.12	December 24, 2025
	58,333	116,667	0.19	January 15, 2025
	100,000	50,000	0.275	April 3, 2024
	500,000	-	0.39	March 28, 2023
John Wenger	100,000	200,000	0.12	December 24, 2025
	58,333	116,667	0.19	January 15, 2025
	100,000	50,000	0.275	April 3, 2024
	500,000	-	0.39	March 28, 2023

Restricted Share Units

Name and position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercise Options (#) Unexercisable	Issue, conversion or exercise price ($)	Expiry date
Matt Lennox-King	-	41,667	N/A	December 24, 2023
	-	16,668	N/A	January 15, 2023
Vance Spalding	16,666	50,000	N/A	December 24, 2023
	16,720	33,440	N/A	January 15, 2023
John Wenger	-	33,334	N/A	December 24, 2023
	-	15,000	N/A	January 15, 2023

Employment Agreements

The employment agreements in place for each of the each of the persons named in the Summary Compensation Table are of an indefinite term and contain provisions regarding base salary, paid vacation time, and eligibility for benefits and security-based compensation. The employment agreements also contain confidentiality provisions of indefinite application and certain change-of- control provisions, as discussed below.

Employment Agreement with Matthew Lennox-King

The Company and Mr. Lennox-King are parties to an employment agreement, dated as of April 7, 2017 (the "MLK Employment Agreement"), providing for the terms and conditions of Mr. Lennox-King's employment as President and Chief Executive Officer of the Company.

The MLK Employment Agreement provides for an annual base salary of $250,000 during the period from June 7, 2017 to December 31, 2017.  There has been no increase to the annual base salary for subsequent periods.  In addition, Mr. Lennox-King is entitled to a target bonus opportunity under the Performance Incentive Plan in any given year equal to 60% of his base salary and is eligible to participate in equity remuneration and other employee benefit plans offered to other senior executives of the Company.

Under the MLK Employment Agreement, if the Company terminates Mr. Lennox-King's employment without cause, Mr. Lennox-King shall be entitled to (i) his earned but unpaid compensation, (ii) any amounts of compensation awarded pursuant to the Performance Incentive Plan with respect to a completed calendar year which remains unpaid on termination, and (iii) a severance payment in the aggregate amount equal to 100% of his annual base salary within 7 business days following the earlier of (a) the Termination Date, or (b) the date at which Annual Bonus amounts are paid to active employees.  Furthermore, in the event of a possible Change of Control, Mr. Lennox-King is also entitled to a lump sum payment, and his unvested Options and RSUs shall vest immediately.  The estimated payment, including perquisites, for Mr. Lennox-King, assuming the occurrence a Change of Control and resultant cessation of employment, on December 31, 2021, is approximately $514,362, less statutory deductions. The specific entitlements and mechanics by which a Change of Control payment is determined and awarded are detailed and defined in this Annual Report under heading "Employment Agreements - Change of Control".

Employment Agreement with Vance Spalding

The Company and Mr. Spalding are parties to an employment agreement, dated as of April 7, 2017 (the "VS Employment Agreement"), providing for the terms and conditions of Mr. Lennox-King's employment as President and Chief Executive Officer of the Company.

The VS Employment Agreement provides for an annual base salary of USD 190,000 during the period from June 7, 2017 to December 31, 2017.  There has been no increase to the annual base salary for subsequent periods.  In addition, Mr. Spalding is entitled to a target bonus opportunity under the Performance Incentive Plan in any given year equal to 40% of his base salary, with full discretion of the Board of up to 60% for extraordinary achievement, and is eligible to participate in equity remuneration and other employee benefit plans offered to other senior executives of the Company.

Under the VS Employment Agreement, if the Company terminates Mr. Spalding's employment without cause, Mr. Spalding shall be entitled to (i) his earned but unpaid compensation, (ii) any amounts of compensation awarded pursuant to the Performance Incentive Plan with respect to a completed calendar year which remains unpaid on termination, and (iii) a severance payment in the aggregate amount equal to 100% of his annual base salary within 7 business days following the earlier of (a) the Termination Date, or (b) the date at which Annual Bonus amounts are paid to active employees.  Furthermore, in the event of a possible Change of Control, Mr. Spalding is also entitled to a lump sum payment, and his unvested Options and RSUs shall vest immediately.  The estimated payment, including perquisites, for Mr. Spalding, assuming the occurrence a Change of Control and resultant cessation of employment, on December 31, 2021, is approximately $544,955, less statutory deductions. The specific entitlements and mechanics by which a Change of Control payment is determined and awarded are detailed and defined in this Annual Report under heading "Employment Agreements - Change of Control".

Employment Agreement with John Wenger

The Company and Mr. Wenger are parties to an employment agreement, dated as of April 7, 2017 (the "JW Employment Agreement"), providing for the terms and conditions of Mr. Wenger's employment as Vice-President, Strategy, Chief Financial Officer and Corporate Secretary of the Company.

The JW Employment Agreement provides for an annual base salary of $225,000 during the period from June 7, 2017 to December 31, 2017.  There has been no increase to the annual base salary for subsequent periods.  In addition, Mr. Wenger is entitled to a target bonus opportunity under the Performance Incentive Plan in any given year equal to 50% of his base salary and is eligible to participate in equity remuneration and other employee benefit plans offered to other senior executives of the Company.

Under the JW Employment Agreement, if the Company terminates Mr. Wenger's employment without cause, Mr. Wenger shall be entitled to (i) his earned but unpaid compensation, (ii) any amounts of compensation awarded pursuant to the Performance Incentive Plan with respect to a completed calendar year which remains unpaid on termination, and (iii) a severance payment in the aggregate amount equal to 100% of his annual base salary within 7 business days following the earlier of (a) the Termination Date, or (b) the date at which Annual Bonus amounts are paid to active employees.  Furthermore, in the event of a possible Change of Control, Mr. Wenger is also entitled to a lump sum payment, and his unvested Options and RSUs shall vest immediately.  The estimated payment, including perquisites, for Mr. Wenger, assuming the occurrence a Change of Control and resultant cessation of employment, on December 31, 2021, is approximately $465,993, less statutory deductions. The specific entitlements and mechanics by which a Change of Control payment is determined and awarded are detailed and defined immediately below in this Annual Report under heading "Employment Agreements - Change of Control".

Change of Control

The Company recognizes the valuable services that each of the Named Executive Officers provide to the Company and the importance of the continued focus of the Executive Officers in the event of a possible Change of Control (as herein defined). Because a Change of Control could give rise to the possibility that the employment of a Named Executive Officer would be terminated without cause or adversely changed, the Board considers it in the best interests of the Company to alleviate any distraction by ensuring that, in the event of a Change of Control, each Named Executive Officer would have certain guaranteed rights.  Accordingly, the Company has provided for the following:

A Change of Control payment is triggered if the employment of the individual Named Executive Officer is terminated within the 12- month period following the effective date of a Change of Control by (A) death; (B) the resignation of the Executive for "Good Reason" (as defined herein); or (C) the Company other than for just cause.

For the purposes of the foregoing, "Good Reason" means the occurrence of any one of the following events without the express agreement in writing of the relevant Executive:

(a) a material adverse change in any of the duties, powers, rights, discretion, prestige, title, salary, benefits, or perquisites of the Named Executive Officer as they exist, and with respect to financial entitlements, the conditions under and manner in which they were payable, immediately prior to the effective date of the Change of Control;

(b) a change in the office or body to whom the Named Executive Officer reports immediately prior to the effective date of the Change of Control, except if such office or body is of equivalent rank or stature, provided that this does not include a change resulting from a promotion in the normal course of business; or

(c) a material change in the location at which the Named Executive Officer is regularly required to carry out the terms of his employment with the Company immediately prior to the effective date of the Change of Control.

In the event that a Change of Control payment is triggered:

  Each Named Executive Officer shall be entitled to 24 months base salary. Such payments shall be made in one lump sum, plus two times the average amount of bonus paid in the preceding two years less applicable statutory deductions, within 7 days of the effective date of the termination of employment; and

  All unvested Options and RSUs that have been granted to the Named Executive Officer prior to the Change of Control shall vest immediately before such Change of Control and the NEO shall for a period of up to 18 months after the effective date of the Change of Control be permitted to exercise any such Options and RSUs if not yet exercised (however, in no event shall the Named Executive Officer be permitted to exercise any Options or RSUs beyond the expiry date thereof).

For purposes of the foregoing, a "Change of Control" is defined as the occurrence of any of the following:

(a) the acquisition, beneficially, directly or indirectly, by any person or group of persons acting jointly or in concert, within the meaning of Multilateral Instrument 62-104, Takeover Bids and Issuer Bids (or any successor instrument thereto), of Contact Shares which, when added to all other Contact Shares at the time held beneficially, directly or indirectly by such person or persons acting jointly or in concert, totals for the first time more than 50% of the outstanding Contact Shares; or

(b) the removal, by extraordinary resolution of the shareholders of Contact Gold, of more than 51% of the then incumbent directors of Contact Gold, or the election of a majority of directors to the Board who were not nominees of the incumbent board of Contact Gold at the time immediately preceding such election; or

(c) the consummation of a sale of all or substantially all of the assets of Contact Gold, or the consummation of a reorganization, merger or other transaction which has substantially the same effect; or

(d) a merger, consolidation, plan of arrangement or reorganization of Contact Gold that results in the beneficial, direct or indirect transfer of more than 50% of the total voting power of Contact Gold's outstanding securities to a person, or group of persons acting jointly and in concert, who are different from the person that have, beneficially, directly or indirectly, more than 50% of the total voting power prior to such transaction; or

(e) any decrease in the individual Named Executive Officers' annual salary, vacation, or other form of remuneration; or

(f) any action or event that would constitute a constructive dismissal of the Named Executive Officer at common law.

The Company's Omnibus Stock and Incentive Plan and RSU Plan also contain certain provisions relating to the accelerated vesting and exercise of Options and RSUs granted thereunder in the event the Company proposes to amalgamate, merge or consolidate with any other corporation (other than a wholly-owned subsidiary) or to liquidate, dissolve or wind-up, or in the event an offer to purchase or repurchase the Contact Shares or any part thereof is made to all or substantially all holders of Contact Shares.

Termination

Generally, the employment contracts of the Named Executive Officers may be terminated by the Company at any time for just cause without notice or payment in lieu thereof or payment of any compensation whatsoever by way of anticipated earnings, bonus payments, benefit contributions or damages of any kind.

In the absence of just cause, on providing two weeks' written notice to the Named Executive Officer, the Company shall provide 12 months' salary and Benefits.

In the event of termination of a Named Executive Officer in circumstances other than in connection with Change of Control and in the absence of just cause, estimated payments for each of Messrs. Lennox-King, Wenger, and Mr. Spalding, excluding perquisites, assuming the occurrence of such termination event on December 31, 2021, are approximately $250,000, $225,000, and $238,170 respectively (the latter translated at the year-end rate of exchange as published by the Bank of Canada). The Named Executive Officers would also be entitled to continuing employee benefits over the relevant severance period or a corresponding payout of the benefit amount.

If the Executive's termination is for any reason other than just cause or the resignation of the Named Executive Officer (in the latter case, all unvested Options and RSUs shall lapse after three months from the termination date, and be of no further force or effect from such date forward).

Each Named Executive Officer has provisions in their employment contract that restricts such Named Executive Officer, both during the term of the agreement and at any time thereafter, from disclosing any confidential information to any person, or using the same for any purpose other than the purposes of the Company.  No Named Executive Officer may disclose or use for any purpose, other than those of the Company, the private affairs of the Company, or any other information which he may acquire during the course of his employment in respect of the business and affairs of the Company.

Each Named Executive Officer employment agreement also provides that the individual will not, either during the term of his agreement or at any time within a period of one year following the termination of his employment, either  individually, or  in  partnership, or  jointly,  or  in  connection with  any person or  persons, firm, association, syndicate, company or corporation, whether as employee, principal, agent, shareholder or in any other manner whatsoever, explore, acquire, lease or option any mineral property, any portion of which lies within 10 kilometres of any property which the Company is exploring, has acquired, leased or optioned, or is in the process of acquiring, leasing or optioning, at the termination of his agreement or any renewal thereof1.

ITEM 4.  SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth the beneficial ownership of our common stock as of the date of this Annual Report of (i) all executive officers and directors of the Company as a group and (ii) each person or group of persons known to us to beneficially own more than 10% of the outstanding Contact Shares.

Contact Gold's common stock is not be registered under Section 12 of the 1934 Act, or subject to reporting obligations under Section 13 or Section 15(d) of the 1934 Act.  All information below is taken from or based upon information provided to us by such persons, but because such persons have not been subject to the beneficial ownership reporting requirements of the 1934 Act, complete and accurate information with respect to current beneficial ownership provided may be unavailable. To our knowledge, each of the holders of Contact Shares listed below has sole voting and investment power as to the Contact Shares owned, unless otherwise noted.

Name and position	Address	Number of Shares	Percent of Class(1)
Matthew Lennox-King(2) President, CEO and Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	6,060,267	2.01%
John Dorward(3) Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	6,539,834	2.17%
Andrew Farncomb(4) Senior Vice-President and Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	4,710,708	1.56%
Riyaz Lalani(5) Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	-	-%
George Salamis(6) Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	1,228,634	0.41%
Charlie Davies(7) Director	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	-	-%
John Wenger(8) Vice-President, Strategy and Chief Financial Officer	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	2,034,406	0.68%
Vance Spalding(9) Vice-President, Exploration	400 Burrard St., Suite 1050, Vancouver, BC Canada V6C 3A6	466,320	0.15%
Waterton Precious Metals Fund II Cayman	c/o P.O. Box 309, Ugland House, South Church St., Georgetown E9 KY1-1104	100,764,627	33.45%

(1) Based on 301,282,072 Contact Shares issued and outstanding as of the date of this Annual Report.

(2) Mr. Lennox King also holds 1,916,000 Warrants, 1,275,000 Options with a weighted average exercise price of $0.28 per Contact Share; 883,333 of which are exercisable.  Mr. Lennox-King also holds 58,335 RSU, none of which are exercisable.

(3) Mr. Dorward's shareholding is in part direct, and in part through his spouse. He also holds 2,375,000 Warrants.  He also holds 712,500 Options with a weighted average exercise price of $0.27 per Contact Share; 470,834 of which are exercisable. Mr. Dorward also holds 1,278,860 DSUs, that are redeemable upon termination of service.

(4) Mr. Farncomb's shareholding is in part direct, and in part through Highland Capital Advisors, and Red Point Capital Inc., both private corporations overwhich he exercises control. Mr. Farncomb also holds 1,429,960 Warrants, 1,087,000 Options with a weighted average exercise price of $0.28 per Contact Share; 745,833 of which are exercisable, as well as 45,334 RSUs, none of which are exercisable.

(5) Mr. Lalani holds 712,500 Options with a weighted average exercise price of $0.27 per Contact Share; 470,834 of which are exercisable. Mr, Lalani also holds 1,023,089 DSUs, that are redeemable upon termination of service.

(6) Mr. Salamis' shareholding is in part direct, and in part held through SPI Spartan Investments, a private corporation he controls. Mr. Salamis also holds 712,500 Options with a weighted average exercise price of $0.27 per Contact Share; 470,834 of which are exercisable.  Mr. Salamis also holds 895,201 DSUs, that are redeemable upon termination of service.

(7) Mr. Davies is a senior officer of Waterton Global Resource Management, the sole partner of Waterton.  Mr. Davies holds 712,500 Options with a weighted average exercise price of $0.27 per Contact Share; 470,834 of which are exercisable. Mr. Davies also holds 759,909 DSUs, that are redeemable upon termination of service.

(8) Mr. Wenger also holds 1,240,040 Warrants, 1,125,000 Options with a weighted average exercise price of $0.27 per Contact Share; 758,333 of which are exercisable. Mr. Wenger also holds 48,334 RSUs, none of which are exercisable.

(9) Mr. Spalding also holds 1,087,000 Options with a weighted average exercise price of $0.28 per Contact Share; 745,833 of which are exercisable.  Mr. Spalding holds 83,440 RSUs, 33,386 of which are exercisable.

ITEM 5. INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Other than the transactions described below, during the years ended December 31, 2021 and December 31, 2020, the Company had no transactions with any director or executive officer, any nominee for election as a director, any beneficial owner of more than 10% of the Company's common stock or any immediate family member of any of the foregoing.

Transactions with Individuals or Entities Affiliated with Waterton

As disclosed in this Annual Report, Options have previously been granted, and director fees prior to 2020 were paid and payable in cash to Mr. Charlie Davies, one of Waterton Nevada's Board nominees.  During 2021 that number of RSUs with a face value equal to the cash otherwise payable to Mr. Davies was paid as director fees.

The Company redeemed all of the issued and outstanding Preferred Shares, and paid the balance of the accrued Dividend pursuant to the Redemption

Transactions with Cairn Merchant Partners LP

An amount of $60,000 (2020: $60,000) was invoiced by Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director and officer of the Company is a principal for employee service; $Nil is payable at December 31, 2021 (December 31, 2020: $Nil).  Mr. Farncomb's base salary is paid in part directly, and in part to Cairn in consideration of general management and administrative services rendered through Cairn.

ITEM 6. OTHER INFORMATION

Not applicable.

ITEM 7. FINANCIAL STATEMENTS

Contact Gold Corp.
An exploration stage company

CONSOLIDATED FINANCIAL STATEMENTS
As at and for the years ended December 31, 2021, 2020, and as at January 1, 2020

(Expressed in Canadian dollars)

Report of Independent Auditors

To the Shareholders of

Contact Gold Corp.

Opinion

We have audited the consolidated financial statements of Contact Gold Corp. [the "Company"], which comprise the consolidated statements of financial position as at December 31, 2021, December 31, 2020 and January 1, 2020, and the related consolidated statements of loss and comprehensive loss, shareholders' equity and cash flows for the years ended December 31, 2021 and December 31, 2020, and the related notes [collectively referred to as the "consolidated financial statements"].

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2021, December 31, 2020, and January 1, 2020, and the results of its operations and its cash flows for the years ended December 31, 2021 and December 31, 2020 in accordance with International Financial Reporting Standards ["IFRSs"].

Basis for opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America ["GAAS"]. Our responsibilities under those standards are further described in the Auditor's responsibilities for the audit of the consolidated financial statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial doubt about the Company's ability to continue as a going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 3 to the consolidated financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and has stated that substantial doubt exists about the Company's ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of management for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRSs, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditor's responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

  Exercise professional judgment and maintain professional skepticism throughout the audit.
  Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
  Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
  Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
  Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Vancouver, Canada

April 1, 2022

Contact Gold Corp.
Consolidated Statements of Financial Position
(Expressed in Canadian dollars)

As at	Note	December 31, 2021	December 31, 2020 (as restated - Note 14)	January 1, 2020 (as restated - Note 14)
			$	$
Assets

Current assets
Cash and cash equivalents		2,684,939	4,753,148	844,169
Receivables, prepaids, and deposits	5	490,232	409,796	394,574
Total current assets		3,175,171	5,162,944	1,238,743

Non-current assets
Marketable securities	6(c)	22,500	150,000	56,250
Fixed assets		3,384	8,257	16,212
Exploration properties	6	28,915,805	29,222,378	36,445,812
Total non-current assets		28,941,689	29,380,635	36,518,274

Total assets		32,116,860	34,543,579	37,757,017

Liabilities and shareholders' equity

Current liabilities
Payables and accrued liabilities	7, 11	307,585	379,765	468,058
Other current liabilities	6(c)	32,595	32,733	33,376
Total current liabilities		340,180	412,498	501,434

Non-current liabilities
Redeemable preferred shares		-	-	13,246,524
Other non-current liabilities	6(a),6(b)	141,085	169,195	51,622
Total non-current liabilities		141,085	169,195	13,298,146

Total liabilities		481,265	581,693	13,799,580

Shareholders' equity
Share capital	9	74,783,060	72,387,426	47,084,203
Contributed surplus	9(c)	7,235,888	6,075,498	3,012,870
Accumulated other comprehensive loss		(2,253,867)	(2,045,437)	(1,398,180)
Accumulated deficit		(48,129,486)	(42,455,601)	(24,741,456)
Total shareholders' equity		31,635,595	33,961,886	23,957,437

Total liabilities and shareholders' equity		32,116,860	34,543,579	37,757,017

Nature of operations and going concern	1, 2, 3
Subsequent events	9(c)

The accompanying notes form an integral part of these consolidated financial statements

Approved by the Board of Directors on April 1, 2022:

"Riyaz Lalani", Director	"John Dorward", Director

Contact Gold Corp.
Consolidated Statements of Loss and Comprehensive Loss
(Expressed in Canadian dollars, except share amounts)

	Note	Year ended December 31, 2021	Year ended December 31, 2020
		$	$
Operating expenses:
Exploration and evaluation expenditures	6	2,789,080	3,265,778
Wages and salaries		1,142,852	1,273,182
Professional, legal, and advisory fees		767,089	524,049
Stock-based compensation	9(c)	359,915	266,774
Administrative, office and general		252,019	246,592
Investor relations, promotion, and advertising		204,306	180,835
Write-down of exploration properties		161,733	6,602,665
Foreign exchange loss (gain)		23,696	413,769
Accretion of Cobb Creek obligation	6(c)	10,522	15,927
Interest and other income		(37,327)	(2,247)
Loss on redemption of preferred shares		-	3,605,230
Accretion of redeemable preferred share obligation		-	1,956,008
Gain on change in fair value of embedded derivatives		-	(634,417)
Loss (gain) before income taxes		5,673,885	17,714,145

Tax (recovery)		-	-

Loss for the year		5,673,885	17,714,145

Other comprehensive loss
Items that may be reclassified subsequently to net loss
Exchange differences on translation of foreign operations	6	143,430	628,507
Items that will not be reclassified subsequently to net loss
Net unrealized loss on financial assets	6(c)	65,000	18,750

Total loss and comprehensive loss for the year		5,882,315	18,361,402

Loss per Contact Share	9(e)

Basic and diluted loss (gain) per share		0.02	0.14
Weighted average number of Contact Shares (basic and diluted)		246,897,920	128,707,739

The accompanying notes form an integral part of these consolidated financial statements

Contact Gold Corp.
Consolidated Statements of Shareholders' Equity
(Expressed in Canadian dollars, except share amounts)

	Common Shares		Contributed surplus	Accumulated other comprehensive (loss) income	Accumulated deficit	Total shareholders' equity (deficit)
	(Notes 6(a), 9 and 14)		(Notes 9)
	#	$			$	$
Balance as at January 1, 2020 (as restated - Note 14)	84,471,973	47,084,203	3,012,870	(1,398,180)	(24,741,456)	23,957,437

Shares issued pursuant to 2020 Private Placement	12,500,000	582,894	667,106	-	-	1,250,000
Shares issued pursuant to 2020 Public Offering	73,870,000	13,053,201	1,720,799	-	-	14,774,000
Shares issued pursuant to Redemption Placement	69,412,978	13,535,531	-	-	-	13,535,531
Share issue costs		(1,995,784)	198,246	-	-	(1,797,538)
Shares issued pursuant to Green Springs Option	-	66,960	-	-	-	66,960
Shares issued pursuant to exercise of Warrants	-	28,476	(7,476)	-	-	21,000
Stock-based compensation	362,941	-	483,953-	-	-	483,953
Restricted shares	140,000	31,945		-	-	31,945
Cumulative translation adjustment	-	-	-	(647,257)	-	(647,257)
Loss for the year	-	-	-	-	(17,714,145)	(17,714,145)
Balance as at December 31, 2020	240,757,892	72,387,426	6,075,498	(2,045,437)	(42,455,601)	33,961,886

Shares issued pursuant to exercise of RSUs	79,735	15,150	(15,150)	-	-	-
Shares issued pursuant to exercise of DSUs	444,445	37,778	(37,778)	-	-	-
Shares issued pursuant to 2021 Private Placement	60,000,000	2,409,475	590,525	-	-	3,000,000
Share issue costs		(66,769)	-	-	-	(66,769)
Stock-based compensation	-	-	622,793	-	-	622,793
Cumulative translation adjustment	-	-	-	(208,430)	-	(208,430)
Loss for the year	-	-	-	-	(5,673,885)	(5,673,885)
Balance as at December 31, 2021	301,282,072	74,783,060	7,235,888	(2,253,867)	(48,129,486)	31,635,595

The accompanying notes form an integral part of these consolidated financial statements

Contact Gold Corp.
Consolidated Statements of Statements of Cash Flows
(Expressed in Canadian dollars)

	Notes	Year ended December 31, 2021	Year ended December 31, 2020
		$
Cash flows from operating activities
Loss for the year		(5,673,885)	(17,714,145)
Adjusted for:
Movements in working capital:
Receivables	5	24,061	(1,444)
Prepaids and deposits	5	(123,360)	(34,028)
Payables and accrued liabilities	7	(52,180)	(108,293)
Gain relating to change in fair value of embedded derivatives		-	(634,417)
Loss on redemption of Preferred Shares		-	3,605,230
Accretion of Contact Preferred Shares host		-	1,956,008
Foreign exchange relating to Contact Preferred Shares		-	362,185
Stock-based compensation	9(c)	622,793	515,898
Write-down of exploration properties		161,733	6,602,665
Accretion of Cobb Creek obligation	6(c)	10,522	15,927
Foreign exchange impact on Cobb Creek obligation		(253)	(2,487)
Amortization		4,784	12,387
Other income		(36,882)	(2,147)

Net cash used in operating activities		(5,062,667)	(5,426,661)

Cash flows from investing activities
Purchase of equipment		-	(4,432)
Change in working capital related to exploration property interests		18,863	39,348
Cash received from farm-out of South Carlin Projects	6(d)	25,432	32,678
Cash paid for Green Springs Option	6(a)	(61,970)	-
Cash received from Fremont for Cobb Creek Option		25,324	-
Cash received from Wilson Peak Option		31,507	-

Net cash due to investing activities		39,156	67,594

Cash flows from financing activities
Cash received from private placement		3,000,000	1,250,000
Share issue costs paid on private placement		(66,769)	(104,116)
Cash received from 2020 Public Offering, net		-	14,774,000
Share issue costs, paid on 2020 Public Offering		-	(1,621,688)
Share issue costs paid on Redemption Placement		-	(71,733)
Cash paid on Redemption		-	(5,000,000)
Cash received from exercises of Warrants		-	21,000
Interest income on cash and cash equivalents, net		719	100

Net cash due to financing activities		2,933,950	9,247,563

Effect of foreign exchange on cash		21,352	20,483

Net increase (decrease) in cash		(2,068,209)	3,908,979

Cash and cash equivalents, beginning of year		4,753,148	844,169
Cash and cash equivalents, end of year		2,684,939	4,753,148

The accompanying notes form an integral part of these consolidated financial statements

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

1. NATURE OF OPERATIONS

Originally incorporated as Winwell Ventures Inc. ("Winwell") under the Business Corporations Act (Yukon) on May 26, 2000, Contact Gold Corp. (the "Company," or "Contact Gold") was continued under the laws of the State of Nevada on June 7, 2017 as part of a series of transactions that included a reverse acquisition of a non-operating company (the "RTO Transaction"), and the acquisition of a 100% interest in Clover Nevada II LLC ("Clover"), a Nevada limited liability company holding a portfolio of gold properties (the "Contact Properties") located on Nevada's Carlin, Independence and Northern Nevada Rift gold trends  (the "Clover Acquisition").

The Company began trading on the TSX Venture Exchange ("TSXV") under the symbol "C" on June 15, 2017.

On June 4, 2021, the Company completed an internal reorganization designed to continue and redomicile Contact Gold Corp. from incorporation in the State of Nevada to the Province of British Columbia ("BC") as part of an internal reorganization (the "Repatriation Transaction")(Note 2).

The Company is engaged in the acquisition, exploration, and development of exploration properties in Nevada. The Company is domiciled in Canada and maintains a head office at 1050-400 Burrard St., Vancouver, BC, Canada.

2. REPATRIATION AND RE-ADOPTION OF IFRS

Repatriation Transaction

The Repatriation Transaction included:

a) the completion of a plan of conversion (the "Conversion") to continue into BC (the "Continuation"), and

b) immediately following the Continuation, the completion of a plan of arrangement (the "Plan of Arrangement") between the Company, its securityholders, and 1299311 BC Ltd., a newly-incorporated and wholly-owned subsidiary ("BC Amalco"), which among other things, included the vertical amalgamation between the re-domiciled Contact Gold Corp. and BC Amalco (the "Amalgamation").

Pursuant to the Repatriation Transaction, Contact Gold shareholders received or shall be entitled to receive, for every one share of common stock of Nevada-incorporated Contact Gold ("old Common Stock"), one common share of the now British Columbia incorporated Contact Gold Corp. (a "Contact Share").  Pursuant to the Arrangement, shares of the old Common Stock were de-listed from the TSXV, and the Contact Shares were listed and posted for trading on the TSXV effective as of market open on June 9, 2021, with no change to the Company's ticker symbol (TSXV: C). The transaction to amalgamate BC Amalco had no accounting impact on the Financial Statements.

Change of Accounting Policies

Pursuant to a decision document dated December 24, 2019 (2019 BCSECCOM 451), issued by the British Columbia Securities Commission (as principal regulator) and the Ontario Securities Commission under National Policy 11, 203 - Process for Exemptive Relief Applications in Multiple Jurisdictions (the "Order"), in order to streamline regulatorily-required reporting obligations as an entity incorporated in the United States, the Company was granted an exemption from the Canadian securities regulatory authorities in each jurisdiction where the Company is a reporting issuer (the "Commissions") from having to prepare its consolidated financial statements in accordance with International Financial Reporting Standards ("IFRS"), as issued by the International Accounting Standards Board ("IASB"), and the interpretations of the International Financial Reporting Interpretations Committee ("IFRIC").

Pursuant to the Order, the Company was permitted to file its consolidated financial statements in accordance with United States Generally Accepted Auditing Principles ("US GAAP"), and have such financial statements audited pursuant to the rules and standards of the United States Public Company Accounting Oversight Board. The exemptive relief provided under the Order was conditional on the Company meeting certain conditions and requirements, including, among other things, a requirement for the Company to be incorporated under the laws of a jurisdiction in the United States (meeting the definition of a U.S. domestic entity).  Pursuant to having completed the Continuance, the exemption under the Order is no longer available to the Company, and accordingly, Contact Gold has reverted to preparing and reporting its consolidated financial statements pursuant to IFRS.

Prior to receipt of the Order the Company had prepared its financial statements in accordance with IFRS.  For ease of transition, the Company has elected not to adopt IFRS 1, First-time Adoption of IFRS ("IFRS 1"), and with reference to IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors ("IAS 8"), has instead applied IFRS retrospectively as if Contact Gold had continued to report its consolidated financial statements pursuant to IFRS on an uninterrupted basis (the "Re-adoption").  Accordingly, the Company has elected to change all of its accounting policies to comply with IFRS (Note 3).  The disclosures concerning the Re-adoption are included in Note 14.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

3. MATERIAL ACCOUNTING POLICY INFORMATION

a. Financial data

These consolidated financial statements for the years ended December 31, 2021 and 2020, and as at January 1, 2020 (the "Financial Statements"), have been prepared in accordance with IFRS.  As described at Notes 2 and 14, the Company has re-adopted IFRS retrospectively.  The Company uses the same accounting policies and methods of computation across all periods presented in the Financial Statements pursuant to the Re-adoption.

These Financial Statements are presented on a historical cost basis, except for derivative financial instruments which have been measured at fair value, and are presented in Canadian dollars ("$"), except where otherwise indicated. Amounts in United States dollars are presented as "USD".

US GAAP differs in some respects from IFRS, and accordingly these Financial Statements will have limited comparability to the previously prepared annual consolidated financial statements of the Company for the years ended December 31, 2020, and 2019.

In the opinion of management, the Financial Statements reflect all normal and recurring adjustments necessary for the fair presentation of the Company's financial position as at December 31, 2021, December 31, 2020, and January 1, 2020, and results of its operations for each of the years ended December 31, 2021 and 2020.

The Board of Directors of the Company (the "Board") authorized the Financial Statements for issuance on April 1, 2022.

b. Going concern

The Financial Statements have been prepared on a going concern basis that contemplates the realization of assets and discharge of liabilities at their carrying values in the normal course of business for the foreseeable future; and do not give effect to adjustments that would be necessary to the carrying values and classification of assets and liabilities should the Company be unable to continue as a going concern.

In March 2020, the World Health Organization declared coronavirus COVID-19 ("COVID-19") a global pandemic. This contagious disease outbreak, which has continued to mutate and spread has adversely affected workforces, economies, and financial markets globally, giving rise to broad market volatility and uncertainty, and potentially leading to an economic downturn.  The effect of the COVID-19 virus, the impact of mutations and variants thereof,  and the actions recommended to combat the virus are changing constantly. As of the date these financial statements are issued, management doesn't believe that COVID-19 has had a negative impact on the Company's operations, but are aware that it may impact the Company's ability to raise money or ability to access and explore its properties should travel restrictions be extended or expanded in scope. It is not possible for the Company to predict the duration, evolution, or magnitude of the adverse results of the outbreak or its effects on the Company's business or ability to raise funds.

Recent events in Europe prompted by the conflict in Ukraine, and the response from multiple countries, corporations and governmental agencies may have far reaching impacts on commodity prices, foreign currency exchange rates, and the price of publicly traded companies. The uncertainty and increasing volatility of the situation in Europe, and consequentially in the capital markets may impact the Company's business and the ability to raise new capital.

Contact Gold recorded a loss of $5.67 million and a comprehensive loss of $5.88 million for the year ended December 31, 2021.  As at December 31, 2021, Contact Gold has an accumulated deficit of $48.13 million, and working capital of $2.84 million.  The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.

Contact Gold's continuation as a going concern depends on its ability to successfully raise capital.  Although the Company has been successful in the past in obtaining financing, there is no assurance that it will be able to obtain adequate financing in the future or that such financing will be on terms acceptable to the Company; therefore giving rise to a material uncertainty which may raise substantial doubt as to whether Contact Gold's cash resources and working capital will be sufficient to enable the Company to continue as a going concern for the 12-month period after the date of these Financial Statements.  Consequently, management is pursuing various financing alternatives to fund operations and advance its business plan. To facilitate the management of its capital requirements, the Company prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions. The Company may determine to reduce the level of activity and expenditures, or divest of certain mineral property assets, to preserve working capital and alleviate any going concern risk. In order to satisfy its capital requirements and undertake its planned exploration program into 2022 the Company acknowledges that it will likely be necessary to raise funds through the issuance of new Contact Shares. There is no guarantee that any contemplated transaction will be concluded.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

3.  MATERIAL ACCOUNTING POLICY INFORMATION (continued)

c. Basis of consolidation

The Financial Statements include the financial statements of the parent company, Contact Gold Corp., and its subsidiaries, as listed below:

Name of subsidiary	Principal activity	Location	Ownership interest
Carlin Opportunities Inc. ("Carlin")	Holding company	Canada	100%
Contact Gold US Holding Corp. ("CGUS")[1]	Holding company	United States	100%
Clover Nevada II LLC ("Clover")	Mineral exploration	United States	100%

1 Incorporated on April 19, 2021

Pursuant to the Plan of Arrangement, BC Amalco, which was incorporated on April 12, 2021, was amalgamated with Contact Gold Corp. on June 4, 2021, as a step in the Repatriation Transaction.

Pursuant to having completed the RTO Transaction on June 7, 2017, Carlin was identified as the accounting acquirer and is presented in the Financial Statements as the parent company.  All significant intercompany transactions are eliminated on consolidation.

d. Foreign exchange

Items included in the Financial Statements are measured using the currency of the primary economic environment in which the Company operates (the "functional currency").  Each of Carlin and Contact Gold Corp. raise financing and incur expenditures in Canadian dollars, giving rise to a $ functional currency; Clover and CGUS generally incur expenditures and receive funding from the Company in United States dollars ("USD"), and accordingly have a USD functional currency.

Determination of functional currency involves certain judgments to determine the primary economic environment in which the company operates, and management of the parent entity reconsiders the functional currency of its entities if there is a change in events and conditions which determined the primary economic environment.

In preparing the Financial Statements, transactions in currencies other than the Company's functional currency are recorded at the rates of exchange prevailing at the dates of the transactions. At the end of each reporting period, monetary assets and liabilities that are in a currency other than $ are retranslated at the rates prevailing at that date, giving rise to foreign exchange gains and losses in the consolidated statements of loss and comprehensive loss. Foreign currency non-monetary items that are measured in terms of historical cost are not retranslated.

Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuated significantly during that period, in which case, the exchange rates at the dates of the transactions are used.

e. Exploration property acquisition costs

Exploration property acquisition costs are capitalized. The application of the Company's accounting policy for exploration property acquisition and transaction costs requires judgment to determine the type and amount of such costs to be capitalized.  Capitalized acquisition costs are written down in the period in which it is determined that the exploration property has no future economic value.  Capitalized amounts may be impaired if future cash flows, including potential sales proceeds, related to the property are estimated to be less than the carrying value of the property.  Management of Contact Gold reviews the carrying value of each exploration property interest periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable, the amount is adjusted. Judgment is required to determine whether future economic benefits are likely, from either future exploitation or sale, or whether activities have not reached a stage that permits a reasonable assessment of the existence of reserves

The acquisition of title to exploration properties is a complicated and uncertain process. Although management of Contact Gold take steps to verify title to exploration properties in which it holds an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title. Property title may be subject to unregistered prior transfer, agreements or net smelter returns ("NSR") royalty interests, and/or may be affected by undetected defects. Furthermore, resource exploration is a speculative business and involves a high degree of risk. There is no certainty that the expenditures made by Contact Gold in the exploration of its property interests will result in discoveries of commercial quantities of minerals. Significant expenditures are required to locate and estimate ore reserves, and further the development of a property.  Capital expenditures to bring a property to a commercial production stage are also significant. There is no assurance the Company has, or will have, commercially viable ore bodies.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

3.  MATERIAL ACCOUNTING POLICY INFORMATION (continued)

e. Exploration property acquisition costs (continued)

There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production.

Upon abandonment or disposal (including farm-out transaction), any consideration received is credited against the carrying amount of the exploration and evaluation property interests, with any excess consideration greater than the carrying amount included as a gain in profit or loss.

f. Exploration property claims maintenance fees

Claims maintenance fees paid to the United States' Department of Interior's Bureau of Land Management (the "BLM") and similar fees paid to state and municipal agencies, as well as fees paid annually pursuant to private property lease and other similar land use arrangements (together, "Claims Maintenance fees"), are accounted for as prepaid assets and amortized over the course of the period through which they provide access and title.

Such fees, paid to the BLM, cover the twelve-month period ranging from September 1 to August 31 of the subsequent year.  Fees paid to the respective Nevada counties cover the twelve-month period from November 1 to October 31 of the subsequent year. Prepaid Claims Maintenance fees are written down in the period in which it is determined that the related exploration property has no future economic value.

Fees paid pursuant to private property lease and other similar land use arrangements are expensed in the period in which they are due and paid.

g. Exploration and evaluation expenditures

With the exception of Claims Maintenance fees, exploration expenditures, including property lease, and advance royalty payments, are expensed as incurred. When it has been established that a mineral deposit can be commercially mined and a decision has been made to formulate a mining plan (which occurs upon completion of a positive economic analysis of the mineral deposit), the costs subsequently incurred to develop the mine prior to the start of mining operations will be capitalized. Capitalized amounts may be written down if future cash flows, including potential sales proceeds, related to an exploration property are estimated to be less than the carrying value of the property.

None of the Company's properties have any known body of commercial ore or any established economic deposit; all are currently in the exploration stage.  Capital expenditures to bring a property to a commercial production stage are also significant. To date, no amounts have been capitalized in respect of development activities. There is no assurance the Company has, or will have, commercially viable ore bodies. There is no assurance that management of the Company will be able to arrange sufficient financing to bring ore bodies into production

Contact Gold's election to expense exploration and evaluation expenditures, will likely result in the Company reporting larger losses than other companies in the exploration stage who have elected to capitalize expenditures relating to the exploration and advancement of mineral property interests. As a result, the Company's financial results may not be directly comparable to the financial statements of companies in the exploration stage.

h. Impairment

At each reporting date, the value of the Company's exploration properties is evaluated for impairment by management or whenever events or changes in circumstances indicate that the carrying value is impaired and may not be recoverable.

Contact Gold follows the guidance in IFRS 6, Exploration for and Evaluation of Mineral Resources to determine whether capitalized exploration property costs are impaired. This determination requires significant judgment.  Impairment indicators relevant for exploration properties include whether the rights to explore the area of interest have expired during the period or will expire in the near future, and the rights are not expected to be renewed, substantive expenditure of further exploration and evaluation is not planned or budgeted, the activities have not led to a discovery of commercial reserves and the Company has decided not to continue such activities in the area of interest or deteriorating local conditions such that it may become unsafe to continue operations.

If an impairment indicator is identified, management will perform an impairment test. If the recoverable amount of the exploration property's value is less than the carrying amount, an impairment loss will be recorded in the financial statements.

Past impairments are also considered at each reporting period and where there is an indication that an impairment loss may have decreased, the recoverable amount is calculated as outlined above to determine the extent of the recovery. If the recoverable amount of the asset is more than its carrying amount, the carrying amount of the asset is increased to its recoverable amount and the impairment loss is reversed in profit or loss for that period.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

3.  MATERIAL ACCOUNTING POLICY INFORMATION (continued)

h.  Impairment (continued)

The increased carrying amount due to reversal will not be more than what the depreciated historical cost would have been if the impairment had not been recognized. Additionally, the review of impairment indicators takes into account factors such as political, social and legal and environmental regulations. These factors may change due to changing economic conditions or the accuracy of certain assumptions and, hence, affect the recoverable amount. The Company uses its best efforts to fully understand all of the aforementioned to make an informed decision based upon historical and current facts surrounding its exploration property interests.

i. Provisions

Provisions for environmental restoration, restructuring costs and legal claims are recognized when the Company has a present legal or constructive obligation as a result of past events, when it is probable that an outflow of resources will be required to settle the obligation and when the amount has been reasonably estimated. Provisions are not recognized for future operating losses.

Constructive obligations are obligations that derive from actions of Contact Gold where:

- An established pattern of past practice, published policies, or a sufficiently specific current statement in which the Company has indicated to other parties that it will accept certain responsibilities; and

- As a result, the Company has created a valid expectation on the part of those other parties that it will discharge those responsibilities.

Contact Gold records provisions for closure and reclamation on the best estimate of costs for site closure and reclamation activities that the Company is legally or constructively required to remediate and the liability is recognized at the time environmental disturbance occurs. The estimate for such costs are capitalized to the corresponding asset. The provision for closure and reclamation is estimated using expected cash flows and discounted using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The capitalized amount is depreciated on the same basis as the related asset. The liability is adjusted for the accretion of the discounted obligation, the offset of which is charged to the consolidated statements of loss and comprehensive loss, and any changes in the amount or timing of the underlying future cash flows. Significant judgments and estimates are involved in forming expectations of the amounts and timing of future closure and reclamation costs.

Changes in closure and reclamation estimates are accounted for as a change in the corresponding capitalized cost. Expenditures of rehabilitation projects for which a provision has been recorded are recorded directly against the provision as incurred, most of which are incurred at the later of i) the determination to abandon a property, or ii) the end of the life of the mine.

j. Financial instruments

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of the instrument.

Financial instruments measured at fair value are classified into one of three levels in the fair value hierarchy according to the significance of the inputs used in making the measurement.  In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and include situations where there is little, if any, market activity for the asset.

At initial recognition, Contact Gold classifies its financial instruments in the following categories depending on the purpose for which the instruments were acquired: at fair value through profit and loss ("FVTPL"), at fair value through other comprehensive (loss) income ("FVOCI"), or at amortized cost. The Company determines the classification of financial assets at initial recognition.  The classification of debt instruments is driven by the Company's business model for managing the financial assets and their contractual cash flow characteristics.  Equity instruments that are held for trading (including all equity derivative instruments) are classified as FVTPL.  For other equity instruments, on the day of acquisition the Company can make an irrevocable election (on an instrument-by-instrument basis) to designate them as at FVOCI. Financial liabilities are measured at amortized cost, unless they are required to be measured at FVTPL (such as instruments held for trading or derivatives), or the Company has opted to measure them at FVTPL.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

3.  MATERIAL ACCOUNTING POLICY INFORMATION (continued)

j. Financial instruments (continued)

Classification and measurement

The Company's financial assets and liabilities are comprised of:

vii. Cash and Cash Equivalents: Cash and cash equivalents comprise cash on hand, and deposits in banks that are readily convertible into a known amount of cash, or with an initial maturity of 90 days or fewer. Cash and cash equivalents are classified as subsequently measured at amortized cost.

viii. Loans and Receivables: Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Contact Gold's loans and receivables are comprised of 'Receivables' and 'Deposits', and are classified respectively as appropriate in current or non-current assets according to their nature. Loans and receivables are initially recognized at the amount expected to be received less, when material, a discount to reduce the loans and receivables to fair value. Subsequently, loans and receivables are measured at amortized cost. Trade receivables are recorded net of lifetime expected credit losses.

ix. Other Financial Assets: Other financial assets consist of investments in marketable equity securities of publicly traded entities which are classified as subsequently measured at fair value through profit or loss. Investment transactions are recognized on the trade date with transaction costs included in the underlying balance. Fair values are determined by reference to quoted market prices at the balance sheet date. Changes in fair value are recognized in the statement of loss.

x. Other Financial Liabilities: Other financial liabilities are recorded initially at fair value and subsequently at amortized cost using the effective interest rate method. Subsequently, these other financial liabilities are measured at amortized cost using the effective interest method with interest expense recognized on an effective yield basis. The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expenses over the corresponding period. The effective interest rate is the rate that exactly discounts estimated future cash payments over the expected life of the financial liability, or, where appropriate, a shorter period. Other financial liabilities include payables and accrued liabilities (Level 2), the Cobb Creek obligation (Level 3), and in comparative periods, the 'host' instrument of the previously issued shares of preferred stock ("Preferred Shares"). Other financial liabilities are classified as current liabilities if payment is due within 12 months. Otherwise, they are presented as non-current liabilities. The final USD 30,000 payment of the Cobb Creek obligation is due in November 2022 (Note 6(c)).

xi. Embedded Derivatives: The Embedded Derivatives were classified as Level 3 financial liabilities at FVTPL, are interconnected and relate to similar risk exposures, and accordingly are valued together as one embedded derivative. In comparative periods, certain inputs to the calculation of the value of the Embedded Derivatives used Level 2 and Level 3 inputs. Owing to the requirement that they be fair valued each period, there was no separate recognition of the Company's credit risk.

xii. Expected Credit Losses: Contact Gold applies the simplified approach provided in IFRS 9, Financial Instruments to measuring expected credit losses which uses a lifetime expected loss allowance for all trade receivables.

Derecognition

Financial assets: The Company derecognizes financial assets only when the contractual rights to cash flows from the financial assets expire, or when it transfers the financial assets and substantially all the associated risks and rewards of ownership to another entity. Gains and losses on derecognition are generally recognized in the consolidated statements of loss and comprehensive loss. However, gains and losses on derecognition of financial assets classified as FVOCI remain within the accumulated other comprehensive income (loss).

Financial liabilities: The Company derecognizes financial liabilities only when its obligations under the financial liabilities are discharged, cancelled or expired. The difference between the carrying amount of the financial liability derecognized and the consideration paid and payable, including any non-cash assets transferred or liabilities assumed, is recognized in the consolidated statements of loss and comprehensive loss.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

3.  MATERIAL ACCOUNTING POLICY INFORMATION (continued)

k. Impairment of financial assets

At each reporting date, management assesses whether there is objective evidence that a financial asset is impaired. If such evidence exists, the Company recognizes an impairment loss, as follows:

(i) Available-for-sale financial assets: A significant or prolonged decline in the fair value of the security below its cost is evidence that the assets are impaired. The impairment loss is the difference between the original cost of the asset and its fair value at the measurement date, less any impairment losses previously recognized in the consolidated statements of loss and comprehensive loss. This amount represents the cumulative loss in accumulated other comprehensive loss that is reclassified to net loss.

(ii) Financial assets carried at amortized cost: The loss is the difference between the amortized cost of the loan or receivable and the present value of the estimated future cash flows, discounted using the instrument's original effective interest rate. The carrying amount of the asset is reduced by this amount either directly or indirectly through the use of an allowance account.

l. Share-based payments

The Company grants share-based awards as an element of compensation. Share-based awards granted by the Company under the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan") can include stock options to purchase a Contact Share ("Options"), restricted shares ("Restricted Shares"), deferred share units ("DSUs"), or restricted share units ("RSUs"; and together with DSUs, "Units").

An individual is classified as an employee when the individual is an employee for legal or tax purposes (direct employee) or provides services similar to those performed by a direct employee. Compensation expense for share-based payments granted to employees and directors is determined based on estimated fair values of the such instruments at the time of grant using the Black-Scholes option-pricing model ("Black-Scholes"), which takes into account, as of the grant date, the fair market value of the shares, and assumptions about expected volatility, expected hold period before exercise, expected dividend yield and the risk-free interest rate over the expected life of the instrument.  The determination of compensation expense also accounts for forfeitures related to service conditions by estimating the number of awards expected to be forfeited and adjusting the estimate when subsequent information indicates that the estimate is likely to change. The assumptions and models used for estimating fair value for share-based payment transactions are disclosed in Note 9(c).

The compensation amount, equal to the instrument's fair value, is recognized as an expense as part of either "Stock-Based Compensation", or as part of "Exploration and Evaluation Expenditures" on the consolidated statements of loss and comprehensive loss over the vesting period, with a corresponding increase in contributed surplus. On the exercise of such instruments, the consideration received, together with the compensation expense previously recorded to contributed surplus, is credited to share capital. Options and Units are settled in Contact Shares issued from treasury.

The assumptions used in these calculations are inherently uncertain. The resulting value calculated is not necessarily the value that the holder of the equity compensation could receive in an arm's length transaction, given that there is no market for the Options or Units, and they are not transferable. The assumptions used in these calculations are inherently uncertain. Changes in these assumptions could materially affect the related fair value estimates.

m. Loss per share

Loss per share is calculated by dividing the net loss available to common shareholders by the weighted average number of Contact Shares outstanding during the reporting period.  The calculation of diluted earnings per share assumes that outstanding Options and warrants (if any) are exercised and the proceeds are used to repurchase Contact Shares at the average market price of the shares for the period.  The effect is to increase the number of shares used to calculate diluted earnings per share relative to basic earnings per share and is only recognized when the effect is dilutive.

n. Comprehensive loss

In addition to net loss, comprehensive loss includes all changes in equity during a period, such as cumulative unrecognized changes in fair value of marketable equity securities classified as FVOCI or other investments, and the translation of foreign subsidiaries to the Company's Canadian dollar presentation currency.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

3.  MATERIAL ACCOUNTING POLICY INFORMATION (continued)

o. Recently adopted accounting standards and pronouncements

On October 22, 2018, the IASB issued amendments to IFRS 3, Business Combinations ("IFRS 3"), that seek to clarify whether a transaction results in an asset or a business acquisition. The amendments include an election to use a concentration test. This is a simplified assessment that results in an asset acquisition if substantially all of the fair value of the gross assets is concentrated in a single identifiable asset or a group of similar identifiable assets. If a preparer chooses not to apply the concentration test, or the test is failed, then the assessment focuses on the existence of a substantive process. The amendments apply to businesses acquired in annual reporting periods beginning on or after January 1, 2020, and accordingly there has been no impact on the Company's acquisition financial statements.

On August 27, 2020, the IASB finalized its response to the ongoing reform of inter-bank offered rates and other interest rate benchmarks by issuing a package of amendments to several IFRS standards (Phase 2). The standards impacted include: Amendments to IFRS 9, IAS 39, IFRS 7, IFRS 4, and IFRS 16. The amendments complement those issued in 2019 as part of the Phase 1 amendments, and mainly relate to:

- changes to contractual cash flows-a company will not have to derecognize the carrying amount of financial instruments for changes required by the reform, but will instead update the effective interest rate to reflect the change to the alternative benchmark rate;

- hedge accounting-a company will not have to discontinue its hedge accounting solely because it makes changes required by the reform, if the hedge meets other hedge accounting criteria; and

- disclosures-a company will be required to disclose information about new risks arising from the reform and how it manages the transition to alternative benchmark rates.

The amendments were adopted on January 1, 2021, and did not have any impact on the financial statements.

On May 28, 2020, the IASB issued, "COVID-19-Related Rent Concessions (Amendment to IFRS 16)". The amendments exempt lessees from having to consider individual lease contracts to determine whether rent concessions occurring as a direct consequence of the COVID-19 pandemic are lease modifications and allows lessees to account for such rent concessions as if they were not lease modifications. It applies to COVID-19-related rent concessions that reduce lease payments due on or before June 30, 2021. The amendments were effective for annual periods beginning on or after June 1, 2020, and did not have any impact on the Company.

On February 12, 2021, the IASB issued, "Disclosure of Accounting Policies (Amendments to IAS 1 and IFRS Practice Statement 2)" providing guidance intended to help preparers in deciding which accounting policies to disclose in their financial statements.  IAS 1, "Presentation of Financial Statements" has been amended in the following ways:

  An entity is now required to disclose its material accounting policy information instead of its significant accounting policies;
  several paragraphs are added to explain how an entity can identify material accounting policy information and to give examples of when accounting policy information is likely to be material;
  the amendments clarify that accounting policy information may be material because of its nature, even if the related amounts are immaterial;
  the amendments clarify that accounting policy information is material if users of an entity's financial statements would need it to understand other material information in the financial statements; and
  the amendments clarify that if an entity discloses immaterial accounting policy information, such information shall not obscure material accounting policy information.

IFRS Practice Statement 2 has been amended by adding guidance and examples to explain and demonstrate the application of what was outlined as a 'four-step materiality process' to accounting policy information in order to support the amendments to IAS 1.

Although the amendment guidance is effective for annual periods beginning on or after January 1, 2023, the Company has early adopted this updated disclosure beginning January 1, 2021.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

3.  MATERIAL ACCOUNTING POLICY INFORMATION (continued)

p. Accounting policies not yet adopted

On January 23, 2020, the IASB issued amendments to IAS 1, Presentation of Financial Statements, to clarify the classification of liabilities as current or non-current. On July 15, 2020, the IASB issued an amendment to defer the effective date by one year. For the purposes of non-current classification, the amendments removed the requirement for a right to defer settlement or roll over of a liability for at least twelve months to be unconditional. Instead, such a right must have substance and exist at the end of the reporting period. The amendments also clarify how a company classifies a liability that includes a counterparty conversion option. The amendments state that:

- settlement of a liability includes transferring a company's own equity instruments to the counterparty, and

- when classifying liabilities as current or non-current a company can ignore only those conversion options that are recognized as equity

The amendments are effective for annual periods beginning on or after January 1, 2023. Early adoption is permitted. The Company is currently assessing the impact of the standard on the financial statements.

On May 14, 2020, the IASB issued, "Property, Plant and Equipment - Proceeds before Intended Use (Amendments to IAS 16)". The amendments provide guidance on the accounting for sale proceeds and the related production costs for items a company produces and sells in the process of making an item of property, plant and equipment ("PP&E") available for its intended use. Specifically, proceeds from selling items before the related item of PP&E is available for use should be recognised in profit or loss, together with the costs of producing those items. The amendments are effective for annual periods beginning on or after January 1, 2022, with early adoption permitted. The Company is currently assessing the impact of the standard.

4. CRITICAL ACCOUNTING JUDGMENTS, ESTIMATES, AND RISKS

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Financial Statements and the reported amounts of expenses during the reporting period. Estimates and judgments are regularly evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. Actual results could differ from the amounts estimated in these Financial Statements; uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods.  To the extent there are material differences between estimates and the actual results, future results of operations will be affected.

The more significant areas requiring the use of management's judgments, estimates, and assumptions include: the type and amount of exploration property acquisition and transaction costs eligible for capitalization; the assessment of indicators of impairment of exploration properties; the valuation of share-based compensation; whether accounting policies are material enough to merit disclosure or not; and prior to their respective redemption and extinguishment, the disclosed fair value of the Preferred Shares' "host" instrument, the Redemption value of the Preferred Share embedded derivatives (the "Embedded Derivatives", as defined at Note 8).

Further information on management's judgments, estimates, and assumptions and how they may impact results are described in the relevant notes to these financial statements.

5. RECEIVABLES, PREPAIDS, AND DEPOSITS

The amounts receivable relate to recoverable provincial sales taxes.

Prepaid expenses include $208,908 (December 31, 2020: $256,298; and January 1, 2020: $256,936) in Claims Maintenance fees.

The Company is party to a surety bonding arrangement with a third-party (the "Surety Agent") whereby the Company's reclamation bonding obligations are met by deposits made by the Surety Agent. A finance fee of $22,729 (USD 16,763) for the year ended December 31, 2021 (year ended December 31, 2020: $4,570 (USD 3,375)) was charged on the balance of the amount advanced and deposited by the Surety Agent. As at December 31, 2021, a total of $708,409 (USD558,770) (December 31, 2020: USD 255,770; and January 1, 2020: USD 150,000) in bonding had been placed by the Surety Agent.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

6. EXPLORATION PROPERTIES

The Contact Properties include exploration property claims contiguous to the original tenure and new property interests ("Additions").  The Company has also either vended ("Disposals") or determined to abandon or impair certain properties.

	Green Springs	Pony Creek	Cobb Creek	Portfolio properties	Total
	(a)	(b)	(c)	(d)
	$	$	$	$	$
January 1, 2020	438,575	26,614,273	195,426	9,197,538	36,445,812
Additions	147,880	60,766	-	-	208,646
Recovery from earn-in	-	-	(170,989)	(32,678)	(203,667)
Impairments	-	-	-	(6,602,665)	(6,602,665)
Foreign Exchange	(11,945)	(524,581)	2,919	(92,141)	(625,748)
December 31, 2020	574,510	26,150,458	27,356	2,470,054	29,222,378
Additions	61,970	-	-	-	61,970
Recovery from earn-in	-	-	(27,208)	(56,939)	(84,147)
Impairments	-	-	-	(161,733)	(161,733)
Foreign Exchange	(1,017)	(110,910)	(148)	(10,588)	(122,663)
December 31, 2021	635,463	26,039,548	-	2,240,794	28,915,805

With the exception of the Cobb Creek property (nil%), the Contact Properties each carry an NSR royalty of between 2% and 4.5%, some of which include buy-down options.

Specific Contact Properties for which there were changes during the periods presented:

a) Green Springs

Green Springs is located at the southern end of Nevada's Carlin Trend.  On July 23, 2019, Contact Gold and Clover entered into a purchase option agreement (the "Green Springs Option") with subsidiaries of Gold Royalty Corp. ("GRC"), whereby Clover shall have an option to purchase a 100% interest in the past-producing Green Springs gold property ("Green Springs").

A payment of 362,941 Contact Shares ($66,960) was made to GRC on July 23, 2020, in satisfaction of the first anniversary payment obligation of USD 50,000. The USD 50,000 ($61,970) second anniversary payment was made in cash in July 2021. A further USD 50,000 is due on the third anniversary, and a final USD 100,000 is due on the fourth anniversary of the agreement to satisfy the Green Springs Option.

Anniversary payment amounts may be made in cash or in Contact Shares at Contact Gold's election, subject to regulatory and contractual minimum values of the Contact Shares. Payment of all amounts can be accelerated and completed at any time. Certain claims within Green Springs are the subject of lease agreements with third-parties, one of which requires an annual USD 25,000 payment, whilst the other requires an annual payment in cash equal to the value of 20 ounces of gold. Existing royalties on certain mineral property claims that comprise Green Springs range from 3% to 4.5%, based on historical underlying agreements.

An estimate for reclamation costs of $80,577 (December 31, 2020: $80,920, January 1, 2020: $-nil) is included in the value of Green Springs (Note 7).

b) Pony Creek

The Pony Creek project is located within the Pinion Range, in western Elko County, Nevada. There is a 3% NSR royalty in favour of an affiliate of Sandstorm Gold Ltd ("Sandstorm") on those claims that comprise Pony Creek acquired in the Clover Acquisition.

Pony Creek also includes the claim packages formerly known as Lumps, Umps, and East Bailey. There are NSR royalties of 2% and 3% on certain of these acquired claims, up to 2% of which can be bought back for USD 1,000,000 per 1%, prior to September 2030. Advance royalty payments are also due annually; the amount paid in September 2021 was USD 25,000 ($31,507). The next payment (USD 30,000) is due in September 2022.

An estimate for reclamation costs of $60,508 (December 31, 2020: $60,766; January 1, 2020: $-nil) is included in the value of Pony Creek (Note 7).

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

6. EXPLORATION PROPERTIES (continued)

c) Cobb Creek

The Cobb Creek exploration property ("Cobb Creek") is located along the Independence Trend in Elko County, Nevada. The Company acquired a 49% interest in Cobb Creek pursuant to the Clover Acquisition, and the remaining 51% interest, and related historic data in a separate transaction from the "Cobb Counterparty".  Consideration due to the Cobb Counterparty is payable as six annual payments of USD 30,000, the first of which was paid on closing of the agreement ($38,379). The discounted value of the annual payments at the time of the transaction was $114,329 (the "Cobb Creek obligation").  The total value of the Cobb Creek obligation was recognized as a financial liability at amortized cost, determined with an interest rate of 18.99%, in line with the effective interest rate determined for the Preferred Shares (Note 8).

The remaining Cobb Creek obligation is recorded to the consolidated statements of financial position as a current ($32,595) and non-current liability ($nil) as at December 31, 2021 ($32,733 and $27,509, respectively as at December 31, 2020; and $33,376 and $51,622, respectively as at January 1, 2020).  Accretion expense of $10,522, and a foreign exchange gain of $253 have been recorded within loss and other comprehensive loss for the year ended December 31, 2021 (2020: accretion of $15,927 and foreign exchange gain of $2,487).

By an agreement dated September 27, 2019, as amended (the "Cobb Creek Option"), Clover agreed to farm-out 100% of its interest in Cobb Creek to Fremont Gold Ltd. and its U.S. subsidiary (together, "Fremont").  Pursuant to the Cobb Creek Option, and for so long as it remains in good standing, the Company has assigned its agreement with the Cobb Counterparty, and all associated obligations to Fremont.  Upon completion of the farm-out, Fremont will award to Clover a 2.0% NSR royalty on Cobb Creek. Initial consideration included (i) 750,000 common shares of Fremont ("Fremont Shares") ($41,250), (ii) reimbursement of USD 6,000 ($7,949) for a portion of the prior year payment to the Cobb Counterparty, and (iii) reimbursement for the November 2019 payment to the Cobb Counterparty of USD 30,000 ($38,964).  Fremont also reimbursed the Company USD 29,569 ($38,407) in 2019 for certain claims-related holding costs, the amount of which was applied against prepaid Claims Maintenance fees. In satisfaction of the first anniversary payment obligation under the Cobb Creek Option, Fremont issued 750,000 Fremont Shares to the Company on September 25, 2020 (USD 50,388 ($67,500)).

Pursuant to an amendment to the Cobb Creek Option, Contact Gold agreed to defer payment to December 31, 2020, and reduce the amount payable for that year by Fremont from USD 30,000 to USD 15,000 in exchange for 500,000 additional Fremont Shares (the "Additional Shares").  The Additional Shares were issued to the Company on October 26, 2020 ($45,000). Fremont paid the USD 20,000 second anniversary payment to the Company in September 2021.

In order to continue to keep the Cobb Creek Option in good standing, and to complete the acquisition of Cobb Creek, Fremont must keep all claims in good standing, make the annual payments to the Cobb Counterparty, and remit the following remaining consideration to the Company:

  Anniversary 3 (Year 4) USD 20,000
  Anniversary 4 (Year 5) USD 25,000
  Anniversary 5 (Year 6) USD 35,000
  Anniversary 6 (Year 7) USD 45,000
  Anniversary 7 (Year 8) USD 55,000
  Anniversary 8 (Year 9) USD 65,000
  Anniversary 9 (Year 10) USD 75,000

The value of the Fremont Shares and cash amounts received from Fremont, including payments by Fremont to the Cobb Counterparty, have been applied against the carrying value of Cobb Creek.

The net fair value loss on the value of those Fremont Shares still held by the Company for the year ended December 31, 2021, of $65,000 (December 31, 2020: 18,750) is recognized in other comprehensive loss.

d) Portfolio Properties

South Carlin Projects (North Star, Dixie Flats and Woodruff)

The North Star property is located approximately eight kilometres north of the northern-most point of Pony Creek, in western Elko County, Nevada. An affiliate of Sandstorm holds a 3% NSR royalty on the North Star property.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

The Dixie Flats property sits immediately to the north of the North Star property.  There is a 2% NSR on the Dixie Flats property payable to an affiliate of Sandstorm.

6. EXPLORATION PROPERTIES (continued)

d) Portfolio Properties (continued)

South Carlin Projects (North Star and Dixie Flats and Woodruff)(continued)

On January 11, 2021, Clover granted an arms' length private company (the "Optionor") the sole and exclusive option to acquire a 100% interest in the Dixie Flats, North Star, and Woodruff properties (the "South Carlin Projects"), subject to a 0.25% in addition to those payable to an affiliate to Waterton Nevada (the "South Carlin and Woodruff Agreement").  The Company received USD 20,000 ($25,432) and a reimbursement of Claims Maintenance fees of USD 31,417 ($39,950), upon execution of the agreement.

The Optionor must make the following payments staged over several years to keep the option in good standing:

Amount	Due Date of Payment
USD 30,000	18-month anniversary of the agreement
USD 40,000	second anniversary of the agreement
USD 50,000	third anniversary of the agreement
USD 60,000	fourth anniversary of the agreement
USD 75,000	annually on each of the fifth through the eighth anniversaries of the agreement

Once the Optionor has made an aggregate of USD 500,000 in cash payments to the Company, it shall be deemed to have earned in to a 100% interest in the South Carlin Projects, subject to existing NSR royalties payable to Sandstorm, and an additional 0.25% NSR royalty on the Dixie Flats property, payable to the Company.

If the Optionor should sub-option any or all of the South Carlin Projects to a third-party whose shares trade on a stock exchange or quotation system at the time of the transaction, or subsequent thereto (a "Trading Sub-Optionee"),  that Trading Sub-Optionee shall be obligated to issue one million of its common shares to the Company, or at least 5% of the Trading Sub-Optionee's then issued and outstanding common shares, subject to any required regulatory approval.  On January 11, 2021, the Optionor assigned the South Carlin and Woodruff Option to a third-party, however, as the third-party is currently not publicly traded, no share consideration has been received by the Company

Pursuant to the Company's assessment of the value of the South Carlin Projects, the Company wrote-down the value of North Star by $585,651 to $nil, and Dixie Flats by $2,612,547 to $738,044 as at December 31, 2020.    The Woodruff property had previously been written down, and was determined to hold -nil value in the South Carlin and Woodruff Agreement.

Wilson Peak

With effect of November 20, 2020, the Company and a third-party entered into a lease agreement (the "Wilson Peak Option") relating to four of the Wilson Peak exploration property claims ("North Wilson").  Pursuant to the Wilson Peak Option, the Company received an initial payment of USD 25,000 ($32,678), with a second payment of USD 25,000 ($31,507) received on the first anniversary of the agreement.  Accordingly, as of November 20, 2021, the third-party had acquired the claims known as North Wilson from the Company outright.  There is an NSR royalty of 3% payable to an affiliate of Sandstorm, with the ability to buy-down 1% on two of the North Wilson claims.

Pursuant to an assessment of the recoverable value of North Wilson, the Company recognized a write-down to the value of Wilson Peak of $391,141 during the year ended December 31, 2020.  As a consequent of the receipt of the first anniversary payment the Company no longer carries any value for the North Wilson claims.

Hot Creek, Rock Creek, and Sno

With reference to, and as a consequence of the write-down recognised on the value of Wilson Peak, the Company also determined to write-down the values of the Hot Creek, Rock Creek and Sno properties during the year ended December 31, 2020.  The aggregate amount written-down to the value of these three properties was $3,013,326.

During the year ended December 31, 2021, the Company wrote-off the remaining value of the Hot Creek ($39,260), and Sno ($122,473) properties.  The Company concluded not to pursue any further exploration and deemed the value unrecoverable.    There was no change to the Company's assessment of the Rock Creek property during the year ended December 31, 2021.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

6.    EXPLORATION PROPERTIES (continued)

Exploration and evaluation expenditures, including ongoing amortization of prepaid Claims Maintenance fees (Note 5), have been expensed in the consolidated statements of loss and comprehensive loss.  Details of exploration and evaluation activities, and related expenditures incurred are as follows:

	Year ended
	December 31, 2021	December 31, 2020
Drilling, assaying & geochemistry	$1,129,568	$1,889,780
Geological contractors/consultants & related crew care costs	587,859	340,352
Wages and salaries, including share-based compensation	463,481	498,254
Amortization of Claims Maintenance fees	441,092	510,622
Permitting and environmental monitoring	167,080	26,770
Expenditures for the period	$2,789,080	$3,265,778
Cumulative balance	$17,803,614	$15,014,534

Wages and salaries during the year ended December 31, 2021, include stock-based compensation of $85,378 (2020: $62,873) (Note 9(c)).  An amount of $4,784 in amortization expense arising from the use of fixed assets at Pony Creek and Green Springs has been included in the amount reported as geological contractors/consultants & related crew care costs for the year ended December 31, 2021 (2020: $12,387).

Details of exploration and evaluation expenditures incurred and expensed on the Contact Properties in the respective years ended, are as follows:

	Year ended
	December 31, 2021	December 31, 2020
Green Springs	$2,413,479	$2,602,535
Pony Creek	326,824	484,698
Cobb Creek	-	1,367
Portfolio properties	48,777	177,178
Expenditures for the period	$2,789,080	$3,265,778
Cumulative balance	$17,803,614	$15,014,534

7. PAYABLES AND ACCRUED LIABILITIES

	As at	As at	As at
	December 31, 2021	December 31, 2020	January 1, 2020
Payables	$128,338	$125,248	$185,416
Accrued liabilities	179,247	254,517	282,642
	$307,585	$379,765	$468,058

Payables and accrued liabilities are non-interest bearing.  The Company's normal practice is to settle payables within 30-days, or as credit arrangements will allow.

Non-current liabilities

As at December 31, 2021, the Company recognised a reclamation obligation of $141,085 (December 31, 2020: $141,686, and January 1, 2020: $nil) relating to disturbance at Green Springs and Pony Creek (Notes 6(a) and 6(b)).  The balance has been included as a non-current obligation reflective of the estimated future timing of related reclamation and remediation activities.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

8. REDEEMABLE PREFERRED SHARES

On June 7, 2017, as partial consideration for the Clover Acquisition, the Company issued 11,111,111 non-voting Preferred Shares with an aggregate face value denominated in USD of 11,100,000 (the "Face Value") ($15,000,000, converted using the Bank of Canada indicative exchange rate on the date prior to issuance of USD 0.74) to Waterton Nevada Splitter, LLC ("Waterton Nevada").  The Preferred Shares had a five-year term from the date of issuance (the "Maturity Date"), and carried a cumulative cash dividend accruing at 7.5% per annum (the "Dividend"; the Face Value, and the sum of the accrued Dividend amount together being the "Redemption Amount").

The value of the Preferred Shares was bifurcated into two components: (i) a "host" instrument, and (ii) the value of certain rights, privileges, restrictions and conditions attached to the Preferred Shares each, respectively determined to be an embedded derivative (together, the "Embedded Derivatives").

Pursuant to (i) having satisfied the terms of a binding letter of intent (the "LOI") entered into with Waterton, and (ii) closing a private placement financing with Waterton Nevada (the "Redemption Placement"), the Company redeemed all of the issued and outstanding Preferred Shares on September 29, 2020 (the "Redemption").

The Redemption was completed as follows:

i) Contact Gold made a cash payment of $5,000,000 from the proceeds of the 2020 Offering to redeem USD 3,737,479 of the Preferred Shares (the "Cash Payment");

ii) Waterton Nevada purchased a total of 69,412,978 Contact Shares pursuant to the Redemption Placement at a deemed price per share of $0.195 for aggregate gross proceeds of $13,535,531; and

iii) Contact Gold used the proceeds of the Redemption Placement to redeem all of the remaining outstanding Preferred Shares.

Preferred Shares (host)

The host instrument was initially recorded at fair value of USD 6,033,480 ($8,140,371), and determined to be a Level 3 financial instrument, categorized as "Other financial liabilities".  Using the effective interest rate method, at a rate of 18.99%, the Preferred Shares, including the aggregate Dividend amount for the term to the Maturity Date, were carried at amortized cost each period end, with an accretion expense recorded to the consolidated statements of loss and comprehensive loss. Recognition of the host at amortized cost reflected the i) fixed rate Dividend, and ii) mandatory redemption feature of the instrument, both of which were payable in cash on the Maturity Date.

A summary of changes to the value of the Preferred Shares host instrument, including the impacts from changes to the foreign exchange rate in the comparative period through to Redemption, is set out below:

January 1, 2020	$12,612,107
Accretion	1,956,008
Foreign exchange	362,186
September 28, 2020	$14,930,301
Redemption	(18,535,531)
Loss on Redemption	3,605,230
December 31, 2020	$-

Pref Share Embedded Derivatives

The Embedded Derivatives were classified as liabilities, and each were interconnected and related to similar risk exposures, namely estimates and assumptions of: (i) Contact Gold's interest rate risk (changes in the Company's credit spread change the economic value of the redemption), (ii) the Company's foreign exchange rate risk exposure (as the foreign exchange rate, and (iii) the price of the Contact Shares and volatility thereof, impact the effective conversion price and number of Contact Shares issuable on conversion).  Accordingly, the Embedded Derivatives were valued together as one compound instrument. The estimated fair value of the Embedded Derivatives at issuance was USD 5,066,520 ($6,846,649).

In addition to certain observable inputs, the valuation technique used significant unobservable inputs such that the fair value measurement was classified as Level 3.  Significant inputs into the determination of fair value included (i) the share price of the Contact Shares, (ii) historical volatility, (iii) rates from the USD-$ foreign exchange forward curve, and (iv) the USD risk-free rate curve and the $ risk-free rate curve. The Company also concluded on probability weightings for the potential exercise and timing thereof of the (i) Change of Control Redemption Option, and (ii) Early Redemption Option, in the calculation each period. Such changes could materially affect the fair value estimate of the embedded derivatives and the change from period to period.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

8.    REDEEMABLE PREFERRED SHARES (continued)

The nature of these judgments, and the factors management considered in determining the resultant calculation, are inherently uncertain and subject to change from period to period.

The fair value of the Embedded Derivatives immediately prior to the Redemption was determined to be $-nil reflecting in particular the elimination of any optionality for any potential exercise of the Conversion Option or Change of Control Redemption Option, and the certainty of exercise of the Early Redemption Option at a price equal to that of the Contact Shares issuable in the 2020 Prospectus.

A summary of changes to the value of the Embedded Derivatives in the comparative period through to Redemption is set out below:

January 1, 2020	$634,416
Change in fair value through to Redemption	(634,416)
December 31, 2020	$-

9. SHARE CAPITAL AND CONTRIBUTED SURPLUS

  The Company's authorized share capital consists of an unlimited number of Contact Shares with no par value,:

a) Issued and outstanding common shares

Changes in issued common share capital during the year ended December 31, 2021:

(i) Exercise of RSUs:  On March 10, 2021, 54,215 RSUs were exercised, and on March 31, 2021, a further 25,520 RSUs were exercised, resulting in the aggregate issuance of 79,735 Contact Shares (Note 9(c)(iii)).

(ii) Exercise of DSUs: On June 24, 2021, 444,445 DSUs were exercised, resulting in the issuance of 444,445 Contact Shares (Note 9(c)(ii)).

(iii) 2021 Private Placement:  The Company closed a non-brokered private placement in two tranches, November 25, 2021, and December 6, 2021, issuing 57,600,000 units and 2,400,000 units of the Company, respectively, for total gross proceeds of $3,000,000 (the "2021 Private Placement").  Each unit of the 2021 Private Placement was issued at a price of $0.05 per unit, with each unit comprised of one Contact Share and one-half of one Contact Share purchase warrant.  Each whole warrant issued in the 2021 Private Placement (a "2021 Warrant") entitles the holder thereof to acquire one Contact Share at a price of $0.075 for a period of 24 months from the respective closing dates.

In the event that at any time between four months and one day following the closing date and the Expiry Date, the Common Shares trade on the TSXV at a closing price which is equal to or greater than $0.15 for a period of ten consecutive trading days, the Company may accelerate the expiry date of the Warrants by giving notice to the holders thereof and in such case the Warrants will expire on the 30th day after the date such notice is provided.

Share issue costs of $66,769 associated with the 2021 Private Placement, were recognized in equity in the year ended December 31, 2021. The value ascribed to the 2021 Warrants of $590,525 is reflected as a component of contributed surplus (Note 9(b)).

Changes in issued common share capital during the year ended December 31, 2020:

(iv) 2020 Prospectus:  On September 29, 2020, pursuant to a prospectus supplement  to a short form base prospectus  filed with the Commissions, and an offering statement filed on Form 1-A, which includes an offering circular, pursuant to Regulation A under the Unites States' Securities Act of 1933, as amended, filed with the SEC, the Company closed an offering of 73,870,000 "Prospectus Units" at a price of $0.20 per Prospectus Unit for gross proceeds of $14,774,000 (the "2020 Prospectus Offering").  Each Prospectus Unit consists of one Contact Share and one-half of one Contact Share purchase warrant (each whole warrant, a "Prospectus Warrant"), with each Prospectus Warrant entitling the holder thereof to acquire one Contact Share at an exercise price of $0.27 until September 29, 2022. The value ascribed to the Prospectus Warrants of $1,720,799 is reflected as a component of contributed surplus (Note 9(b)).

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

9.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

a) Issued and outstanding common shares (continued)

Changes in issued common share capital during the year ended December 31, 2020 (continued):

(iv) 2020 Prospectus (continued) Share issue costs of $1,839,934 associated with the 2020 Prospectus Offering, were recognized in the year ended December 31, 2020.  Share issue costs includes an amount of $1,030,109 in fees paid in cash to the underwriters of the 2020 Prospectus Offering, including $179,084 in expenditures incurred directly by the underwriters that were also net settled on closing of the 2020 Prospectus Offering.  The Company issued 4,225,125 broker warrants ("Broker Warrants") as partial consideration for services associated to the 2020 Prospectus Offering. Each Broker Warrant entitles the holder thereof to acquire one Contact Share at a price of $0.27 until September 29, 2022 (Note 9(b)).  An amount of $198,246 representing the value of the Broker Warrants has been recognized as share issue costs on the statement of equity.

(v) Redemption Placement: Concurrent with closing the 2020 Prospectus Offering, and pursuant to having satisfied the terms of the LOI, Waterton Nevada purchased a total of 69,412,978 Contact Shares in a private placement offering at a deemed price per Contact Share of $0.195, for aggregate gross proceeds of $13,535,531 (Note 8).  Share issue costs of $71,733 associated with the Redemption Placement were recognized in equity in the period.

(vi) Warrant Exercise: On August 17, 2020, 140,000 Warrants were exercised for $21,000, and the Company issued 140,000 Contact Shares (Note 9(b)).

(vii) Green Springs Option payment: On July 23, 2020, the Company issued 362,941 Contact Shares in satisfaction of its first-anniversary payment obligation due under the Green Springs Option Agreement.  The value of the Contact Shares issued has been recognized in equity with a commensurate increase of $66,960 to the value of Green Springs (Note 6(a)).

(viii) 2020 Private Placement: On May 22, 2020, the Company closed the third and final tranche of a non-brokered private placement, issuing in aggregate 12,500,000 "Units" at a price of $0.10 per Unit (the "2020 Private Placement"), each such Unit is comprised of one Contact Share and one share purchase warrant (a "2020 Warrant") entitling the holder to purchase an additional Contact Share at a price of $0.15 per share for a period of 24 months from the issuance date of each 2020 Warrant. In the event that at any time between four months and one day following the closing date and the warrant expiry date, the Contact Shares trade on the TSXV at a closing price which is equal to or greater than $0.30 for a period of ten consecutive trading days, the Company may accelerate the expiry date of the 2020 Warrants by giving notice to the holders thereof and in such case the 2020 Warrants will expire on the 30th day after the date such notice is provided. Gross proceeds of $1,250,000 were raised in the 2020 Private Placement; a total of $84,116 in related share issue costs have been recorded to equity.

b) Warrants

Warrant transactions and the number of warrants outstanding are summarized as follows:

	Number of Warrants	Weighted Average Exercise Price
	#	C$
Outstanding as at January 1, 2020	-	-
2020 Warrants	12,500,000	0.15
Prospectus Warrants	36,935,000	0.27
Broker Warrants	4,255,125	0.27
Exercised	(140,000)	0.15
Outstanding as at December 31, 2020	53,550,125	0.24
2021 Warrants	30,000,000	0.075
Outstanding as at December 31, 2021	83,550,125	0.18

The remaining contractual life of Warrants outstanding as at December 31, 2021 is 1.10 years (December 31, 2020 is 1.65 years). An amount of $7,476 was recognized to share capital pursuant to the exercise of 140,000 2020 Warrants during the year ended December 31, 2020.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

9.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

b)  Warrants (continued)

The fair value of each Warrant issued was determined using the Black Scholes valuation model; the significant inputs into the model were:

	2021 Warrants	2020 Warrants	Prospectus Warrants	Broker Warrants
Share price	0.05	$0.145	0.185	0.185
Exercise price	0.075	$0.15	0.27	0.27
Volatility	94%(1)	67%(2)	67%(2)	67%(2)
Annual risk-free interest rate	1.06%	0.32%	0.24%	0.24%
Fair value per Warrant	$0.02	$0.05	$0.05	$0.05
Total value of issued Warrants	$590,525	$667,106	$1,720,799	$198,246

(1) Volatility determined with reference to the Company's historical data matching the period of the Warrant's expected life.

(2) Volatility determined with reference to the Company's historical data matching the period of the Warrant's expected life and adjusted to better align with that which was recognized in determining the original value of the host instrument of the Preferred Shares.

c) Equity remuneration

Pursuant to the "Contact Gold Omnibus Stock and Incentive Plan" (the "Incentive Plan"), the "Contact Gold Restricted Share Unit Plan", and the "Contact Gold Deferred Share Unit Plan", the Company has established equity remuneration plans, that contemplate the award of Options, Restricted Shares, RSUs, or DSUs, all in compliance with the TSXV's policy for granting such awards.

Stock-based compensation expense for the year ended December 31, 2021, was $359,915 (2020: $266,774).  An additional amount of stock-based compensation expense of $85,378 was recognized in exploration and evaluation expenditures for the year ended December 31, 2021 (2020: $62,873) (Note 6).  An expense of $177,500 was charged to wages and salaries relating to the award of DSUs during the year ended December 31, 2021 (2020: $186,250).

  i) Options

Under the Incentive Plan, the maximum number of Contact Shares reserved for issuance may not exceed 16,500,000 Contact Shares together with any other security-based compensation arrangements, and further subject to certain maximums to individual optionees on a yearly basis. The exercise price of each Option shall not be less than the market price of the Contact Shares at the date of grant.  All Options granted to date have a five-year expiry from the date of grant. Vesting of Options is determined by the Board at the time of grant.

Subject to discretion of the Board and normal course regulatory approvals, Contact Shares are issued from treasury in settlement of Options exercised; otherwise, the value of such Contact Shares may be payable in cash.

A summary of the changes in Options is presented below:

	Number of Options	Weighted Average Exercise Price $
Outstanding as at January 1, 2020	6,395,000	0.37
Granted	5,237,500	0.15
Forfeited or cancelled	(100,000)	0.415
Outstanding as at December 31, 2020	11,532,500	0.27
Granted	125,000	0.08
Forfeited or cancelled	(712,500)	0.27
Outstanding as at December 31, 2021	10,945,000	0.26

562,500 Options with a weighted average exercise price of $0.24 were forfeited subsequent to year end.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

9.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

c)    Equity remuneration (continued)

Options outstanding as of December 31, 2021

Grant Date	Number of Options	Exercise Price	Vesting
September 11, 2017	150,000	$ 0.75	vesting in thirds over a period of three years
November 24, 2017	200,000	$ 0.58	vesting in thirds over a period of three years
March 27, 2018	3,675,000	$ 0.39	vesting in thirds over a period of three years
April 17, 2018	150,000	$ 0.415	vesting in thirds over a period of three years
May 28, 2018	150,000	$ 0.295	vesting in thirds over a period of three years
April 3, 2019	1,570,000	$ 0.275	vesting in thirds over a period of three years
January 16, 2020	2,000,000	$ 0.19	vesting in thirds over a period of three years
December 23, 2020	2,925,000	$ 0.12	vesting in thirds over a period of three years
August 16, 2021	125,000	$ 0.08	vesting in thirds over a period of three years

As at December 31, 2021, 7,013,333 Options have vested (December 31, 2020: 3,756,666).

For the purposes of estimating the fair value of Options using Black-Scholes, certain assumptions are made such as expected dividend yield, volatility of the market price of the Contact Shares, risk-free interest rates and expected average life of the Options. Contact Gold bases its expectation of volatility on the volatility of similar publicly-listed companies, as the expected life of the Company's Options exceeds the Company's trading history.

The weighted average fair value of Options granted during the year ended December 31, 2021, determined using Black-Scholes was $0.05 (weighted average fair value to date: $0.26) per Option.  The remaining average contractual life of Options outstanding is 2.47 years.

  ii) Deferred Share Units

DSUs granted under the Contact Gold Deferred Share Unit Plan to Directors of the Company, have no expiration date and are redeemable upon termination of service.  Transactions relating to DSUs are summarised below:

Outstanding as at December 31, 2019	402,263
Granted	1,027,231
Exercised	-
Outstanding as at December 31, 2020	1,429,494

Granted	2,083,122
Exercised	(444,445)
Outstanding as at December 31, 2021	3,068,171

During the year ended December 31, 2021, an amount of $177,500 was recognized to the value of contributed surplus relating to the award of these DSUs (2020: $186,250).

On January 15, 2022, the Company awarded an aggregate of 888,887 DSUs to the independent members of the Board with a total fair value of $40,000. DSUs granted under the Contact Gold Deferred Share Unit Plan, have no expiration date and are redeemable upon termination of service.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

  9.    SHARE CAPITAL AND CONTRIBUTED SURPLUS (continued)

c)    Equity remuneration (continued)

iii) Restricted Share Units

The Company awarded a total of 561,710 RSUs in the year ended December 31, 2020, with an aggregate fair value of $84,150 to certain employees and officers of the Company.  The RSUs vest in thirds over a period of three years, and each has an expiry date of December 31, 2023.  During the year ended December 31, 2021, a total of $25,018 was recognized in stock-based compensation relating to the RSUs, including $5,217 recognised in exploration and evaluation (year ended December 2020: $14,787, and $4,718, respectively).

On March 10, 2021, 54,215 RSUs were exercised, and on March 31, 2021, a further 25,520 RSUs were exercised, resulting in the aggregate issuance of 79,735 Contact Shares.

On January 18, 2022, 133,379 RSUs were exercised resulting in the aggregate issuance of 133,379 Contact Shares.

iv) Restricted Shares

Restricted Shares granted under the Incentive Plan to an officer of the Company vest in thirds at the end of each year from the date of grant.  The Restricted Shares were deemed to have a fair value of $1.00 per Restricted Share on the date of grant, with reference to the price at which the Company issued the Contact Shares pursuant to the Subscription Receipt financing.

Transactions relating to Restricted Shares are summarised below:

Number of Restricted Shares
Outstanding as at January 1, 2020	33,334

Granted	-
Vested	(33,334)
Outstanding as at December 31, 2020	-

There have been no subsequent issuances of Restricted Shares.

The Restricted Shares are issued from treasury with vesting conditions, as determined by the Board, on grant date. The fair value of the Restricted Shares is charged to contributed surplus and is expensed to the consolidated statements of loss and comprehensive loss over the vesting period.  There has been no impact to cash flows from the Restricted Shares.

d) Escrowed Contact Shares and other restrictions and obligations

So long as Waterton Nevada holds at least 15% of the issued and outstanding Contact Shares it has the right to maintain its pro rata interest in the Company in subsequent financings.  Waterton Nevada also holds certain registration rights as it relates to offerings of Contact Shares.

e) Gain or loss per share

Gain or loss per share is calculated by dividing the net loss available to common shareholders by the weighted average number of Contact Shares outstanding during the reporting period. The calculation of diluted earnings per share assumes that outstanding options and warrants are exercised and the proceeds are used to repurchase Common Shares at the average market price of the shares for the period. The effect is to increase the number of shares used to calculate diluted earnings per share relative to basic earnings per share and is only recognized when the effect is dilutive.

The calculation of basic and diluted gain or loss per Contact Share for year ended December 31, 2021, was based on the loss attributable to common shareholders of $5,673,885 (2020: $17,714,145), and a weighted average number of common shares outstanding of 246,897,920 (2020: 128,707,739), including the Restricted Shares in each respective period.

Diluted gain or loss per share did not include the effect of 10,945,000 Options (2020: 11,532,500; and January 1, 2020: 6,395,000) as they are anti-dilutive.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

10. TAX

a) Effective tax rate: The effective income tax rate differs from the statutory rate for the following reasons in the years ended December 31, 2021 and December 31, 2020:

	Year ended December 31, 2021	Year ended December 31, 2020
	$	$
Loss before taxes	(5,673,885)	(17,714,145)
Statutory tax rate	27.00%	21.00%
Expected income tax recovery	(1,531,949)	(3,719,970)
Permanent differences	157,918	1,623,337
Income taxed in Canada and the United States	(406,993)	-
Difference in tax rates between Canada and the United States	355,037	(189)
Foreign exchange	129,383	-
Other	-	67,904
Change in unrecognized deferred tax assets	1,296,604	2,028,918
Income tax expense	-	-

On June 4, 2021, Contact Gold completed the Repatriation Transaction.  The applicable statutory rate for 2021 is the Canadian federal rate of 27%.  The Company may also be subject to Nevada Net Proceeds Tax ("NNPT"), currently calculated at a rate of 5% once a mineral property asset reaches production.

b) Deferred Tax Assets and Liabilities:  The Company recognizes tax benefits on losses or other deductible amounts generated in jurisdictions, where it is more likely than not to realize the deferred tax assets.  NNPT arises on production, generating a deduction at such time for federal income tax purposes.

There were no deferred tax assets (liabilities) realized with respect to the NNPT at December 31, 2021, 2020 or at January 1, 2020.

Deferred tax assets (liabilities) have not been recognized with respect to the following:

	at December 31, 2021	at December 31, 2020	at January 1, 2020
	$	$	$
Contact Gold Properties	3,116,215	3,125,592	1,816,244
Tax losses	3,449,242	2,585,830	2,438,818
Other	1,325,259	824,849	252,291
Total unrecognized deferred tax assets	7,890,717	6,536,271	4,507,353

As at December 31, 2021, the Company has Canadian non-capital tax loss carryforwards of approximately $1,215,944 (2020 - $69,719) and US non-capital tax loss carryforwards of approximately $14,861,607 (US$11,722,835) (2020 - $12,223,994 (US$9,600,725)).

The Company's unrecognized Canadian non-capital losses have the following expiry dates. The US non-capital losses incurred in 2018 onwards can be carried forward indefinitely.

$
2041	1,215,944
1,215,944

The Company's unrecognized US non-capital losses have the following expiry dates, relating to non-capital losses incurred prior to 2018, which can be carried forward indefinitely.

$
2037	1,807,173 (USD 1,441,702)
1,807,173 (USD 1,441,702)

There are no income taxes owed by Contact Gold as at December 31, 2021.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

11. RELATED PARTIES

In addition to the offices and directors of the Company, Contact Gold's related parties include (i) its subsidiaries; (ii) Waterton Nevada as a reflection of its approximate 33.4% ownership interest in the Company at December 31, 2021, and the right it holds to put forward two nominees to the Board; and (iii) Cairn Merchant Partners LP ("Cairn"), an entity in which Andrew Farncomb, a director and officer of the Company, is a principal.

Compensation of key management personnel

Key management includes members of the Board, the President and Chief Executive Officer, the Chief Financial Officer & VP Strategy, the Company's Executive Vice-President, and the VP Exploration.  The aggregate total compensation paid to key management for employee services is shown below:

	Year ended
	December 31, 2021	December 31, 2020
Salaries and other short-term employee benefits	$866,933	$893,722
Share-based payments and Restricted Shares	398,819	488,664
Total	$1,265,752	$1,382,386

There was no compensation amount payable at December 31, 2021 or 2020.

Options have previously been granted, and director fees were paid and payable (in the form of DSUs) to each of the independent members of the Board, including Mr. Charlie Davies, one of Waterton Nevada's Board nominees. Mr. Davies is an employee of an affiliate of Waterton Nevada.

An amount of $60,000 (2020: $60,000) was invoiced by Cairn for employee service; $nil is payable at December 31, 2021 (December 31, 2020: $-nil; and January 1, 2020: $60,000).  Mr. Farncomb's base salary is paid in part directly, and in part to Cairn in consideration of general management and administrative services rendered through Cairn.

12. SEGMENT INFORMATION

Reportable segments are those operations whose operating results are reviewed by the chief operating decision maker, being the individual at Contact Gold making decisions about resources to be allocated to a particular segment, and assessing performance provided those operations pass certain quantitative thresholds.

The Company undertakes administrative activities in Canada, and is engaged in the acquisition, exploration, and evaluation of certain mineral property interests in the State of Nevada, USA.  Accordingly, the Company's operations are in one commercial and two geographic segments.  The Contact Properties (Note 6), and prepaids relating to Claims maintenance fees, are held by the Company in Nevada.  The remaining assets, including cash and cash equivalents, the remaining balance of prepaids, and receivables reside in both of the Company's two geographic locations.

The Company is not exposed to significant operating risks as a consequence of the concentration of its assets in the United States. The Company is in the exploration stage and accordingly, has no reportable segment revenues.

Net loss is distributed by geographic segment per the table below:

	Year ended
	December 31, 2021	December 31, 2020
Canada	$2,626,998	$7,647,949
United States	3,046,887	10,066,196
	$5,673,885	$17,714,145

Significant non-cash items reflected in the net loss attributable to Canada, include stock-based compensation expense, and that which is attributable to the United States includes the mineral property impairment recognized in the year.  In the comparative period accretion expense on the Preferred Shares of $1,956,008, a non-cash gain on the Embedded Derivatives of $634,417, and the impact of foreign exchange from the Preferred Shares of a loss of $413,769.  With the Redemption at the end of September 2020, there are no similar non-cash items in the current period.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

13. MANAGEMENT OF CAPITAL AND FINANCIAL RISKS

The Company currently does not produce any revenue and has relied on existing balances of cash and cash equivalents, and capital financing to fund its operations. The Company's current capital consists of equity funding raised through issuances of Contact Shares, and a deficit incurred through operations.

The Company relies upon management to manage capital in order to safeguard the Company's ability to continue as a going concern, to pursue the exploration and development of unproven mineral properties, and to maintain a flexible capital structure which optimizes the costs of capital at an acceptable risk. The Company manages its capital structure in order to meet short term business requirements, after taking into account cash flows from operations, expected capital expenditures and Contact Gold's holdings of cash; and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To facilitate this, management prepares annual expenditure budgets that are updated as necessary depending on various factors, including successful capital deployment and general industry conditions.  On an ongoing basis, management evaluates and adjusts its planned level of activities, including planned exploration, development, permitting activities, and committed administrative costs, to ensure that adequate levels of working capital are maintained. The Company believes that this approach is reasonable given its relative size and stage.

There are no known restrictions on the ability of our affiliates to transfer or return funds amongst the group, nor are there any externally imposed capital requirements.

There were no changes in the Company's approach to capital management during the year ended December 31, 2021.

Financial Risk Management

The Company is exposed in varying degrees to a variety of financial instrument related risks. The Company's financial instruments consist of cash and cash equivalents, receivables, payables and accrued liabilities, and the Cobb Creek obligation.  Prior to the Redemption, the Preferred Shares and related Embedded Derivatives were also considered to be financial instruments, as were the Rights prior to their conversion.  It is management's opinion that (i) the Company is not exposed to significant interest, currency or credit risks arising from its financial instruments, and (ii) the fair values of these financial instruments approximate their carrying values.

Prior to the Redemption, the Preferred Shares and the Embedded Derivatives were both considered to be Level 3 type financial liabilities, with each determined by observable data points, in particular the Company's share price, the rate of USD-$ foreign and the Company's credit spread, with reference to current interest rates and yield curves.

As the Company is currently in the exploration phase, none of its financial instruments are exposed to commodity price risk; however, the Company's ability to obtain long-term financing and its economic viability may be affected by commodity price volatility.

The type of risk exposure and the way in which such exposure is managed is provided as follows:

Liquidity Risk

Liquidity risk is the risk that an entity will encounter difficulty in meeting obligations associated with financial liabilities that are settled by delivering cash or another financial asset. The Company's financial liabilities of payables and accrued liabilities are generally payable within a 90-day period.

The Company has not generated significant revenues or cash flows from operations since inception and does not expect to do so for the foreseeable future.  Accordingly, Contact Gold is dependent on external financing, including the proceeds of future equity issuances or debt financing, to fund its activities.  Significant disruptions to capital market conditions should be expected to increase the risk that the Company can not finance its business.

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. Contact Gold's credit risk is primarily attributable to its liquid financial assets. The Company limits exposure to credit risk and liquid financial assets through maintaining its cash with high credit quality banking institutions in Canada and the USA. The Company mitigates credit risk on these financial instruments by adhering to its investment policy that outlines credit risk parameters and concentration limits.  The balance of receivables due and  (in comparative periods) the Bonding Deposit, are with the Canadian and United States government, respectively. As at December 31, 2021, the balance of cash and cash equivalents held on deposit was $2,684,939 (December 31, 2020: $4,753,148; and January 1, 2020: $844,169).

The Company has not experienced any losses in such amounts and believes the exposure to significant risks on its cash and cash equivalents in bank accounts is relatively limited.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

13.  MANAGEMENT OF CAPITAL AND FINANCIAL RISKS (continued)

Interest Rate Risk

Contact Gold is subject to interest rate risk with respect to its investments in cash. The Company's current policy is to invest cash at floating rates of interest, and cash reserves are to be maintained in cash and cash equivalents in order to maintain liquidity, while achieving a satisfactory return for shareholders. Fluctuations in interest rates when cash and cash equivalents mature impact interest income earned.

Fair Value Estimation

Except for the comparative period values of the Preferred Shares (Note 8), and other non-current liabilities (Note 6(c)), the carrying value of the Company's financial assets and liabilities approximates their estimated fair value due to their short-term nature.

Market Risk - Foreign Exchange

The significant market risk to which the Company is exposed is foreign exchange risk. The results of the Company's operations are exposed to currency fluctuations. To date, the Company has raised funds entirely in Canadian dollars. The majority of the Company's exploration property expenditures will be incurred in United States dollars. The fluctuation of the Canadian dollar relation to the USD will consequently have an impact upon the financial results of the Company.

A 1% increase or decrease in the exchange rate of the US dollar against the Canadian dollar would result in a $1,222 increase or decrease respectively, in the Company's cash balance at December 31, 2021. The Company has not entered into any derivative contracts to manage foreign exchange risk at this time.

14. RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIODS

These Financial Statements are the first presentation of the Company's consolidated financial statements since the Re-adoption.

IFRS employs a conceptual framework that is similar to US GAAP.  However, significant differences exist in certain matters of recognition, measurement, and disclosure.  Pursuant to IAS 8, and with general application of and selected disclosures from IFRS 1, the Company has applied IFRS retrospectively, and accordingly, has:

1. adjusted amounts reported previously in consolidated financial statements prepared in accordance with US GAAP;

2. reclassified the comparative financial statements to conform to the presentation of the current period financial statements; and

3. prepared its January 1, 2020 opening IFRS balance sheet, by applying existing IFRS standards in effect at the release of these financial statements, with all adjustments to assets and liabilities charged or credited to retained earnings unless certain exemptions are applied (the "Opening Balance Sheet").

While adoption of IFRS has not changed the Company's cash flows, it has resulted in changes to the Company's reported financial position and results of operations. In order to allow the users of the financial statements to better understand these changes, the Company's US GAAP Statement of Loss and Comprehensive Loss, Statement of Financial Position, and Statement of Equity (i) as at January 1, 2020, (ii) as at and for the year ended December 31, 2020, and (iii) as at and for the year ended December 31, 2020 have been reconciled to IFRS, with the resulting differences explained below.

Estimates under IFRS at the date of transition to IFRS are consistent with estimates made for the same date under US GAAP.

a. RTO Transaction

Pursuant to US GAAP, the RTO Transaction, was measured at the carrying value of the net assets of Winwell that were acquired and liabilities assumed ($568,739), less RTO transaction costs ($321,268); the result of which was an adjustment through share capital, reducing equity by $247,471, with the RTO transaction costs recorded as a charge to accumulated deficit.

The recognition and accounting treatment of the RTO Transaction pursuant to IFRS is to adjust the value of consideration paid ($2,769,486) for the value of Winwell's net assets acquired and liabilities assumed ($568,739) in determining a non-cash "listing expense" of $2,200,747, recorded to the consolidated statement of loss and comprehensive loss during the year ended December 31, 2017.

The effect of Re-adoption, and as reflected on the Opening Balance Sheet was an increase to accumulated deficit by $2,522,015, with a corresponding and offsetting increase to the value of share capital.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

14.  RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIODS (continued)

b. Deferred tax attribution on acquisition of the Contact Properties

Pursuant to US GAAP, a deferred tax liability ("DTL") is recognized for all taxable temporary differences unless they arise from the initial recognition of goodwill. There is no exemption for the initial recognition of an asset or liability in a transaction that is not a business combination, and at the time of the transaction affects neither accounting profit nor taxable profit.  Accordingly, the carrying value of an asset acquired other than in a business combination is adjusted for the amount of the deferred tax recognized.

Using a recognized simultaneous equations method, the Company calculated a DTL (in respect of Nevada net proceeds tax ("NNPT"; calculated at a rate of 5%)), on the respective values of the exploration property assets it has acquired (the "grossed-up value").

In the Clover Acquisition, the aggregate grossed-up value included a DTL of $2,149,915.

In subsequent periods the Company also made the following acquisitions, each of which include attribution of the DTL (determined at the date of each respective acquisition) recognized to the statement of financial position:

- Pony Spur: On September 11, 2017, the Company acquired additional claims through a purchase of what was known as the "Pony Spur" property (now part of Pony Creek).  A DTL of $7,437 was recognized pursuant to the acquisition.

- Poker Flats: On September 11, 2017, the Company acquired additional claims through a purchase of what was known as the "Poker Flats property (now part of Dixie Flats). A DTL of $3,407 was recognized pursuant to the acquisition.

- Cobb Creek: On November 7, 2017, the Company acquired the remaining 51% interest in the Cobb Creek property from the Cobb Counterparty in exchange for six annual payments of USD 30,000; the first 3 of which have been paid. A DTL of $8,213 was recognized pursuant to the acquisition.

- Lumps, Umps & East Bailey:  On February 6, 2018, the Company acquired claim blocks known as the Lumps, Umps & East Bailey, which are contiguous to Pony Creek. A DTL of $8,260 was recognized pursuant to the acquisition.

- Green Springs:  On July 23, 2019, the Company entered into the Green Springs Option securing an option to purchase a 100% interest in the Green Springs property.  The Company issued consideration in Contact Shares and cash upon entering into the agreement, and subsequently issued additional Contact Shares in satisfaction of the first anniversary payment. A DTL of $23,083 was recognized pursuant to the acquisition.

In IFRS, a deferred tax liability is recognized for a temporary difference, except to the extent the deferred tax liability arises from:

  the initial recognition of goodwill; or
  the initial recognition of an asset or liability in a transaction that:

- is not a business combination; and

- at the time of the transaction, affects neither accounting profit nor taxable profit.

The grossed-up value is not reflected on the value of the Contact Properties determined under IFRS.

The Company recognized an impairment loss on the statement of loss and comprehensive loss on certain of the Contact Properties further to a decision to dispose or abandon a particular exploration property.  The amount of such impairment typically reflects the grossed-up value.  A list of such impairment charges and the different amounts recognized pursuant to IFRS follows:

- Golden Cloud, and Santa Renia: On November 27, 2018, the Company closed a transaction to sell its Golden Cloud and Santa Renia properties to Waterton Nevada.  The Company recognized a $1,962,061 loss on the transaction in the year ended December 31, 2018 in its US GAAP financial statements.  An additional impairment amount of $132,790 relating to deferred taxes was treated as a tax recovery recognized to the statement of loss and comprehensive loss. There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Woodruff: During the year ended December 31, 2018, the Company determined to impair those exploration property claims that comprise the Woodruff property.  Accordingly, the carrying value of Woodruff was written down to $nil.  The impairment recognized pursuant to US GAAP, includes an additional amount of $4,483 relating to deferred taxes which was treated as a tax recovery recognized to the statement of loss and comprehensive loss.  There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

14.  RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIODS (continued)

b.  Deferred tax attribution on acquisition of the Contact Properties (continued)

- Dry Hills, and Rock Horse:  During the year ended December 31, 2019, the Company determined to abandon those exploration property claims that comprise the Dry Hills, and Rock Horse properties; accordingly, the carrying value of these properties was written down by $1,381,434 in its US GAAP financial statements to $nil.  The impairment recognized pursuant to US GAAP, includes an additional amount of $69,072 relating to deferred taxes which was treated as a tax recovery, and recognized to the statement of loss and comprehensive loss. There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Dixie Flats and North Star:  On January 11, 2021, Clover granted an arms' length private company the sole and exclusive option to acquire a 100% interest in the Dixie Flats, North Star, and Woodruff properties. The Company determined to write-down the value of North Star by $616,475 in its US GAAP financial statements to $nil, and Dixie Flats by $2,757,688 to $776,888. The impairment recognized pursuant to US GAAP, includes an additional amount of $175,965 relating to deferred taxes which was treated as a tax recovery, and recognized to the statement of loss and comprehensive loss.  There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Wilson Peak: As a consequence of the Wilson Peak Option, on November 20, 2020, the Company recognized a write-down to the value of Wilson Peak of $412,827, with an additional amount of $21,167 relating to deferred taxes written-off, and treated as a tax recovery in its US GAAP financial statements.  There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

- Hot Creek, Rock Creek, and Sno:  The write-down recognised on the value of Wilson Peak gave rise to a write-down in its US GAAP financial statements to the values of the Hot Creek, Rock Creek, and Sno properties of $3,013,326, in aggregate, with an additional amount of $163,066 relating to deferred taxes, and treated as a tax recovery. There was no similar tax recovery amount recognized when determined using values determined in accordance with IFRS.

The aggregate deferred tax-related impact of Re-adoption, as reflected on the Opening Balance Sheet is (i) a decrease to the carrying value of the Contact Properties; (ii) a decrease to accumulated deficit with the aggregate tax recovery recognized; and (iii) a decrease to the value of the deferred tax balance disclosed in the financial statement tax note.

c. Reclamation obligations and other provisions and contingencies

US GAAP requires the discount rate to be used to depend upon the nature of the provision. However, when a provision is measured at fair value, the time value of money and the risks specific to the liability should be considered.

In IFRS, the discount rate used should be a pre-tax discount rate that reflects current market assessments of the time value of money, and risks specific to the liability that have not been reflected in the best estimate of the expenditure. The increase in the provision due to the passage of time is recognized as an interest expense.

There was no impact on Re-adoption.

d. Income and loss per share

Income and loss per common share is calculated in US GAAP by deducting both the dividends declared in the period (whether or not paid) and the dividends accumulated for the period on preferred shares (whether or not earned) from the income or loss for the period, and dividing the result by the weighted average number of common shares outstanding during the period.

Under IFRS, the inclusion of accumulated dividends on preferred shares is not included; and accordingly the income or loss per share differs than that reported under US GAAP.

e. Estimates and judgements

In accordance with IFRS 1, an entity's estimates under IFRS at the date of transition to IFRS must be consistent with estimates made for the same date under the previous GAAP applied, unless there is objective evidence that those estimates were in error.  In the Company's case with Re-adoption, all estimates are consistent with its US GAAP estimates for the same date.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

14.  RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIODS (continued)

The January 1, 2020, US GAAP statement of financial position (the Opening Balance Sheet) has been reconciled to IFRS as follows:

	Ref.	US GAAP	Re-adoption adjustments	IFRS
Assets
Current assets
Cash and cash equivalents		$844,169	$-	$844,169
Prepaids and deposits		301,879	-	301,879
Receivables		92,695	-	92,695
Total current assets		$1,238,743	$-	$1,238,743

Non-current assets
Marketable securities		$56,250	$-	$56,250
Bonding deposit		-	-	-
Fixed assets		16,212	-	16,212
Exploration properties	(b)	38,364,014	(1,918,202)(1)	36,445,812
Total non-current assets		$38,436,476	$(1,918,202)	$36,518,274

Total assets		$39,675,219	$(1,918,202)	$37,757,017

Liabilities and shareholders' equity
Current liabilities
Payables and accrued liabilities		$468,058	$-	$468,058
Other current liabilities		33,376	-	33,376
Total current liabilities		$501,434	$-	$501,434

Non-current liabilities
Redeemable preferred stock		$13,246,524	$-	$13,246,524
Other non-current liabilities		51,622	-	51,622
Deferred tax liability	(b)	1,918,202	(1,918,202)	-
Total non-current liabilities		$15,216,348	$(1,918,202)	$13,298,146

Total liabilities		$15,717,782	$(1,918,202)	$13,799,580

Shareholders' equity
Share capital		$44,562,187	$2,522,016	$47,084,203
Contributed surplus		3,012,870	-	3,012,870
Accumulated other comprehensive loss		(1,398,180)	-	(1,398,180)
Accumulated deficit	(a), (b)	(22,219,440)	(2,522,016)	(24,741,456)
Total shareholders' equity		$23,957,437	$-	$23,957,437

Total liabilities and shareholders' equity		$39,675,219	$(1,918,202)	$37,757,017

(1) Adjustment for deferred tax reflects the opening balance from the Clover Acquisition of $2,149,915, adjusted for the tax recovery recognized on the disposals and impairments recognized on the Golden Cloud, Santa Renia, Woodruff, Dry Hill, and Rock Horse properties, and the deferred tax balance arising from the acquisitions in prior to the period. (Note 14(b)).

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

14.  RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIODS (continued)

The December 31, 2020, US GAAP statement of financial position has been reconciled to IFRS as follows:

	Ref.	US GAAP	Re-adoption adjustments	IFRS
Assets
Current assets
Cash and cash equivalents		$4,753,148	$-	$4,753,148
Prepaids and deposits		335,907	-	335,907
Receivables		73,889	-	73,889
Total current assets		$5,162,944	$-	$5,162,944

Non-current assets
Marketable securities		$150,000	$-	$150,000
Bonding deposit		-	-	-
Fixed assets		8,257	-	8,257
Exploration properties	(b)	30,760,396	(1,538,018)(1)	29,222,378
Total non-current assets		$30,918,653	$(1,538,018)	$29,380,635

Total assets		$36,081,597	$(1,538,018)	$34,543,579

Liabilities and shareholders' equity
Current liabilities
Payables and accrued liabilities		$379,765	$-	$379,765
Other current liabilities		32,733	-	32,733
Total current liabilities		$412,498	$-	$412,498

Non-current liabilities
Redeemable preferred stock		$-	$-	$-
Other non-current liabilities		169,195	-	169,195
Deferred tax liability	(b)	1,538,018	(1,538,018)	-
Total non-current liabilities		$1,707,213	$(1,538,018)	$169,195

Total liabilities		$2,119,711	$(1,538,018)	$581,693

Shareholders' equity
Share capital		$69,865,410	$2,522,016	$72,387,426
Contributed surplus		6,075,498	-	6,075,498
Accumulated other comprehensive loss		(2,045,437)	-	(2,045,437)
Accumulated deficit	(a), (b)	(39,933,585)	(2,522,016)	(42,455,601)
Total shareholders' equity		$33,961,886	$-	$33,961,886

Total liabilities and shareholders' equity		$36,081,597	$(1,538,018)	$34,543,579

(1)  Adjustment for deferred tax reflects the opening balance from the Clover Acquisition of $2,149,915, adjusted for the tax recovery recognized on the disposals and impairments recognized on the Golden Cloud, Santa Renia, Woodruff, Dry Hill, Rock Horse, Dixie Flats, North Star, Wilson Peak, Hot Creek, and Sno properties, and the deferred tax balance arising from the acquisitions in prior to the period (Note 14(b)).

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

14.  RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIODS (continued)

The US GAAP statement of loss and comprehensive loss for the year ended December 31, 2020, has been reconciled to IFRS as follows:

	Ref.	US GAAP	Re-adoption adjustments	IFRS
Operating expenses:
Write down of exploration properties		$6,962,863	$(360,198)(1)	$6,602,665
Loss on redemption of Preferred Shares		3,605,230	-	3,605,230
Exploration and evaluation expenditures		3,265,778	-	3,265,778
Accretion of redeemable preferred stock obligation		1,956,008	-	1,956,008
Wages and salaries		1,273,182	-	1,273,182
Professional, legal, and advisory fees		524,049	-	524,049
Foreign exchange loss		413,769	-	413,769
Stock-based compensation		266,774	-	266,774
Administrative, office, and general		246,592	-	246,592
Investor relations, promotion, and advertising		180,835	-	180,835
Accretion of Cobb Creek obligation		15,927	-	15,927
Interest and other income		(2,247)	-	(2,247)
Gain on embedded derivatives		(634,417)	-	(634,417)

Loss before income taxes		$18,074,343	$(360,198)	$17,714,145
Tax recovery	(b)	(360,198)	360,198	-
Loss for the year		$17,714,145	$-	$17,714,145

Other comprehensive loss (gain)
Net fair value loss on financial assets		(18,750)	-	(18,750)
Exchange difference on translation of foreign operations		(628,507)	-	(628,507)
Comprehensive loss for the year		$18,361,402	$-	$18,361,402

Loss per Contact Share
Basic and diluted loss per share		$0.14		$0.14
Weighted average number of Contact Shares (basic and diluted)		128,707,739		128,707,739

(1)  Adjustment for the impairment of the deferred tax balance recognized on the Dixie Flats, North Star, Wilson Peak, Hot Creek, and Sno properties (Note 14(b)).

The Re-adoption did not have a significant impact on the Company's consolidated statements of loss and comprehensive loss, or the statement of cash flows for the year ended December 31, 2020. As a result, no quantitative reconciliation was performed.

CONTACT GOLD CORP. Notes to the Consolidated Financial Statements for the years ended December 31, 2021, and 2020, and as at January 1, 2020 (Expressed in Canadian dollars)

14.  RE-ADOPTION OF IFRS AND RECLASSIFICATION OF COMPARATIVE PERIODS (continued)

The US GAAP Statement of Equity as at each of January 1, 2020, and December 31, 2020 have been reconciled to IFRS as follows:

	Ref.	December 31, 2020	January 1, 2020
Total Equity (US GAAP)		$33,961,885	$23,957,436
Listing expense on RTO Transaction	(a)	(2,200,747)	(2,200,747)
Accumulated RTO Expense	(a)	(321,268)	(321,268)
Accumulated deficit	(a)	2,522,016	2,522,016

Total Equity (IFRS)		$33,961,886	$23,957,437

ITEM 8. EXHIBITS

Index to Exhibits

Exhibit Number	Description
2.1	Articles of Incorporation(1)
2.3	Bylaws (Previously filed as Exhibit 2.2) (1)
2.4	Notice of Meeting and Record Date in connection with Annual General Meeting(2)
4.1	Form of Subscription Agreement(1)
2.5(6)	Articles of Conversion
2.6(6)	Form 14 Continuation Application for Contact Gold Corp.
2.7(6)	Notice of Articles (BCBCA) Contact Gold Corp. (Post-Continuation)
2.8(6)	Post-Arrangement Articles
4.2	Announcement of Private Placement (3)
6.1	Investor Rights Agreement, dated as of June 7, 2017(1)
6.2	Governance and Investor Rights Agreement, dated as of June 7, 2017(1)
6.3	Employment Agreement with Matthew Lennox-King, dated as of June 7, 2017(1)
6.4	Employment Letter with Andrew Farncomb, dated as of June 7, 2017(1)
6.5	Employment Agreement with John Wenger, dated as of June 7, 2017(1)
6.8	Employment Agreement with Vance Spalding, dated as of June 7, 2017(1)
6.9	Contact Gold Corp. 2017 Stock and Incentive Plan(1)
6.10	Contact Gold Corp. Deferred Share Unit Plan(1)
6.11	Contact Gold Corp. Restricted Share Unit Plan(1)
6.12	Restricted Stock Agreement with Vance Spalding, dated as of June 7, 2017(1)
7.1	Plan of Arrangement with Winwell Ventures Inc. and Carlin Opportunities, dated as of December 8, 2016, as amended on January 31, 2017(1)
7.2	Amending Agreement #1 to Plan of Arrangement, dated January 31, 2017(1)
7.3	Securities Exchange Agreement with Waterton Nevada Splitter, LLC, Clover Nevada II LLC, Carlin Opportunities Inc. and Winwell Ventures Inc., dated as of December 8, 2016, as amended on January 31, 2017(1)
7.4	Amending Agreement #1 to Securities Exchange Agreement, dated January 31, 2017(1)
7.5	Annual Information Form(4)
10.1	Power of Attorney (included in signature page) (1)
11.1	Consent of Vance Spalding, C.P.G.
11.3	Consent of John J. Read, C.P.G.

(1) Previously Filed on Form 1-A dated April 10, 2019

(2) Previously Filed on Form 1-U dated March 27, 2020

(3) Previously Filed on Form 1-U dated March 27, 2020

(4) Previously Filed on Form 1-U dated March 30, 2020

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CONTACT GOLD CORP.

By:	/s/ John Wenger
Name: John Wenger
Title: Chief Financial Officer
Dated: April 1, 2022

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

/s/ Matthew Lennox-King Name: Matthew Lennox-King Title: Chief Executive Officer and Director (Principal Executive Officer)	Dated: April 1, 2022

/s/ John Wenger Name: John Wenger Title: Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	Dated: April 1, 2022

/s/ Andrew Farncomb Name: Andrew Farncomb Title: Senior Vice President and Director	Dated: April 1, 2022

/s/ John Dorward Name: John Dorward Title: Director	Dated: April 1, 2022

/s/ George Salamis Name: George Salamis Title: Director	Dated: April 1, 2022

//s/ Riyaz Lalani Name: Riyaz Lalani Title: Director	Dated: April 1, 2022

/s/ Richard Davies Name: Charlie (Richard) Davies Title: Director	Dated: April 1, 2022